    As filed with the Securities and Exchange Commission on June 17, 1999.
                                                       Registration No. 333-

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------
                                Deja.com, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                    7375                    74-2753390
     (State or other     (Primary standard industrial     (I.R.S. employer
     jurisdiction of      classification code number)  identification number)
     incorporation or
      organization)

                               437 Fifth Avenue
                              New York, NY 10016
                           Telephone: (212) 481-4920
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              -------------------
                                Ronald A. Berg
                            Chief Financial Officer
                                Deja.com, Inc.
                               437 Fifth Avenue
                              New York, NY 10016
                           Telephone: (212) 481-4920
                           Facsimile: (212) 481-4914
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                  Copies to:

       Alexander D. Lynch, Esq.                 Mark L. Johnson, Esq.
        J. Matthew Lyons, Esq.                  John D. Hancock, Esq.
    Brobeck, Phleger & Harrison LLP            Foley, Hoag & Eliot LLP
   1633 Broadway       301 Congress            One Post Office Square
    47th Floor            Avenue,                 Boston, MA 02109
New York, NY 10019      Suite 1200            Telephone: (617) 832-1000
 Telephone: (212)    Austin, TX 78701         Facsimile: (617) 832-7000
     581-1600        Telephone: (512)
 Facsimile: (212)        477-5495
     586-7878

                     Facsimile: (512)
                         477-5813
                              -------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                              -------------------
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------
                                            Proposed Maximum
     Title of Each Class of                    Aggregate                          Amount of
   Securities to be Registered             Offering Price(1)                   Registration Fee
-----------------------------------------------------------------------------------------------
Common stock, $0.001 par value..              $57,500,000                          $15,985
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
                              -------------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                     SUBJECT TO COMPLETION -- June 17, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

    , 1999                           [LOGO]

                                 Deja.com, Inc.

                              Shares of Common Stock

--------------------------------------------------------------------------------

    Deja.com:

                          The Offering:

    . We operate a Web
      site for the        . We are offering
      exchange of user-        shares of our
      generated             common stock.
      information,
      knowledge and
      opinion.

                          . The underwriters
                            have an option to
                            purchase an
                            additional
                            shares from us to
                            cover over-
                            allotments.

    . Deja.com, Inc.
      437 Fifth Avenue
      New York, New York
      10016

      (212) 481-4920
                          . We currently
                            estimate that the
                            price of the
                            shares will be
                            between $    and
                            $   .

    Proposed
    Symbol/Market:

    . DEJA/Nasdaq
      National Market

                          . This is our
                            initial public
                            offering, and no
                            public market
                            currently exists
                            for our shares.

                          . We plan to use the
                            proceeds from this
                            offering for
                            working capital
                            and other general
                            corporate
                            purposes,
                            including funding
                            marketing
                            activities and
                            potential
                            acquisitions.

                          . Closing:      ,
                            1999.

    -----------------------------------------------

                                    Per Share Total
    -----------------------------------------------
     Public offering price:          $        $
     Underwriting fees:
     Proceeds to Deja.com:
    -----------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on Page 9.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

               Hambrecht & Quist

                                                      Thomas Weisel Partners LLC

            The undersigned are facilitating Internet distribution.

     DLJdirect Inc.                     Wit Capital Corporation

   [DESCRIPTION OF GRAPHICS ON INSIDE FRONT COVER AND GATEFOLD:

   The inside front cover consists of a fold-out with color pictures of our Web site home page and various other pages within our Web site, the DEJA.COM logo and the following text related to the various Web pages:

  . "Our objective is to generate advertising and e-commerce revenue by establishing Deja.com as the most trusted source for unbiased, user-generated information on a wide range of products, services and topics important to consumers."

  .  "We assist consumers at each stage of their decision-making process."

  . "Find It": "Our Web site's search tools allow convenient access to user-generated ratings on thousands of products, services and topics, as well as related online discussion forums."

  . "Rate It": "Our Deja Ratings feature allows users to rate thousands of products, services and topics on a variety of criteria. We make these user-generated ratings available online for consumers to reference when making purchase decisions."

  . "Compare It": "Deja Ratings also allows users to easily compare, rank and sort user-generated ratings for the products, services or topics that interest them."

  . "Share It": "Deja Discussions allows users to conduct research on a wide variety of consumer topics by providing access to online discussion forums used by millions of knowledgeable and engaged people to share information, ideas and experiences."

  . "Buy It": "After consulting Deja Ratings and Deja Discussions to help make purchase decisions, consumers can frequently act on those decisions by clicking on contextuale-commerce links to reach relevant online merchants."]

                               TABLE OF CONTENTS

                                   Page
Prospectus Summary................   4
Risk Factors......................   9
Use of Proceeds...................  21
Dividend Policy...................  21
Capitalization....................  22
Dilution..........................  24
Selected Financial Data...........  26
Management's Discussion and
 Analysis of Financial Condition
 and Results of Operations........  27
Business..........................  38
Management........................  51

                                                                       Page
Certain Relationships and Related Transactions........................  62
Principal Stockholders................................................  66
Description of Capital Stock..........................................  69
Shares Eligible for Future Sale.......................................  73
Underwriting..........................................................  75
Validity of the Shares................................................  77
Experts...............................................................  77
Change in Independent Accountants.....................................  78
Where You Can Find Additional Information.............................  78
Index to Financial Statements......................................... F-1

                               PROSPECTUS SUMMARY

   The information below is only a summary of more detailed information included in other sections of this prospectus. This summary may not contain all the information that is important to you or that you should consider before buying shares in the offering. The other information is important, so please read this entire prospectus carefully. The information on our Web site is not a part of this prospectus.

                                 Deja.com, Inc.

Our Business

   Deja.com is a leading Internet destination for the exchange of user-generated information, knowledge and opinion. Through our discussion forums and ratings, we are pioneering the use of online shared knowledge to empower consumer decision-making. Our Web site features user-generated ratings of thousands of products, services and topics in hundreds of categories, as well as related online discussion forums. According to Media Metrix, over 1.7 million unique users visited our Web site in April 1999.

   The Internet has fostered a culture of shared knowledge characterized by open discussion, debate and a sense of community, where user-generated content has emerged as a valued source of information. Our Web site offers users a forum to exchange information with a knowledgeable and engaged community of millions of Internet users by providing access to approximately 33,000 Usenet discussion groups and over 10,000 proprietary discussion groups. Our users can participate in a wide variety of discussions on such specific topics as jazz music, digital cameras and European vacation destinations within broad channels, including Arts & Entertainment, Computing & Tech, and Travel. We believe our Web site is frequently used by consumers seeking the opinions and experiences of other consumers regarding specific products and services. We believe our users find this democratic, unbiased information to be a valuable resource in the purchase decision process.

   In May 1999, we enhanced our Web site to broaden its appeal by providing additional tools to assist consumers in the decision-making process. In particular, we introduced an innovative, user-generated ratings system that provides users a quick, interactive and intuitive way to evaluate and compare the features and relative merits of thousands of products, services and other topics. Our ratings complement our discussion forums by capturing, summarizing and conveying information relevant to the consumer decision-making process. We also introduced convenient links to retailers and other vendor sites where users can access additional product information, comparison shop and make purchases online. In conjunction with the enhancement, we changed our Web address from Dejanews.com to Deja.com to reflect our broader content.

   Deja.com enables advertisers and e-commerce merchants to reach consumers as they actively consider purchases. Our Web site attracts advertisers by offering the opportunity to deliver targeted, contextually relevant advertising at each stage of the consumer's decision-making process. We believe our users are more likely than other Internet users to shop and make purchases online in many key product categories, which makes Deja.com's purchasing links particularly attractive for e-commerce merchants.

Our Strategy

   Our objective is to generate advertising and e-commerce revenue by establishing Deja.com as the most trusted source for unbiased, user-generated information on a wide range of products, services and topics important to consumers. Our strategy to achieve this objective includes the following key elements:

  . strengthen and promote the Deja brand through online and traditional marketing initiatives, promotions, media coverage and strategic distribution relationships;

  . increase our reach and user traffic by aggressively promoting our Web site and our brand, by adding new features to our Web site and by entering into strategic relationships;

  . continue to enhance the user's experience and extend the usefulness of online discussion and shared knowledge to consumer purchase decisions; and

  .  convert user traffic into increased advertising and e-commerce revenue.

Recent Developments

   In May 1999, we sold shares of our Series D preferred stock to a number of financial and strategic investors for a total of $25.0 million, consisting of:

  . approximately $12.6 million raised from existing stockholders: Austin Ventures, Internet Capital Group, Prime New Ventures, and Ziff-Davis;

  . $3.0 million in television promotion commitments from NBC, a new investor; and

  . approximately $9.4 million raised from other new investors: Comcast Interactive Investments, Essex Private Placement Fund, GE Capital Equity Investments and certain affiliates of Hambrecht & Quist.

How to Contact Us

   Our principal executive offices are located at 437 Fifth Avenue, New York, New York 10016 and our telephone number is (212) 481-4920. We maintain our principal site operations and engineering facilities in Austin, Texas.

                                  The Offering

 Common stock offered by Deja.com........     shares

 Common stock to be outstanding after
  the offering...........................     shares

 Use of proceeds......................... We intend to use the net proceeds from this offering for working
                                          capital and other general corporate
                                          purposes, including funding marketing
                                          activities and potential
                                          acquisitions.

 Proposed Nasdaq National Market symbol.. DEJA

   The outstanding share information is based on our shares outstanding as of May 31, 1999. This information excludes:

  .     shares of common stock subject to outstanding options with a weighted
     average exercise price of $    per share as of May 31, 1999;

  .      shares of common stock reserved for issuance under our stock option and stock purchase plans; and

  .      shares subject to outstanding warrants with an exercise price of $
     per share that will not be automatically exercised upon the closing of this offering.

                             Summary Financial Data
                     (In thousands, except per share data)

   The following tables summarize the financial data for our business. For a more detailed explanation of these financial data, you should read "Selected Financial Data," our financial statements and the notes to those statements included in this prospectus.

                         July 25, 1995                             Three Months Ended
                         (Inception) to Year Ended December 31,         March 31,
                          December 31,  -------------------------  --------------------
                              1995       1996     1997     1998      1998       1999
Statement of Operations
 Data:
Revenue.................    $    50     $   365  $ 1,555  $ 5,129  $     922  $   1,675
Cost of revenue.........         38         397    1,198    1,742        393        540
                            -------     -------  -------  -------  ---------  ---------
                                 12         (32)     357    3,387        529      1,135
Operating expenses:
  Sales and marketing...          8       1,016    2,830    7,312        996      1,982
  Product development...        503         456    1,438    3,046        460      1,664
  General and
   administrative.......        124         592    1,003    2,111        382        620
                            -------     -------  -------  -------  ---------  ---------
Total operating
 expenses...............        635       2,064    5,271   12,469      1,838      4,266
                            -------     -------  -------  -------  ---------  ---------
Loss from operations....       (623)     (2,096)  (4,914)  (9,082)    (1,309)    (3,131)
Interest income
 (expense), net.........         (1)          2      (40)     323         57         63
                            -------     -------  -------  -------  ---------  ---------
Net loss................    $  (624)    $(2,094) $(4,954) $(8,759) $  (1,252) $  (3,068)
                            =======     =======  =======  =======  =========  =========

                                                  As of March 31, 1999
                                          ------------------------------------
                                                                  Pro Forma
                                          Actual Pro Forma (1) As Adjusted (2)
Balance Sheet Data:
Cash and cash equivalents................ $5,659    $27,594         $
Working capital..........................  4,661     29,596
Total assets.............................  9,710     34,645
Long-term liabilities, net of current
 portion.................................    105        105
Total stockholders' equity...............  7,477     32,412

--------------------
(1) Pro forma amounts give effect to our sale of shares of Series D preferred stock on May 13, 1999 for a total of $22.0 million in cash and $3.0 million in television promotion commitments, net of offering costs.

(2) Pro forma as adjusted amounts reflect our sale of    shares of common stock
    in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                   Assumptions That Apply to this Prospectus

   Except where we state otherwise, the information we present in this prospectus:

  . does not reflect a -for- reverse split of our common stock to be effected before the closing of this offering;

  . takes into account our reincorporation from a Texas corporation to a Delaware corporation in June 1999;

  . reflects our sale of shares of Series D preferred stock on May 13, 1999 for a total of $22.0 million in cash and $3.0 million in television promotion commitments;

  . reflects the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering;

  .  reflects the net issuance of approximately     shares of common stock
     upon the automatic, cashless exercise of warrants to purchase shares of common stock upon the closing of this offering, assuming the
     fair market value of our common stock on that date is $      per share;
     and

  . assumes that the underwriters do not exercise their option to purchase additional shares after the closing of this offering.

                              --------------------

   This prospectus contains certain of our trademarks, including DEJA, DEJA.COM, the DEJA.COM logo, DEJA RATINGS, DEJA DISCUSSIONS, DEJA COMMUNITIES, DEJA SHOPPER, DEJA TRACKER, MY DEJA and SHARE WHAT YOU KNOW. LEARN WHAT YOU DON'T. DEJANEWS is our registered trademark. Other trademarks, trade names and service marks used in this prospectus belong to their holders.

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

                         Risks Related to Our Business

We have been in business for only a short period of time and recently adopted a new and unproven business model, so you have a limited basis to evaluate our business and prospects.

   We were incorporated and commenced operations in July 1995. In May 1999, we substantially revised our business model and launched our enhanced Web site, Deja.com. Accordingly, you can evaluate our business and prospects based only on our limited operating history and on the revised business model that we describe in this prospectus, which may not succeed. We face significant risks and uncertainties relating to our ability to implement our business model successfully. These risks include the following:

  . Our new business model relies on our ability to expand our user base and increase user traffic. If we are unable to attract and retain sufficient numbers of new users, our Web site will not appeal to advertisers and e-commerce merchants, and we will not be able to generate the revenue we need to become profitable.

  . Our new Web site format could alienate a substantial number of our existing users, who may prefer the features, functionality and performance of our previous Web site format and who may react adversely to the changes. Similarly, our existing advertisers may react adversely to expected changes in our user base and, as a result, may reduce or terminate their advertising with us.

  . A key component of our new business model is Deja Ratings, a feature on our Web site that enables users to rate various products, services and topics. If users fail to contribute to Deja Ratings continually, if our Deja Ratings do not cover the categories, products and features important to our users, or if users come to believe that our ratings are biased or inaccurate, our Web site will not appeal to consumers, advertisers or e-commerce merchants, and we will not be able to generate the revenue we need to become profitable.

  . Another key component of our new business model is to enter into relationships with operators of e-commerce Web sites so that we may provide links to those Web sites to enhance our users' experiences. We may have difficulty establishing such relationships and our users may be dissatisfied with the relationships we establish.

  . We may be unable to persuade advertisers and e-commerce merchants that our new business model will generate sufficient numbers of positive responses for them. If we fail to do so, we will not generate the revenue we need to become profitable.

  . We have not previously attempted to pursue a substantial traditional advertising campaign, and we may spend significant sums on marketing and advertising without generating the user traffic and corresponding revenue that we need to become profitable.

We have lost money in every quarter since our inception, and we expect to continue to lose money and experience negative cash flow for the foreseeable future.

   We have never been profitable. We have not generated enough revenue to exceed the substantial amounts we have spent to create, launch, enhance and promote our Web site and to grow our business. Instead, we have historically funded our operations by selling stock. At March 31, 1999, our accumulated deficit was $19.5 million. We expect to continue to lose money for the foreseeable future because our operating expenses will increase significantly as we implement our new business model, especially in the areas of advertising, brand promotion and programming. If our revenue does not increase substantially, we may never become profitable. Our ability to generate significant revenue is uncertain. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

We may be unable to forecast our future user traffic and revenue accurately.

   As a result of the evolving nature of the Internet, our limited operating history and the short-term nature of our advertising agreements, we may be unable to forecast our future user traffic and revenue accurately. We budget our current and future expense levels principally on the basis of our estimated future revenue and these expenses are relatively fixed in the short term. Accordingly, we may be unable to adjust our spending to compensate for any revenue shortfall. If our actual revenue is less than our estimated revenue, then our results of operations will be adversely affected.

   We typically sell advertisements under short-term agreements that customers can cancel with little or no notice to us. These agreements typically guarantee the advertiser a minimum number of impressions, or times that an advertisement is seen by users of our Web site. If we do not achieve minimum impression levels for any reason, we may be required to provide additional impressions after the contract term, which would reduce our advertising inventory and could seriously harm our business. If we do not meet minimum guaranteed impressions, we defer recognition of the corresponding revenue until we achieve guaranteed impression levels.

We have derived a significant portion of our revenue from barter agreements, which do not generate cash revenue.

   In 1998, we derived approximately 26% of our revenue from agreements where we traded advertisements on our Web site for advertisements on other Web sites, rather than cash payments. These barter transactions do not generate any cash revenue. We expect that this barter revenue will continue to account for a significant portion of our revenue in the foreseeable future.

Fluctuations in our operating results may cause our stock price to fall.

   Our future revenue and results of operations may fluctuate significantly due to a combination of factors. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. Moreover, in light of our new and unproven business model, our historical results of operations may bear no relation to our future results of operations. In some future periods, our results of operations may be below the expectations of securities analysts and investors. Our failure to meet these expectations could cause the trading price of our common stock to decline. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for factors that may impact our quarterly results.

We may be unable to develop awareness of our Deja brand.

   In order for our new business model to succeed, our brand, Deja, must achieve significant market acceptance. Establishing and maintaining the Deja brand is critical to our efforts to attract and expand our user base, user traffic, and advertising and e-commerce relationships. Moreover, we believe that brand recognition will become increasingly important over time because of the growing number of Internet sites and the low barriers to entry in our market. If Deja does not develop significant and positive brand recognition among Internet users, our business would be adversely affected. Our success in promoting and maintaining our new brand or any other brand that we may use in the future will depend largely on our ability to provide a high quality online experience supported by effective customer service. We may be unable to meet these goals. In order to attract and retain users, advertisers and e-commerce merchants, we intend to increase substantially our expenditures for creating and maintaining brand loyalty. Our business would be adversely affected if our advertising efforts are unproductive or if we cannot increase our brand awareness.

Seasonal factors may adversely affect our operating results.

   Seasonality of user traffic on Deja.com may cause our revenue and operating results to fluctuate. User traffic on our Web site has generally been lower during the summer and year-end vacation and holiday periods. We believe that advertising impressions, and therefore advertising revenue, may decline during these periods. We also believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. Similar seasonal or other cyclical patterns may develop in our industry. If our expenses increase during these periods, we may not generate sufficient revenue to offset these expenses.

We may have difficulty managing our growth.

   In order to execute our business plan, we must grow significantly. This growth will place a significant strain on our managerial, operational and financial resources. To accommodate this growth, we must continue to improve our operational and financial systems and our managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We must also maintain close coordination among our technical, accounting, finance, marketing, sales and programming departments. Moreover, we must manage our relationships with various strategic partners, technology licensors, users, advertising customers and other third parties. Our failure to manage any growth could cause our expenses to grow unnecessarily, could cause our revenue to decline or grow more slowly than we expect and could otherwise seriously harm our business.

Our management team may not be able to work together effectively to implement our business model.

   We have recently hired many of our current executive officers to establish a team to manage our operations. These newly hired officers include our Chief Executive Officer, hired in December 1998, our Chief Financial Officer, hired in July 1998, our Senior Vice President of Technology, hired in February 1999, our Vice President of Marketing, hired in November 1998, and our Vice President of Programming, hired in March 1999. These individuals had not worked together previously and are in the process of integrating as a management team. Their failure to work together effectively could seriously harm our business.

If we are unable to hire and retain employees, we may be unable to execute our business plan successfully.

   Our future success depends on our ability to attract, train, motivate and retain highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The loss of the services of key employees, or the failure to hire and retain qualified employees, could seriously harm our business.

We may be unable to measure the demographics of our user base and the delivery of advertisements on our Web site in a way that meets the needs of our advertisers.

   We may not attract or retain advertisers if we are unable to measure accurately the demographics of our user base and the delivery of advertisements on our Web site. We use both internally developed and third-party methods to measure user traffic and user demographics on our Web site. Advertisers may decide not to advertise on Web sites, including Deja.com, that use methods they distrust. Moreover, the companies that offer these third-party methods may impose new charges or raise existing charges for their services, which could dramatically increase our costs. In addition, we are implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully or if their use becomes unlawful or highly regulated, we may not be able to evaluate the demographic characteristics of our users accurately, if at all. Our inability to measure our users' demographics could significantly impair our ability to sell advertising.

We have derived a significant portion of our revenue from a limited number of advertisers.

   We expect that a limited number of advertisers will continue to account for a significant portion of our revenue for the foreseeable future. In 1998, IBM accounted for approximately 16% of our total revenue and approximately 22% of our non-barter revenue. Our top five advertisers accounted for approximately 32% of our total revenue, and our top five cash advertisers accounted for approximately 35% of our non-barter revenue. We do not expect to earn significant revenue from IBM in the foreseeable future. Our current advertisers may stop purchasing advertising from us with little or no advance notice and we may be unable to attract new advertisers. The loss of any advertiser that accounts for a material portion of our revenue, or the non-payment or late payment of amounts due from these advertisers, could seriously harm our business.

A failure to establish and maintain strategic third-party relationships could limit our ability to attract and retain users and lead to declining revenue.

   Our business depends extensively on establishing relations with third-party e-commerce merchants and technology providers. Because our existing agreements with these third parties do not require them to partner exclusively with us, our competitors may seek to use the same partners as we do and attempt to adversely impact our relationships with our partners. We might not be able to maintain these relationships or replace them on financially attractive terms. If the parties with which we have these relations do not adequately perform their obligations, reduce their activities with us, choose to compete with us or provide their services to a competitor, we may have more difficulty attracting and retaining users, advertisers and e-commerce merchants to our Web site, which could seriously harm our business. We also intend to seek additional e-commerce relationships, and our efforts in this regard may not be successful.

We depend on Usenet and our users for content on our Web site.

   We depend on Usenet and our users to provide substantially all of the content on our Web site. Access to Usenet archives and to our user-generated ratings and other content is a critical component of our business model. If for any reason we were unable to archive and search Usenet, or if our users fail to provide us with content, including participating in our Deja Ratings program, or if users come to believe our ratings are biased or inaccurate, our business would be seriously harmed.

We may be unable to compete successfully.

   We compete with many companies that provide content Web sites, community Web sites and personal homepage services. In selling advertising, we also compete with companies that provide high-traffic Web sites and with traditional advertising media, such as print, radio and television. Competition for users, advertisers and e-commerce merchants is intense, and we expect competition to increase significantly because there are no substantial barriers to entry in our market. Increased competition could result in:

   .  lower advertising rates;

   .  lower profit margins;

   .  loss of visitors and reduced page views;

   .  loss of market share; or

   .  increased expenses to attract advertisers and e-commerce merchants.

   Any one of these factors could seriously harm our business.

   Many of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of services. These competitors may also engage in more extensive Web development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, distribution partners, advertisers and e-commerce merchants. In addition, our existing and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address the needs of advertisers and e-commerce merchants. Our competitors may develop services that are equal or superior to those we offer on Deja.com or that achieve greater market acceptance than our services. New competitors could emerge and rapidly acquire significant market share. A significant loss of users, advertisers or e-commerce merchants to our competitors would seriously harm our business.

We will not be able to attract users or advertisers if we do not continually enhance and develop the content and features of our Web site.

   If we do not continually enhance and improve the responsiveness, functionality and features of our Web site, our user traffic could decline and our advertisers could cease to place advertisements with us. For example, we plan to introduce increased capabilities for user personalization and interactivity and to expand our e-commerce capabilities. We may need to spend substantial sums to develop or license complex technology with these capabilities. We may not be successful in developing, licensing or introducing these or other new features and functions. Also, any new features or functions may not achieve market acceptance or enhance our brand recognition. Our failure to develop or license and introduce new features and functions, or the failure of new features and functions to achieve market acceptance, could seriously harm our business and prospects. Moreover, enhancements of or improvements to our Web site could contain undetected programming errors that could require significant design modifications and could result in a loss of user confidence and traffic and a decrease in the value of our brand.

Our systems may experience failures which could result in reduced user traffic, reduced revenue and harm to our reputation.

   If we are unable to operate our Web site continuously, our business would be seriously harmed. The performance of our server and networking hardware and software infrastructure is critical to our efforts to build positive brand awareness and our ability to attract users, advertisers and e-commerce merchants to our Web site. At present, IXC Internet Services hosts our Web site. Our operations depend entirely on IXC's ability to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and other malicious acts, and similar unexpected adverse events. IXC does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our agreement with IXC expires in fall 1999 and replacing IXC as our Internet service provider may cause disruptions in our services. Any system failure that causes an interruption in service or a decrease in responsiveness of our Web site could reduce user traffic on our Web site and, if sustained or repeated, could damage our reputation and adversely affect our brand name. Despite our precautions, unanticipated problems have from time to time caused interruptions in the delivery of our services and could cause similar interruptions in the future. Our insurance policies have low coverage limits and, therefore, our insurance may not adequately compensate us for any losses that may occur due to any interruptions in our service.

Our internally developed computer systems may not be scalable and may not accommodate our future needs.

   We use an internally developed system for our Web site, including the Deja.com search engine. If we are unable to modify this system as necessary to accommodate increased user traffic on our Web site, we may experience system disruptions, slower response times and degradation in customer service. As a result, user traffic may decrease and our brand could be adversely affected. If we cannot modify our internally developed system to suit our changing needs, we may have to seek to license technology from another party, which may be unavailable or prohibitively expensive or may offer less functionality than we previously offered. Our insurance policies have low coverage limits and, therefore, insurance may not adequately compensate us for any losses that may occur due to any failures in our system or interruptions in our service. Any of these events could materially decrease our revenue and increase our operating expenses.

We could lose revenue and incur significant costs if our systems or material third-party systems are not year 2000 compliant.

   Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We do not intend to conduct an end-to-end test of our system until October 1999. Accordingly, we do not yet know whether our internal system, as a whole, is year 2000 compliant. We have not yet developed a year 2000 contingency plan. Moreover, we have not yet contacted many of our significant third-party vendors, licensors and providers of hardware, software and services regarding their year 2000 readiness. Our users depend on Internet service providers, online service providers and other Web site operators for access to Deja.com. Each of these providers and operators could experience outages, delays and other difficulties due to system failures related to year 2000 compliance, which could seriously harm our business. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of the Year 2000" for additional information.

Potential acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

   We may make investments in or acquire products, services, technologies and businesses. These investments and acquisitions could disrupt our ongoing business, distract our management and employees, and increase our expenses. If we acquire a company, we could face difficulties in assimilating that company's personnel and operations. In addition, the key personnel of the acquired company may decide not to work for us. Acquisitions of products, services or technologies also involve risks of incompatibility and the need for integration into our existing services and our marketing, sales and support efforts. If we finance any acquisition by issuing equity securities, this could dilute our existing stockholders. Any amortization of goodwill or other assets, or other charges resulting from the costs of these acquisitions, could adversely affect our operating results.

Unauthorized use of our intellectual property by third parties may seriously harm our business.

   Third parties may infringe or misappropriate our trademarks or other intellectual property, which could seriously harm our business. The steps we have taken to protect our proprietary rights may not prevent infringement or misappropriation. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. In addition, we may incur significant expenses in seeking to protect our intellectual property rights. The laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

   Third parties may assert infringement claims against us. From time to time in the ordinary course of business we have been, and we expect to continue to be, subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any related litigation, should it occur, could subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

We may be liable for the content we make available on our Web site.

   Actual and proposed online content restrictions cover many areas, including obscenity, indecency, offensiveness, child protection and gambling, and these restrictions vary considerably among jurisdictions in content, implementation and enforcement. Accordingly, the information disseminated on our Web site and through the sites of our e-commerce merchants and advertisers could expose us to liability, including claims relating to:

  .  product information, ratings and reviews we make available;

  . the content and publication of various materials based on defamation, libel, negligence, personal injury and other legal theories;

  . copyright or trademark infringement and wrongful action due to the actions of third parties;

  . use of third party content made available through our Web site or through content and material posted on our Web site or posted on Usenet and archived on our Web site; and

  . damages arising from the use or misuse of the free e-mail services we offer.

   Claims of these kinds against us could result in substantial liabilities and could also be a drain on our financial and other resources. If these claims were sufficiently numerous or severe, we would need to implement measures to reduce our exposure to potential liability. These measures could be prohibitively expensive and could make our services less attractive to our users, which in turn could reduce traffic on our Web site and reduce our revenue from advertising and e-commerce. Moreover, our insurance may not cover all potential claims to which we are exposed and may be inadequate to compensate us for all liability that we may have. If our insurance coverage is inadequate, our business and results of operations would be adversely affected.

We may be subject to claims based on products sold through links from our Web site.

   We have entered into arrangements to offer third-party products and services through links from our Web site under which we may be entitled to receive a share of revenue generated from these transactions. These arrangements may subject us to additional claims including product liability or personal injury from the products and services, even if we do not ourselves provide the products or services. These claims may require us to incur significant expenses in their defense or satisfaction and any indemnification for our benefit may be inadequate.

We may be unable to meet our capital requirements.

   If our capital is insufficient to conduct our business, and if we are unable to obtain needed financing, we will be unable to promote our brand name, exploit acquisition opportunities and otherwise maintain our competitive position. We intend to grow our business rapidly. Therefore, we will likely have substantial future capital needs after this offering. We believe that the proceeds from this offering, together with our available funds, will be sufficient to support our operations for the next 12 months. Nonetheless, we may need to raise additional funds during that period to maintain and develop our position in the marketplace. If we are unable to raise capital to fund our growth, our business may be seriously harmed.

                         Risks Related to Our Industry

The Internet advertising market is new, and our success depends on its rapid development.

   We expect to derive most of our revenue for the foreseeable future from Internet advertising. As a result, our success is highly dependent on the increased use of the Internet as an advertising medium. The Internet advertising market is new, and no standards are widely accepted to measure the effectiveness of Internet advertising. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and may be reluctant to devote resources to Internet advertising. Our current and potential advertisers may find Internet advertising to be less effective than traditional advertising media for promoting their products and services. Furthermore, advertisers may be reluctant to advertise on Web sites with user-generated content for several reasons, including the lack of editorial control over such content. Consequently, they may allocate only limited portions of their advertising budgets to Internet advertising or abandon Internet advertising altogether. If advertisers reduce their total advertising budgets, such as during an economic downturn, they may reduce their Internet advertising to a greater extent than their traditional media advertising. Our business would be harmed if the market for Internet advertising fails to develop or develops more slowly than we expect. Moreover, widespread adoption of "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer could adversely affect the commercial viability of Internet advertising.

Our advertising pricing model may not be successful and we may not be able to successfully adapt to new Internet advertising pricing models, which could cause our advertising revenue to decline.

   Different pricing models are used to sell advertising on the Internet, and the models we use or adopt may not prove to be profitable for us. Advertising based on impressions currently comprises substantially all of our revenue. Predicting which pricing model, if any, will emerge as the industry standard is difficult. This makes projecting our future advertising rates and revenue difficult. Our advertising revenue could be adversely affected if we are unable to adapt to the pricing models for Internet advertising that our advertising customers desire or if those models reward factors in which we do not excel.

The failure of e-commerce to develop rapidly would harm our business.

   In order for us to generate revenue from the sale of products and services to users who link from our Web site to the Web sites of e-commerce merchants, e-commerce must develop rapidly. If users are reluctant to enter into transactions over the Internet for any reason, we may not generate the revenue we need to become profitable.

If Internet usage does not grow, our business model would likely fail.

   Our business would be adversely affected if Internet usage does not grow. Usage of the Internet may be inhibited for any of the following reasons:

  . the Internet infrastructure may be unable to support the demands placed on it, and its performance and reliability may decline as usage grows;

  . security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers;

  . fear of attempts by unauthorized computer users, or hackers, to penetrate online security systems; and

  . privacy concerns, including those related to the ability of Web sites to gather user information without the user's knowledge or consent.

We may become subject to burdensome government regulations and legal uncertainties affecting the Internet which could adversely affect our business.

   The domestic and international legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new laws, regulations and treaties could increase our costs of doing business, significantly slow the growth of the Internet, reduce user traffic, prevent us from operating our Web site or otherwise harm our business. In addition, our ability to ensure compliance with foreign laws and regulations pertaining to our business is limited significantly by the global reach of the Internet and significant variations in regulation among jurisdictions. Any of such laws or regulations could seriously harm our business.

   In addition to new laws and regulations being adopted, existing laws may be applied to the Internet. New and existing laws, both in the United States and internationally, may cover issues including:

  .  sales and other taxes and charges, including access charges;

  .  privacy protections;

  .  pricing controls;

  . recordkeeping, data processing, and similar administrative responsibilities;

  .  characteristics and quality of products and services;

  .  restrictions on cross-border commerce;

  .  ownership of intellectual property;

  .  consumer protection and advertising;

  .  libel and defamation;

  .  fraud;

  .  copyright, trademark and patent infringement; and

  .  other claims based on the nature and content of Internet materials.

   Moreover, our business encourages global communication among consumers and commercial interests in myriad regulated industries. Therefore, we may be subject to the laws, regulations and liabilities that apply to those industries.

Security risks, computer viruses and other disruptions may seriously harm our business.

   We may incur significant costs to protect against the threat of security breaches, computer viruses and other similar disruptions or to rectify problems they cause. Unauthorized computer users, or hackers, have attempted to penetrate our network security in the past and we expect them to try again in the future. If successful, these individuals could misappropriate proprietary information, cause interruptions in our services, alter the appearance and content of our Web site or cause other problems that may damage our reputation. We may have to spend significant resources to protect against or rectify these problems. Inadvertent transmission of computer viruses could also expose us to risk of loss or litigation and possible liability.

           Risks Related to this Offering and Ownership of Our Stock

Our shares may experience substantial price and volume fluctuations.

   The trading price of our common stock is likely to be highly volatile and subject to wide fluctuations in response to a wide variety of factors, including the following:

  . actual or anticipated variations in our annual or quarterly operating results;

  . announcements of technological innovations, new sales formats or new products or services by us or our competitors;

  .  changes in financial estimates by securities analysts;

  .  conditions or trends in the Internet and e-commerce industries;

  . changes in the economic performance or market valuation of other online service companies;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint venture or capital commitments;

  .  additions or departures of key personnel; and

  .  sales of common stock.

   In addition, the securities market has experienced extreme price and volume fluctuations, and the market prices of the securities of Internet-related and technology companies have been especially volatile. Securities class action litigation has often been instituted against a company following periods of volatility in the market price of the company's securities. If such litigation were instituted against us, it could result in substantial liabilities and, regardless of the outcome, could drain our financial and other resources, divert our management's attention and otherwise seriously harm our business.

Future sales of common stock by our existing stockholders could cause our stock price to fall.

   The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate. Please see "Shares Eligible for Future Sale."

Our securities have no prior public market, and our stock price may decline after the offering.

   Before this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representatives of the underwriters. Please see "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The price at which our common stock will trade in the public market may bear no relationship to the initial public offering price. Moreover, it is possible that no active public market for our common stock will develop or be sustained after this offering.

We have anti-takeover defenses that could delay or prevent an acquisition of our company.

   Provisions of our certificate of incorporation, our bylaws and Delaware law could have the effect of delaying or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. Please see "Description of Capital Stock" for more information on these anti-takeover defenses.

We have broad discretion in the use of proceeds from this offering.

   We intend to use the net proceeds from this offering for working capital and other general corporate purposes, including funding marketing activities. We may also use a portion of the proceeds for potential strategic alliances and acquisitions. Our management will have significant flexibility in applying the net proceeds of the offering. The failure of our management to apply such funds effectively could seriously harm our business.

Our existing stockholders will maintain control of our company.

   Upon completion of this offering, our present directors and executive officers, holders of more than 5% of our common stock and their affiliates will beneficially own approximately % of the common stock, or approximately % of the common stock if the underwriters exercise their over-allotment option in full. If these stockholders act as a group, they will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This control may have the effect of delaying or preventing a change in control of our company, which could cause our stock price to fall.

You will suffer immediate and substantial dilution.

   The initial public offering price will significantly exceed the net tangible book value per share of our common stock. Accordingly, if you purchase common stock in this offering, you will incur immediate and substantial dilution of your investment. To the extent that outstanding options or warrants are exercised, there will be further dilution to investors in this offering. Please see "Dilution."

The forward-looking statements we make in this prospectus might prove inaccurate. As a result, our actual results, levels of activity, performance or achievements may differ materially from those expressed in the forward-looking statements.

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

   We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus.

   This prospectus contains market data related to the Internet and to us. These data have been included in studies published by the Internet market research firms of @Plan, Forrester Research, International Data Corporation, Jupiter Communications and Media Metrix. These market data include projections that are based on a number of assumptions, including that:

  .  no catastrophic failure of the Internet will occur;

  . the number of people online and the total number of hours spent online will increase significantly;

  . the value of online advertising dollars spent per online user hour will increase;

  .  the download speed of content will increase dramatically; and

  .  Internet security and privacy concerns will be adequately addressed.

   If any of these assumptions is incorrect, actual results may differ from the projections based on those assumptions. The Internet-related markets may not grow at rates projected by Forrester Research, International Data Corporation and Jupiter Communications. The failure of these markets to grow at the projected rates may seriously harm our business and may cause the price of our common stock to decline.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of $    million from our sale
of    shares of common stock in this offering, assuming an initial public
offering price of $    per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds
will be $    million.

   We intend to use the proceeds from this offering for working capital and other general corporate purposes, including funding marketing activities and potential acquisitions. We have no present commitments and are not currently engaged in any negotiations with respect to any acquisition. Our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any future earnings for the development and operation of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the provisions of our credit arrangements prohibit us from declaring or paying dividends. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

   The following table sets forth our cash position and total capitalization as of March 31, 1999:

  .  on an actual basis;

  . on a pro forma basis to give effect to (a) our sale of shares of Series D preferred stock on May 13, 1999 for $25.0 million, net of offering costs; (b) the conversion of all outstanding shares of preferred stock
     into           shares of common stock upon the closing of this offering;
     (c) the net issuance of approximately     shares of common stock upon
     the automatic, cashless exercise of warrants to purchase
     shares of common stock upon the closing of this offering, assuming the
     fair market value of our common stock on that date is $         per
     share; and

  .  on a pro forma as adjusted basis to reflect our sale of     shares of
     common stock in this offering at an assumed initial public offering
     price of $    per share, after deducting estimated underwriting
     discounts and commissions and estimated offering expenses payable by us. Please see "Use of Proceeds."

   You should read the following table in conjunction with our financial statements and the notes to those statements at the end of this prospectus.

                                                     As of March 31, 1999
                                                --------------------------------
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted

                                                 (In thousands, except share
                                                            data)

Cash and cash equivalents...................... $  5,659  $           $
                                                ========  ========    ========

Long-term debt, net of current portion......... $    105  $    105    $    105

Stockholders' equity:
 Convertible non-voting preferred stock:
  shares authorized and     shares issued and
  outstanding, actual; no shares authorized,
  issued or outstanding, pro forma and pro
  forma as adjusted............................       30
 Preferred stock: no shares authorized, issued
  or outstanding, actual; 10,000,000 shares
  authorized and no shares issued or
  outstanding, pro forma and pro forma as
  adjusted.....................................
 Common stock: 100,000,000 shares authorized
  and     shares issued and outstanding,
  actual; 200,000,000 shares authorized, pro
  forma and pro forma as adjusted;     shares
  issued and outstanding, pro forma;
  shares issued and outstanding, pro forma as
  adjusted.....................................       15
 Additional paid-in capital....................   27,222
 Accumulated deficit...........................  (19,499)  (19,499)    (19,499)
 Notes receivable from stockholders............     (291)     (291)       (291)
                                                --------  --------    --------
Total stockholders' equity.....................    7,477
                                                --------  --------    --------
  Total capitalization......................... $  7,582  $           $
                                                ========  ========    ========

   The number of shares of common stock to be outstanding after this offering is based on the pro forma number of shares outstanding as of March 31, 1999. This information excludes:
  .      shares subject to outstanding options with a weighted average
     exercise price of $    per share;
  .      shares of common stock reserved for issuance under our stock option and stock purchase plans; and
  .       shares subject to outstanding warrants with an exercise price of
     $   per share that will not be automatically exercised upon the closing of this offering.

                                    DILUTION

   Our pro forma net tangible book value as of March 31, 1999 was approximately
$31.9 million, or $    per share of common stock. Pro forma net tangible book
value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of common stock outstanding as of March 31, 1999, after giving effect to:

  .  our sale of      shares of Series D preferred stock for $25.0 million on
     May 13, 1999;

  .  the issuance of approximately   shares of common stock upon the
     automatic, cashless exercise of warrants to purchase     shares of
     common stock, assuming the fair market value of our common stock on the
     date of exercise is $   per share; and

  . the conversion of all outstanding shares of our preferred stock into shares of common stock.

   Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving
effect to our sale of    shares of common stock at an assumed initial public
offering price of $    per share and after deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us, our adjusted pro forma net tangible book value as of March 31, 1999 would have been
$    million, or $    per share. This amount represents an immediate increase
in pro forma net tangible book value to our existing stockholders of $    per
share and an immediate dilution to new investors of $    per share. The
following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $
   Pro forma net tangible book value per share at March 31,
    1999......................................................... $
   Increase in pro forma net tangible book value per share
    attributable to new investors................................
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................
                                                                        -----
   Dilution per share to new investors ..........................       $
                                                                        =====

   If the underwriters exercise their over-allotment option in full, our adjusted pro forma net tangible book value at March 31, 1999 would have been
$    million, or $    per share, representing an immediate increase in pro
forma net tangible book value to our existing stockholders of $    per share
and an immediate dilution to new investors of $    per share.

   The following table summarizes, on a pro forma basis, as of March 31, 1999, after giving effect to the sale of preferred stock, issuance of common stock upon the exercise of warrants and conversion of preferred stock as described above, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed
initial public offering price of $    per share, before deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us:

                            Shares Purchased      Total Consideration
                            -------------------   ---------------------   Average Price
                            Number    Percent      Amount     Percent       Per Share
   Existing stockholders...                     %  $                    %     $
   New investors...........
                             -------   ---------   ---------  ----------
     Total.................                100.0%  $               100.0%
                             =======   =========   =========  ==========

   This discussion and table assume no exercise of any stock options or warrants outstanding as of March 31, 1999. As of March 31, 1999, there were
options outstanding to purchase a total of     shares of common stock with a
weighted average exercise price of $    per share and warrants outstanding to
purchase a total of    shares of common stock with an exercise price of $   per
share that will not be automatically exercised upon the closing of this offering. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors. Please see "Capitalization."

                            SELECTED FINANCIAL DATA

   The selected balance sheet data as of December 31, 1997 and 1998 and the selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 have been derived from our audited financial statements included in this prospectus. The selected balance sheet data as of December 31, 1995 and 1996 and the selected statement of operations data for the period from July 25, 1995 (inception) to December 31, 1995 have been derived from our audited financial statements not included in this prospectus. The selected balance sheet data as of March 31, 1999 and the selected statement of operations data for the three months ended March 31, 1998 and 1999 are derived from our unaudited financial statements included in this prospectus. In the opinion of management, the interim data have been prepared on the same basis as our audited financial statements appearing in this prospectus and include all adjustments, consisting only of normal recurring adjustments, we believe to be necessary for a fair presentation of the data. You should read these selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the notes to those statements included in this prospectus.

                          July 25, 1995                             Three Months Ended
                          (Inception) to Year Ended December 31,         March 31,
                           December 31,  -------------------------  ---------------------
                               1995       1996     1997     1998       1998       1999
                                    (In thousands, except per share data)
Statement of Operations
 Data:
Revenue.................     $    50     $   365  $ 1,555  $ 5,129   $     922  $   1,675
Cost of revenue.........          38         397    1,198    1,742         393        540
                             -------     -------  -------  -------   ---------  ---------
                                  12         (32)     357    3,387         529      1,135
Operating expenses:
  Sales and marketing...           8       1,016    2,830    7,312         996      1,982
  Product development...         503         456    1,438    3,046         460      1,664
  General and
   administrative.......         124         592    1,003    2,111         382        620
                             -------     -------  -------  -------   ---------  ---------
Total operating
 expenses...............         635       2,064    5,271   12,469       1,838      4,266
                             -------     -------  -------  -------   ---------  ---------
Loss from operations....        (623)     (2,096)  (4,914)  (9,082)     (1,309)    (3,131)
Interest income
 (expense), net.........          (1)          2      (40)     323          57         63
                             -------     -------  -------  -------   ---------  ---------
Net loss................     $  (624)    $(2,094) $(4,954) $(8,759)  $  (1,252) $  (3,068)
                             =======     =======  =======  =======   =========  =========
Basic and diluted net
 loss per share.........     $           $        $        $         $          $
                             =======     =======  =======  =======   =========  =========
Shares used in computing
 basic and
 diluted net loss per
 share..................
                             =======     =======  =======  =======   =========  =========
Pro forma basic and
 diluted net loss per
 share..................                                             $          $
                                                                     =========  =========
Shares used in computing
 pro forma
 basic and diluted net
 loss per share.........
                                                                     =========  =========
                                                   As of December 31,
                                        --------------------------------------
                                                                                   As of
                                                                                  March 31,
                                            1995       1996     1997     1998       1999
                                                         (In thousands)
Balance Sheet Data:
Cash and cash equivalents..............  $   129  $ 1,719  $ 5,835   $  10,160  $   5,659
Working capital........................      775    1,338    5,725       8,669      4,661
Total assets...........................    1,305    2,354    7,456      13,239      9,710
Long-term liabilities..................       41       23       50         235        105
Total stockholders' equity.............      888    1,868    6,802      10,418      7,477

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   You should read the following discussion of our financial condition and results of operations together with our financial statements, the notes to those statements and the other information in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see "Risk Factors."

Overview

   Deja.com is a leading Internet destination for the exchange of user-generated information, knowledge and opinion. We launched our original Web site, Dejanews.com, in 1995 to provide a user-friendly interface to Usenet, the original Internet discussion network. We pioneered the archiving and search of Usenet information to become a resource for online research. In May 1999, we launched our enhanced Web site, Deja.com, and changed our name to Deja.com, Inc.

   Since our inception on July 25, 1995, our operating activities have consisted primarily of operating our Web site, performing product and technology development, building a technical infrastructure, recruiting employees and raising capital. Our revenue and operating expenses have increased over this period as we expanded our engineering staff throughout the period, expanded our editorial and operating staff in 1998 and 1999, enhanced the functions and features of our Web site and began conducting online marketing activities in 1998 to increase traffic on our Web site. Since March 1999, our operating expenses have increased primarily as a result of increased sales and marketing expenses in connection with the launch of our enhanced Web site. At March 31, 1999, we had an accumulated deficit of $19.5 million.

   To date, we have derived substantially all of our revenue from the sale of advertisements on our Web site. We expect to continue to derive substantially all of our revenue from the sale of advertising for the foreseeable future, with e-commerce transactions gradually becoming a more significant portion of revenue. We currently offer advertisers and e-commerce merchants numerous sizes and types of advertising placement, including banner advertisements, programmable sponsor boxes, integrated e-commerce links and text links. To date, our internal advertising sales organization has generated all of our advertising sales.

   We derive advertising revenue principally from short-term contracts, typically one to three months in length, in which we generally guarantee a minimum number of impressions over a specified period of time for a fixed fee. The delivery of a single view of an advertisement is defined as an "impression." Generally, we recognize revenue from advertising ratably over the term of the agreement, provided that no significant obligations remain and collection of the resulting receivable is reasonably assured. If we do not meet minimum guaranteed impression levels over the contract period or in a particular month, we defer recognition of the revenue corresponding to such unfulfilled obligation until we achieve the guaranteed impression levels. When impression levels are not guaranteed, we recognize revenue under the terms of the contract. We record as deferred revenue cash advances from, and invoices issued to, advertisers before displaying the related advertisements on Deja.com, and recognize these items as revenue as the advertisements are displayed.

   We have derived a significant portion of our revenue from barter arrangements, where we traded advertisements on our Web site in exchange for advertisements on third-party Web sites without receiving any cash payment. For the year ended December 31, 1998 and the three months ended

March 31, 1999, approximately 26% and 20%, respectively, of our revenue was generated by barter arrangements. We record revenue from barter transactions at the lesser of the estimated fair value of the advertisements we deliver and the advertising we receive. We recognize barter revenue when we display advertisements on our Web site. The corresponding expenses from these barter arrangements, which equal the amount of the barter revenue from these arrangements, are included in sales and marketing expenses. We expect that barter revenue will remain constant or decline as a percentage of revenue.

   For the years ended December 31, 1998 and 1997, one customer, IBM, accounted for 16% and 13% of our revenue, respectively. For the year ended December 31, 1996, two other customers together accounted for 45% of our revenue. We do not expect to earn significant revenue from IBM in the foreseeable future.

   We have a limited number of agreements with e-commerce merchants that entitle us to a share of revenue generated by sales of merchandise and services resulting from direct links from Deja.com. Some of these agreements entitle us to a share of revenue over a particular threshold. Through March 31, 1999, we had not recognized any significant revenue from these revenue sharing agreements.

Results of Operations

   The following table sets forth our results of operations for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, expressed as percentages of revenue:

                                                       Three Months Ended
                         Year Ended December 31,            March 31,
                         ---------------------------   ---------------------
                          1996      1997      1998       1998        1999
Revenue.................     100%      100%      100%        100%        100%
Cost of revenue.........     109        77        34          43          33
                         -------   -------   -------   ---------   ---------
                              (9)       23        66          57          67
Operating expenses:
 Sales and marketing....     278       182       143         108         118
 Product development....     125        92        59          50          99
 General and
 administrative.........     162        64        41          41          37
                         -------   -------   -------   ---------   ---------
Total operating
 expenses...............     565       338       243         199         254
                         -------   -------   -------   ---------   ---------
Loss from operations....    (574)     (315)     (177)       (142)       (187)
Interest income
 (expense), net.........       1        (3)        6           6           4
                         -------   -------   -------   ---------   ---------
Net and comprehensive
 loss...................    (573)%    (318)%    (171)%      (136)%      (183)%
                         =======   =======   =======   =========   =========

Comparison of Three Months Ended March 31, 1998 and 1999

   Revenue. Revenue increased 82% from $922,000 for the three months ended March 31, 1998 to $1.7 million for the three months ended March 31, 1999. The increase in revenue was attributable primarily to an increase in the number of advertisers and the number of advertisements delivered to our users in each comparable period. During the three months ended March 31, 1998 and 1999, 26% and 20%, respectively, of our revenue was attributable to barter arrangements.

   Cost of Revenue. Cost of revenue consists primarily of:

  .  site hosting;

  .  salaries of technical operations personnel; and

  .  depreciation costs on production equipment and software.

   These expenses increased 37% from $393,000 for the three months ended March 31, 1998 to $540,000 for the three months ended March 31, 1999 and decreased as a percentage of revenue from 43% to 33% in such periods. The dollar increase was related primarily to an increase in the amount of depreciation on equipment and software, and the purchase of bandwidth to support increased traffic. The decrease in cost of revenue as a percentage of revenue is attributable to the relatively fixed nature of certain of these expenses. We expect that cost of revenue will continue to decline as a percentage of revenue for the foreseeable future because we expect revenue will continue to increase more rapidly than cost of revenue.

   Sales and Marketing Expenses. Sales and marketing expenses consist primarily of:

  .  online and traditional advertising costs;

  .  salaries and commissions of internal sales and marketing personnel;

  .  public relations costs; and

  . barter arrangements with third-party Internet companies to drive user traffic to our Web site.

   Sales and marketing expenses increased 99% from $996,000 for the three months ended March 31, 1998 to $2.0 million for the three months ended March 31, 1999 and increased as a percentage of revenue from 108% to 118% in such periods. The increase in both absolute dollars and as a percentage of revenue was attributable primarily to increased expenses related to promoting our Web site, including barter advertising expense, a larger number of sales and marketing personnel, the purchase of several new domain names, and greater sales commissions as a result of higher non-barter revenue. We expect that sales and marketing expenses will significantly increase in absolute dollars and as a percentage of revenue for the foreseeable future as we promote our enhanced Web site, including costs associated with our launch of an extensive advertising campaign in the second quarter of 1999, and as we continue to increase expenditures for marketing, promotion and branding, expand our internal advertising sales force and hire additional marketing personnel. Barter expense decreased as a percentage of revenue from 26% for the three months ended March 31, 1998 to 20% in the three months ended March 31, 1999.

   Product Development Expenses. Product development expenses include:

  . personnel, consulting and other costs associated with the design, development and testing of our Web site and systems; and

  .  editorial programming personnel costs.

   Product development expenses increased 262% from $460,000 for the three months ended March 31, 1998, to $1.7 million for the three months ended March 31, 1999 and increased as a percentage of revenue from 50% to 99% in such periods. The increase in expenses in absolute dollars and as a percentage of revenue was attributable primarily to increased staffing and the costs of enhancing the features, content and services of our Web site, including contract personnel costs. We charge all product development costs to expense when we incur these costs. We believe that timely deployment of new and enhanced features and technology are critical to attaining our strategic objectives. Accordingly, we intend to continue recruiting and hiring experienced product development personnel and to make additional investments in product development. We expect that product development expenditures will increase in absolute dollars in future periods.

   General and Administrative Expenses. General and administrative expenses consist primarily of:

  . salaries and related costs for general corporate functions, including finance, accounting and legal expenses; and

  .  fees for professional services.

   General and administrative expenses increased 62% from $382,000 for the three months ended March 31, 1998 to $620,000 for the three months ended March 31, 1999 and decreased as a percentage of revenue from 41% to 37% in such periods. The increase in absolute dollars was attributable primarily to increases in the number of employees to support and grow our business. We expect general and administrative expenses will continue to increase in absolute dollars as we hire additional finance, human resources and other employees and incur additional costs related to the growth of our business and our operation as a public company, including directors' and officers' liability insurance, investor relations programs and professional service fees.

   Interest Income (Expense), Net. We earn interest income on our cash and cash equivalents. Interest income increased $18,000 from $60,000 for the three months ended March 31, 1998 to $78,000 for the three months ended March 31, 1999. The increase was attributable primarily to a higher cash and cash equivalents balance as a result of our sale of preferred stock in July 1998. Currently, we deposit our excess cash balances in money market funds. We pay interest on our debt and capital lease obligations. Interest expense increased $12,000 from $3,000 for the three months ended March 31, 1998 to $15,000 for the three months ended March 31, 1999. The increase was attributable primarily to interest incurred on borrowings under a $1.0 million equipment line with a bank which were drawn after March 31, 1998.

Comparison of Years Ended December 31, 1997 and 1998

   Revenue. Revenue increased 230% from $1.6 million for the year ended December 31, 1997 to $5.1 million for the year ended December 31, 1998. The increase was attributable primarily to an increase in the number of advertisers and the number of advertisements delivered to our users in each comparable period. Barter revenue increased from 22% of revenue in 1997 to 26% in 1998.

   Cost of Revenue. Cost of revenue increased 45% from $1.2 million for the year ended December 31, 1997 to $1.7 million for the year ended December 31, 1998 and decreased as a percentage of revenue from 77% to 34% in such periods. The dollar increase was attributable primarily to an increase in engineering and editorial personnel costs and an increase in depreciation of production equipment and software. The increases in personnel and depreciation were related to growth in Web site traffic. The decrease in cost of revenue as a percentage of revenue is attributable to the relatively fixed nature of certain of these expenses.

   Sales and Marketing Expenses. Sales and marketing expenses increased 158% from $2.8 million for the year ended December 31, 1997 to $7.3 million for the year ended December 31, 1998 and decreased as a percentage of revenue from 182% to 143% in such periods. The increase in sales and marketing expenses was attributable primarily to an increase of sales and marketing personnel and related personnel expenses, including new sales executives, an increase in barter advertising of $971,000, and an increase in paid online advertising of $1.9 million. Barter expense as a percentage of revenue increased from 22% in 1997 to 26% in 1998.

   Product Development Expenses. Product development expenses increased 112% from $1.4 million for the year ended December 31, 1997 to $3.0 million for the year ended December 31, 1998 and decreased as a percentage of revenue from 92% to 59% in such periods. The dollar increase in product development expenses was attributable primarily to increased staffing levels required to design, develop and test modifications and improvements to our Web site including contract professionals.

   General and Administrative Expenses. General and administrative expenses increased 110% from $1.0 million for the year ended December 31, 1997 to $2.1 million for the year ended December 31, 1998 and decreased as a percentage of revenue from 64% to 41% in such periods. The dollar increase in general and administrative expenses was attributable primarily to increased salaries and related expenses associated with hiring additional personnel, increased professional fees and increased supplies and equipment, including general depreciation. These increases were incurred to support the growth of our operations.

   Interest Income (Expense), Net. Interest income increased $327,000 from $57,000 for the year ended December 31, 1997 to $384,000 for the year ended December 31, 1998. The increase in interest income was attributable primarily to the increase in our average cash balances as a result of the net proceeds from the issuance of preferred stock in July 1998. Interest expense decreased $37,000 from $97,000 in 1997 to $60,000 in 1998 as a result of lower amounts outstanding under our debt and capital lease obligations.

Comparison of Years Ended December 31, 1996 and 1997

   Revenue. Revenue increased 326% from $365,000 for the year ended December 31, 1996 to $1.6 million for the year ended December 31, 1997. The increase was attributable primarily to an increase in the number of advertisers and the number of advertisements delivered to our users in each comparable period. Barter revenue decreased from 34% of revenue in 1996 to 22% in 1997.

   Cost of Revenue. Cost of revenue increased 202% from $397,000 for the year ended December 31, 1996 to $1.2 million for the year ended December 31, 1997 and decreased as a percentage of revenue from 109% to 77% in such periods. The dollar increase was attributable primarily to an increase in site hosting costs, an increase in operations personnel costs attributable to an increase in headcount, and an increase in depreciation of production equipment and software installed to support growth in our Web site traffic. The decrease in cost of revenue as a percentage of revenue is attributable to the relatively fixed nature of certain of these expenses.

   Sales and Marketing Expenses. Sales and marketing expenses increased 179% from $1.0 million for the year ended December 31, 1996 to $2.8 million for the year ended December 31, 1997 and decreased as a percentage of revenue from 278% to 182% in such periods. The dollar increase in sales and marketing expenses was attributable primarily to an increase of sales and marketing personnel and related personnel expenses, including an increase in barter advertising of $224,000. Barter expense as a percentage of revenue decreased from 34% in 1996 to 22% in 1997.

   Product Development Expenses. Product development expenses increased 215% from $456,000 for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997 and decreased as a percentage of revenue from 125% to 92% in such periods. The dollar increase in product development expenses was attributable primarily to increased staffing levels required to design, develop and test modifications and improvements to our Web site.

   General and Administrative Expenses. General and administrative expenses increased 70% from $592,000 for the year ended December 31, 1996 to $1.0 million for the year ended December 31, 1997 and decreased as a percentage of revenue from 162% to 64% in such periods. The dollar increase in general and administrative expenses was attributable primarily to increased salaries and related expenses associated with hiring additional personnel, increased professional fees and increased supplies and equipment, including general depreciation. These increases were incurred to support the growth of our operations.

   Interest Income (Expense), Net. Interest income increased $36,000 from $21,000 for the year ended December 31, 1996 to $57,000 for the year ended December 31, 1997. The increase in interest income was attributable primarily to the increase in our average cash and cash equivalents balances as a result of the net proceeds from the issuance of preferred stock in November 1997. Interest expense increased $77,000 from $20,000 in 1996 to $97,000 in 1997. The increase was attributable primarily to larger amounts of outstanding debt and capital lease obligations.

Quarterly Results of Operations Data

   The following table sets forth certain unaudited quarterly statement of operations data for each of the five quarters ended March 31, 1999. We believe that we have prepared these data on the same basis as our audited financial statements in this prospectus, and have included all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations for these interim periods. You should read these interim financial data together with our audited financial statements and the notes to those statements in this prospectus. Our historical results of operations do not necessarily indicate the results of operations we will achieve in the future, and our results of operations for interim periods do not necessarily indicate the results of operations for any future period.

                                           Three Months Ended
                         --------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31,
                           1998      1998        1998          1998       1999
                                             (In thousands)
Revenue.................  $   922  $ 1,069      $ 1,359      $ 1,778     $ 1,675
Cost of revenue.........      393      447          446          456         540
                          -------  -------      -------      -------     -------
                              529      622          913        1,322       1,135
Operating expenses:
 Sales and marketing....      996    1,121        2,217        2,978       1,982
 Product development....      460      648          880        1,058       1,664
 General and
  administrative........      382      400          464          864         620
                          -------  -------      -------      -------     -------
Total operating
 expenses...............    1,838    2,169        3,561        4,900       4,266
                          -------  -------      -------      -------     -------
Loss from operations....   (1,309)  (1,547)      (2,648)      (3,578)     (3,131)
Interest income, net....       57       30          120          116          63
                          -------  -------      -------      -------     -------
Net loss................  $(1,252) $(1,517)     $(2,528)     $(3,462)    $(3,068)
                          =======  =======      =======      =======     =======

                                           Three Months Ended
                         -------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31,
                           1998      1998       1998          1998       1999
                                       (As percentages of revenue)
Revenue.................     100%     100%       100%          100%       100%
Cost of revenue.........      43       42         33            26         33
                           -----     ----       ----          ----       ----
                              57       58         67            74         67
Operating expenses:
 Sales and marketing....     108      105        163           167        118
 Product development....      50       61         65            60         99
 General and
 administrative.........      41       37         34            49         37
                           -----     ----       ----          ----       ----
Total operating
 expenses...............     199      203        262           276        254
                           -----     ----       ----          ----       ----
Loss from operations....    (142)    (145)      (195)         (202)      (187)
Interest income, net....       6        3          9             7          4
                           -----     ----       ----          ----       ----
Net loss................   (136)%    (142)%     (186)%        (195)%     (183)%
                           =====     ====       ====          ====       ====

   We have a limited operating history upon which to evaluate our business and to predict revenue and plan operating expenses. We expect our quarterly operating results to vary significantly in the future due to a variety of factors, many of which are outside of our control. Since we expect to be substantially dependent on revenue from advertising for the foreseeable future, our quarterly revenue is likely be particularly affected by user traffic levels on Deja.com.

Liquidity and Capital Resources

   Since inception, we have financed our operations primarily through private placements of equity securities, bridge loans and borrowings under an equipment line of credit with a commercial bank. As of May 31, 1999, we had received net proceeds of approximately $48.3 million from the sale of common and preferred stock, including net cash proceeds of $21.9 million from the sale of Series D preferred stock in May 1999.

   To date, we have experienced negative cash flows from operating activities. Net cash used in operating activities was $1.8 million for the year ended December 31, 1996, $4.9 million for the year ended December 31, 1997, $7.2 million for the year ended December 31, 1998. Net cash used in operating activities for these periods was attributable primarily to Deja.com's operating losses during these periods, adjusted for certain non-cash items, and a higher level of accounts receivable resulting from an increase in revenue, which was partially offset by increases in accounts payable and accrued liabilities. For the three months ended March 31, 1999, net cash used in operating activities totaled $3.3 million. Net cash used in operating activities for this period was attributable primarily to Deja.com's operating loss for the period and a decrease in accounts payable and accrued liabilities, offset in part by an increase in depreciation and amortization expense. We expect losses from operations and negative cash flow to continue for the foreseeable future because we intend to significantly increase our operating expenses, particularly sales and marketing expenses and product development expenses, in the next several years.

   Net cash used in investing activities was $494,000 for the year ended December 31, 1996, $842,000 for the year ended December 31, 1997, $1.5 million for the year ended December 31, 1998, and $1.1 million for the three months ended March 31, 1999. All net cash used in investing activities related to capital expenditures, primarily for the acquisition of equipment, except for the three months ended March 31, 1999, in which we also used $430,000 to acquire a technology license.

   Net cash provided by financing activities was $3.9 million for the year ended December 31, 1996, $9.9 million for the year ended December 31, 1997, and $13.0 million for the year ended December 31, 1998. Net cash provided by financing activities in 1996 was attributable primarily to net proceeds from the issuance of preferred stock and common stock. Net cash provided by financing activities in 1997 was attributable primarily to proceeds from the issuance of preferred stock and proceeds from the issuance of notes payable. Net cash provided by financing activities in 1998 was attributable primarily to proceeds from the issuance of common and preferred stock and, to a lesser extent, borrowings under a collateralized term note related to equipment financing.

   We entered into the term note with a bank in April 1997 for the acquisition of general operating equipment. At March 31, 1999, $541,667 was outstanding under this facility, of which $500,000 is due before the end of 1999 and $41,667 is due in equal monthly installments in the first four months of 2000. This term note bears interest at the bank's prime rate plus 0.25% (8.0% at March 31, 1999). At March 31, 1999, we had a general line of credit and an equipment line of credit with the bank of $1.0 million each. Our general line of credit expired unused on May 14, 1999. No amount is outstanding under the equipment line of credit. We may use borrowings under our equipment line to purchase general operating equipment. Interest accrues and is payable monthly on outstanding balances under this line at the bank's prime rate plus 0.50% (8.25% at March 31, 1999).We may borrow against the equipment line of credit through October 31, 1999.

   Borrowings under our term loan arrangements and equipment line of credit are collateralized by substantially all of our assets, excluding certain intellectual property. The provisions of our credit arrangements prohibit us from declaring or paying dividends. Additionally, in order to avoid default, we must meet certain quarterly minimum financial covenants on our credit arrangements including minimum tangible net worth, liquidity ratio and revenue covenants. At December 31, 1998 and March 31, 1999, we were not in compliance with our minimum revenue covenant for the quarters then ended. On June 15, 1999, the bank waived these defaults under our credit arrangements.

   As of March 31, 1999, our principal capital commitments consisted of obligations outstanding under capital and operating leases. From inception to March 31, 1999, we made approximately $3.1 million in capital expenditures, excluding capital lease agreements, of which approximately $700,000 was made during the three-month period ended March 31, 1999. We estimate that our capital expenditures will be approximately $1.7 million in the last three quarters of 1999. We currently expect that our principal capital expenditures in the last three quarters of 1999 will relate to increasing our Web site capacity, personal computers, office equipment and furnishings, and leasehold improvements.

   We anticipate that our cash and cash equivalents of $5.7 million at March 31, 1999, together with the net proceeds of this offering, the net proceeds of our recent sale of preferred stock, and amounts available under our line of credit and equipment line, will be sufficient to meet our anticipated needs for at least the next twelve months. Thereafter, we may need to raise additional funds in order to fund more aggressive brand promotion, develop new and enhanced services, respond to competitive pressures or make acquisitions. Additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us or our stockholders. If adequate funds are not available on acceptable terms, we may be unable to achieve our objectives, which would have a material adverse effect on our business. If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interests and those securities may have rights superior to those of the holders of the common stock. If we raise additional funds by issuing debt, we may be subject to further limitations on our operations, including limitations on the payment of dividends.

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Year 2000 Compliance

   Many currently installed computer systems and software products accept or recognize only two-digit entries in the date code field. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with year 2000 requirements or risk system failure and miscalculations that disrupt normal business activities.

   State of Readiness. We are making a preliminary assessment of the year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. As part of our assessment plan, we are evaluating our date-dependent code, internally developed software, software developed by third parties, and hardware. We plan to complete this evaluation by the end of July 1999. We intend to check all internally developed code and to identify, fix and test any problematic code by September 30, 1999. We intend to upgrade or replace all material externally developed software that has not been certified as year 2000 compliant by September 30, 1999. More specifically:

  . we are in the process of seeking verification from our material third-party vendors and suppliers that their systems and software are year 2000 compliant, or, if their systems and software are not presently compliant, to provide a description of their plans to make them so;

  . we have determined that Linux, our operating system, and the Apache web server software, our primary Internet interface, are year 2000 compliant;

  . we will perform an end-to-end year 2000 test as part of our year 2000 project by October 31, 1999; and

  . our Web site utilizes the Network Time Protocol facility, which synchronizes the date and time for all servers to a single machine; the date and time of the servers for our site depend on a single machine's being correct. As long as the NTP servers are year 2000 compliant, all of the other servers for our Web site should be year 2000 compliant.

   Costs. We include our costs associated with year 2000 compliance issues in our capital expenditure budget and do not expect these costs to be material to our financial position or results of operations. We believe that through March 31, 1999 our total costs to become year 2000 compliant have been immaterial. We believe that our total costs to become year 2000 compliant will not exceed $150,000. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and in connection with year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operation and financial condition.

   Risks. Although we have received compliance information from some of our material third-party vendors, we have not received compliance information from many of our third-party vendors. In addition, it is possible that our third-party vendors were or will be mistaken or untruthful in certifying that their systems and software are year 2000 compliant. In addition, we will not conduct a system test until October 31, 1999. If our facilities are not year 2000 compliant, our Web site could be unavailable and we could be unable to deliver services to our users. If our present efforts to address year 2000 compliance issues are not successful, or if vendors and suppliers with which we conduct business do not successfully address such issues, our business, operating results and financial

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

position could be materially and adversely affected. Moreover, the failure to address year 2000 compliance issues adequately could result in claims of mismanagement and related litigation, which could be costly and time-consuming to defend.

   Contingency Plan. As discussed above, we are engaged in an ongoing year 2000 assessment and have developed no contingency plans to address the worst-case scenario that might occur if technologies upon which we depend are not actually year 2000 compliant. We will take into account the results of our year 2000 testing and the responses received from all third-party vendors and service providers in determining the need for, and nature and extent of, any contingency plans. We intend to develop any required contingency plan no later than September 30, 1999.

   Forward-Looking Statements. We provide the year 2000 discussion above as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on October 19, 1998. This discussion contains forward-looking statements that are based on management's best current estimates, which were derived from a number of assumptions about future events, including the continued availability of resources, representations received from third parties and other factors. We cannot, however, assure you that these estimates will be achieved, and our actual results could differ materially from those anticipated. Specific factors that might cause material differences include:

  .  our ability to identify and remediate all relevant systems;

  .  results of year 2000 testing;

  . adequate resolution of year 2000 issues by governmental agencies, businesses and other third parties who are our suppliers and vendors;

  .  unanticipated system costs; and

  .  our ability to implement adequate contingency plans.

   In addition, governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control may not be year 2000 compliant. The failure of these organizations to be year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering Deja.com, decrease the use of the Internet or prevent users from accessing Deja.com, any of which could seriously harm our business.

Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." This statement is effective for financial statements for years beginning after December 15, 1998. This statement provides guidance over accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and the amortization of such costs. We adopted this standard during the three months ended March 31, 1999, and its adoption had no material effect on our results of operations, financial position or cash flows.

   In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." This statement, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this standard had no effect on our results of operations, financial position or cash flows.

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

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and for hedging activities. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect the adoption of this statement to have an impact on our results of operations, financial position or cash flows.

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

                                    BUSINESS

Overview

   Deja.com is a leading Internet destination for the exchange of user-generated information, knowledge and opinion. Through our discussion forums and ratings, we are pioneering the use of online shared knowledge to empower consumer decision-making. Our Web site features user-generated ratings of thousands of products, services and topics in hundreds of categories, as well as related online discussion forums.

   Our Web site offers users a forum to exchange information with a knowledgeable and engaged community of millions of Internet users by providing access to approximately 33,000 Usenet discussion groups and over 10,000 proprietary discussion groups. Our users can participate in a wide variety of discussions on specific topics within our ten broad channels. We believe our Web site is frequently used by consumers seeking the opinions and experiences of other consumers regarding specific products and services.

   In May 1999, we enhanced our Web site to broaden its appeal by providing additional tools to assist consumers in the decision-making process. In particular, we introduced an innovative, user-generated ratings system that provides users a quick, interactive and intuitive way to evaluate and compare the features and relative merits of thousands of products, services and other topics. Our ratings complement our discussion forums by capturing, summarizing and conveying information relevant to the consumer decision-making process. We also introduced convenient links to retailers and other vendor sites where users can access additional product information, comparison shop and make purchases online.

Industry Background

   The Internet

   The Internet has emerged as a global medium for communication, information-gathering and commerce. In 1998, International Data Corporation, an information technology research firm, estimated that there would be approximately 97 million Internet users worldwide at the end of 1998 and anticipated that this number would grow to approximately 320 million users by the end of 2002. The proliferation of users, combined with the Internet's reach and cost-effective marketing potential, has created a powerful channel for commerce, marketing and advertising.

   Medium for Shared Knowledge

   The low cost and interactive nature of the Internet have increased the ability of individuals to communicate with one another around the world. The Internet has also facilitated the development of many different methods of communication, including e-mail, Usenet, online bulletin boards, chat rooms and instant messaging. Usenet, an early form of Internet communication, was created in 1979 when graduate students at Duke University conceived of a computer network designed to link together members of the Unix community. Over the years, Usenet has evolved into a vast network of user-generated messages, organized in subject areas called newsgroups.

   As the use of Usenet grew, the number and variety of newsgroups that users created to discuss particular subjects or topics grew as well. By the early 1990s, there were thousands of Usenet newsgroups with hundreds of thousands of participants worldwide. Participants freely shared their knowledge, opinions and ideas in order to express themselves and to encourage others to respond or provide their own input or advice. Usenet's mass appeal was limited, however, by its lack of archives, navigational features and search capabilities.

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

   With the advent of the Web and the broad based audience it attracted, active online communities developed on the Web. These online communities commonly feature message boards, which are similar to Usenet in that they include user-generated messages on a variety of topics, but are generally available only through particular Web sites. Through Usenet and message boards, the Internet has effectively fostered a culture of shared knowledge characterized by open discussion, debate and a sense of community.

   Growth of Internet Advertising and E-Commerce

   The ability of the Web to offer graphics, sound and pictures has dramatically increased the appeal of the Internet to advertisers and others looking to reach consumers in a cost-effective manner. The Internet possesses a number of unique characteristics that differentiate it from traditional advertising media. The Internet has the capacity to help advertisers:

  . target consumers with desirable demographic profiles according to consumers' specific interests and online browsing, shopping and purchasing behavior;

  . electronically reach and serve a large, global customer base from a central location, without regard to the time of day;

  .  provide personalized, low-cost and real-time customer interaction;

  .  receive real-time information on the effectiveness of their advertising;
     and

  . quickly and cost-effectively adapt their advertising to customer responses.

   In October 1998, Jupiter Communications, a new media research firm that studies the effects of online technologies on traditional consumer industries, estimated that the dollar value of online advertising would increase from approximately $1.9 billion in 1998 to approximately $7.7 billion in 2002, representing a compound annual growth rate of 42%.

   The growing adoption of the Internet as a mass communications medium also represents a significant opportunity for merchants to conduct e-commerce. The Internet enables retailers and other merchants to make their products and services available to a worldwide audience at a relatively low cost. At the same time, the Internet enhances an online consumer's ability to comparison shop by providing access to multiple retailers and multiple sources of information regarding products and services. As business and consumer acceptance of e-commerce grows, advertisers and merchants are increasingly using the Internet to locate customers, advertise and facilitate transactions. According to Forrester Research, a market research firm, total online retail sales in the United States are expected to increase from $7.8 billion in 1998 to $76.3 billion in 2002, representing a compound annual growth rate of 77%. Forrester Research also projects that the number of U.S. households that shop online will increase from 8.7 million in 1998 to 30.3 million in 2002. As the number of Web sites offering products and services grows, however, e-commerce merchants face the challenge of differentiating their Web sites to attract consumers.

   The Opportunity to Link Shared Knowledge with Purchase Decisions

   Conventional online discussion forums, like Usenet and bulletin boards, give users a wealth of information about a variety of topics, including products and services. While often providing valuable word-of-mouth information, these forums are not structured to assist users in efficiently locating information for making informed decisions about which products and services to purchase. An opportunity exists for a user-friendly site to provide a framework for consumers to share their answers to a fundamental consumer question: What do people think of this product or service? and the related questions: What should I buy? and Where should I buy it?

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

   At the same time, advertisers and e-commerce merchants are seeking highly targeted audiences with a propensity to purchase goods and services online. Advertisers and e-commerce merchants frequently have difficulty reaching their target audiences in a cost-effective manner because of the diffusion of consumer attention across the Internet, the concentration of advertising on popular Web sites and the frequent use of exclusive arrangements. As a result, consumers' needs for relevant, trusted information on products and services often go unsatisfied, while advertisers and e-commerce merchants are frequently unable to access large numbers of highly qualified consumers. We believe that a significant market opportunity exists for an Internet site that aids consumers in their decision-making process and provides advertisers and e-commerce merchants with access to these qualified consumers.

The Deja.com Solution

   We are pioneering an online service, Deja.com, that empowers consumers to make informed decisions and purchases with shared knowledge. We have designed our service to capture and convey user knowledge and opinion through easy-to-understand consumer ratings and to extend the depth of that information with accessible and user-friendly online discussion. Our Web site provides marketing opportunities for advertisers through contextual programming and facilitates e-commerce through direct links to relevant shopping and purchasing options.

   We are a Trusted Source of Shared Knowledge. We believe that many consumers, especially online consumers, prefer unfiltered product information and testimonials from other consumers, rather than biased information from manufacturers and retailers. By taking advantage of the interactive nature and vast reach of the Internet, we extend the power of consumer word-of-mouth information beyond a limited circle of acquaintances to our entire community of users. We also organize and present unfiltered word-of-mouth information in a format that users can access and evaluate quickly and easily. Topically arranged and presented in a compelling manner, our Deja Ratings and Deja Discussions offer consumers an intuitive service for accessing valuable information about thousands of products and services.

   We Have a Highly Scalable Database of Shared Knowledge. Most of the content on Deja.com is user-generated and is continually updated in real time through new ratings, discussions and Usenet postings. As of June 15, 1999, we had accumulated over 200,000 ratings on thousands of products, services and topics. In addition, we have archived four years of Usenet discussions, the largest Usenet archive on the Internet. We provide access to approximately 33,000 Usenet discussion groups and over 10,000 proprietary discussion groups. We believe this provides us a highly scalable and rapidly growing database of shared knowledge at a very low cost compared to other forms of content.

   We Link Shared Knowledge with Purchase Decisions and E-Commerce. We believe that, as a result of our extensive database of user-generated content and discussion, Deja.com is often a starting point for individuals who have an interest in or want to purchase a particular product or service. By providing tools to sort, rank and compare alternative products and services, we enable consumers to make better and more informed purchase decisions. We also provide convenient links from that shared knowledge to e-commerce sites where users can easily access additional product information, comparison shop and make purchases online. Our Web site differentiates itself by supporting all stages of the consumer's decision-making process, from information-gathering to purchase and post-purchase feedback.

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

   We Offer Compelling Advertising and E-Commerce Opportunities. We provide advertisers and e-commerce merchants multiple opportunities to reach highly targeted audiences of potential consumers at the time these consumers are considering a purchase. By assisting a potential consumer in gathering information, analyzing that information and making purchase decisions, we provide advertisers and e-commerce merchants various opportunities to engage the consumer. Moreover, our programmable sponsor boxes enable marketers to deliver a message that is contextually relevant to the information that the user has selected. Our programmable sponsor boxes differ from traditional banner advertising in that they contain functionalities such as search, menus and calculators, and are positioned alongside the content of the Web page.

   We believe the online purchasing habits of our users are attractive to advertisers and e-commerce merchants. A spring 1999 study of our adult users by @Plan indicated that they were more likely than other adult Internet users to shop and make purchases online in many key product categories. For example, our users were almost twice as likely as average adult Internet users to purchase books and music online, and almost three times as likely to purchase game software and home electronics online.

Our Strategy

   Our objective is to generate advertising and e-commerce revenue by establishing Deja.com as the most trusted source for unbiased, user-generated information on a range of products, services and topics important to consumers. Our strategy to achieve this objective includes the following key elements:

   Strengthen and Promote the Deja Brand. We believe that our Deja News brand has significant brand recognition and that we are extending that brand recognition to our new Deja brand. We believe that brand awareness is critical to attracting and retaining users, advertisers, e-commerce merchants and strategic partners. We plan to pursue an aggressive brand-development strategy through both online and traditional marketing initiatives, promotions, media coverage and strategic distribution relationships, as well as by encouraging additional word-of-mouth support among our users. Beginning in fall 1999, we also intend to use television advertising as a significant part of our marketing campaign. In May 1999, we entered into an agreement with NBC in which NBC agreed to provide us $3.0 million in television advertising in exchange for an equity stake in our company.

   Increase our Reach and User Traffic. We intend to attract increasing numbers of users to our Web site by aggressively promoting our Web site and our brand in both online and traditional media, and by adding features such as Deja Ratings to our Web site that we believe will appeal to additional mainstream Internet users. We also intend to enter into strategic relationships with third parties in which we would license certain elements of our Deja Ratings content for display on their Web sites. We believe that third parties will be interested in using Deja Ratings on their Web sites to add useful content and to promote e-commerce. We also believe that distributing Deja Ratings to prominent third-party sites will heighten consumer awareness of our brand and our Web site and will generate additional traffic through direct links to our Web site.

   Continue to Enhance the User's Experience. We intend to expand the functions, features, accessibility and content of Deja.com in order to enhance the user's experience and extend the usefulness of online discussion and shared knowledge to consumer purchase decisions. We plan to expand and update the categories and product offerings included in our ratings service continually and to develop partnering relationships to expand the purchasing options for consumers accessing our

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

shopping features. We also plan to build additional tools to enhance our support of consumer decision-making. For example, we plan to develop methods of collaborative filtering that allow consumers to access ratings and gather input from consumers with similar tastes, preferences and demographic profiles.

   Convert User Traffic into Revenue. We intend to increase our advertising and e-commerce revenue by broadening our base of advertisers and e-commerce merchants, capitalizing on Deja Ratings as a consumer resource tool and e-commerce platform, and optimizing our advertising rates through targeted advertisements to consumers who are making purchase decisions or who have specific interests. We provide advertisers and merchants a customized, contextually relevant product offering, including programmable sponsor boxes and links to shopping services. We also intend to sponsor event-driven promotional advertising programs to build our brand awareness and direct user traffic to the Web sites of our advertisers and e-commerce merchants.

Deja.com

   Deja.com is an Internet destination site that enables users to exchange information and to apply that shared knowledge to purchase decisions. Deja.com offers various features, including Deja Ratings, Deja Discussions, e-commerce capabilities and customization options. We organize our Web site and user-generated content in a logical, intuitive manner and provide user-friendly tools, including search features, to enhance the user's experience. Our Web site is organized around 10 main channels, each of which is organized into numerous subchannels:

  .  Arts & Entertainment            .  News


  .  Automotive                      .  People


  .  Computing & Tech                .  Recreation


  .  Health                          .  Sports


  .  Money                           .  Travel


   Each channel includes an introductory page that guides the user to the ratings, discussions and communities associated with the channel. Each introductory page also presents selected topical information, such as a ranking of the top five items in a popular category, to entice the user to explore the Web site more fully, and invites the user to rate a product, service or topic covered by the channel.

  Deja Ratings

   Introduced in May 1999, Deja Ratings enable consumers to contribute and evaluate ratings currently covering approximately 7,000 products, services and topics in approximately 400 categories. For any given category, Deja Ratings tabulates rankings for specific items according to various category-specific criteria. For example, in the portable PCs category, a consumer can rate the Dell Latitude on a scale from 1 (worst) to 5 (best) according to the following four criteria:

  .  Features

  .  Performance

  .  Durability

  .  Cost/Benefit

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

   After a user rates the Dell Latitude, Deja Ratings instantly updates the ratings page for the Dell Latitude to indicate its current average ratings. The user also has the option of providing commentary on the Dell Latitude. Users can compare the ratings for the Dell Latitude with those of other portable PCs through an easy-to-understand graphical rankings chart, which the user can sort according to the overall rating for portable PCs or according to any of the four criteria. Over time, we believe the leading brands in any category will receive thousands of individual ratings from users, enhancing the reliability and significance of the ratings and rankings for that item. We intend to expand our Deja Ratings database by collecting ratings from Deja Ratings boxes placed on third-party sites.

  Deja Discussions

   Through Deja Discussions, we make Usenet content and online discussion more accessible and user-friendly. Having pioneered the archiving and search of Usenet, we are able to provide an organized means to access approximately 33,000 Usenet discussion groups, as well as over 10,000 proprietary discussion groups. We believe that users often browse or participate in these discussions before making purchase decisions. Deja Discussions allows a user interested in discussions about portable PCs, for example, to search the Deja.com discussion database by entering "portable PCs" or "laptops" as a search term. The user then receives a listing of relevant discussion groups and messages relating to these products, such as computer portables marketplace and Mac laptops, which the user may browse or participate in to assist in the decision-making process. We facilitate this process with our Thread Digest feature, which groups together all messages within a discussion or "thread" in a manner that allows the user to browse the discussion sequence in an intuitive and logical manner. We also enhance the discussion experience by highlighting particular, widely discussed topics and current events, as well as those that are contextually relevant to the Deja Ratings or other features that users are accessing.

  E-Commerce Capabilities

   Our Web site helps consumers to transition from decision-making to purchasing goods and services online by providing convenient links to relevant e-commerce Web sites. We provide e-commerce functionality as a component of many of our Deja Ratings and enable consumers to evaluate both "new" and "used" product options. Our Deja Ratings and Deja Discussions also feature programmable sponsor boxes that enable our marketing partners to provide direct click-through access to Web sites where they offer specific products and services.

   Shop New. As of May 31, 1999, Deja Ratings offered a "Shop New" option for selected products and services in approximately one-third of our rated categories. This feature, which appears in both the ratings results chart for a particular product and the ratings comparison chart that compares all products in a category, connects consumers to a commerce listing for the rated product from which they can link to various e-commerce merchants offering the rated product. We have engaged Inktomi to provide these commerce listings. In line with our strategy of linking shared knowledge to purchasing opportunities, we intend to pursue additional strategic relationships for links to Web sites that specialize in particular product and service categories.

  Shop Used. For many of our rated categories, we provide a "Shop Used" option. This feature links consumers to Usenet classified newsgroups where users may be offering the item in question. We intend to expand the sources for these listings by developing strategic relationships with online auction sites and other retailers of used goods.

   Programmable Sponsor Boxes. We provide our marketing partners the opportunity to create contextually relevant advertising and to deliver their messages where consumers are disposed to

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

make a purchase decision. Our programmable sponsor boxes appear directly adjacent to Deja Ratings and Deja Discussions of products and services, allowing merchants to customize their pitch to the very specific interests of consumers. For instance, an electronics retailer can offer specific information on portable PCs in the portable PCs areas of our Web site. Our programmable sponsor boxes differ from traditional banner advertising in that they contain functionalities such as search, menus and calculators, and are positioned alongside the content of the Web page.

   Customization Options

   We allow our users to register and customize their Deja.com experience according to their interests.

   My Deja. My Deja allows registered users to facilitate their Deja.com experience by collecting favorite forums, communities and discussion threads on one personalized page. Deja Tracker, a feature within My Deja, notifies users by e-mail when someone responds to their postings or when responses have been added to a discussion topic or forum of particular interest to the user.

   Deja Communities. Deja Communities allows users to form online communities by building a "site within the site" around a particular interest. Within these communities, users may, among other things, hold ongoing discussions, meet in chat rooms, recommend favorite Web sites, promote group events, share calendars, create and take polls, collaborate on products, and make announcements. As of May 31, 1999, there were over 8,000 Deja Communities.

Programming

   Our programming staff is responsible for organizing and presenting the user-generated content on our Web site. Our staff includes both channel programmers and designers. Each channel programmer conceptualizes, manages and programs the structure, content and features of one or more of our ten topical channels, including the selection of categories, products and criteria to be rated by our users in Deja Ratings and the highlighting of interesting and relevant Deja Discussions on appropriate channel pages. Our designers manage the overall design of our Web site, including its navigational features, graphics and formats.

Sales

   We believe that our Deja Ratings and Deja Discussions provide a highly targeted platform for advertisers and e-commerce merchants to reach consumers interested in a broad range of products, services and topics. We offer advertisers and e-commerce merchants numerous sizes and types of placement, including banner advertisements, programmable sponsor boxes, integrated e-commerce links and text links. We allow advertisers and e-commerce merchants to have significant flexibility in determining the placement of their advertisements based on the level of targeting they want to achieve.

   To date, sales of advertising on Deja.com have been generated through our internal sales organization. As of May 31, 1999, we had an advertising sales force consisting of 19 professionals located principally in New York, Austin and San Francisco. Our sales force is organized into three groups: sales personnel, who handle long-term relationships and customer service; creative services personnel, who assist current and potential advertisers in designing programmable sponsor boxes and other advertising features; and sales operations personnel, who handle inventory and perform day-to-day support functions. Our advertising sales force is dedicated to developing and maintaining close relationships with advertisers by consulting regularly with them on design and placement of their advertising and by providing them with advertising measurement analysis and a high level of customer support.

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   The following is a selected list of our significant advertisers during the first quarter of 1999: Brands for Less, Buy Direct, Datek Online, eBay, Fatbrain.com, Microsoft, NECX, Qwest Communications and US West,

   Our agreements with our advertisers typically range from one to three months and provide for a guaranteed number of impressions for a fixed fee. Some of our advertising arrangements includee-commerce relationships that generally entitle us to a fee for customer acquisitions and/or a share of revenue generated by sales of merchandise or services resulting from direct links from Deja.com. As of May 31, 1999, we had such e-commerce relationships with the following entities: Brands for Less, Qwest Communications and Waterhouse Securities. Moreover, we recently entered into an e-commerce relationship with Inktomi, through which Inktomi's "Shopping Engine" is integrated into our Shop New feature in order to provide links to various e-commerce merchants that allow our users to purchase many of the products selected on our Web site. Our relationship with Inktomi entitles us to a percentage of the revenues generated by sales resulting from direct links from Deja.com to the Inktomi service. We plan to enter into additional arrangements with other e-commerce marketers in the future.

Marketing the Deja.com Site

   We believe that an aggressive brand promotion and marketing campaign will increase usage of Deja.com and attract additional advertisers and e-commerce merchants. We market our services through online advertising on other Web sites, as well as through promotions on Deja.com. We also use direct e-mail campaigns to offer products and services to our registered users. In addition, since May 1999, we have been advertising in selected cities through traditional offline media, including outdoor and radio advertisements and local and national print campaigns. We intend to use television advertisements in the future through a promotion agreement with NBC and through other television outlets. We also rely on public relations, trade shows and ongoing customer communications programs. We also license certain elements of our Deja Ratings and Deja Discussions services for placement on third-party Web sites in order to promote our brand and expand our reach. We intend to expand our marketing and brand promotion initiatives.

Technology and Operating Infrastructure

   We have developed an open-standard hardware and software system that is designed for reliability and the timely and efficient delivery of service to users. The system integrates site management, network monitoring, quality assurance, transaction processing and discussion services.

   We use Linux as our operating system and Apache as our Web server software. Our functions integrate both commercial and proprietary software. Many of our internally developed applications interact with various third-party applications, including eCal Corporation's eCal calendaring service, SmartAge's banner exchange network services, ICQ's instant messaging services, Inktomi's Shopping Engine service, and bCandid's individual NNTP-based newsreader accounts. We have developed our own software subsystems for advertising placement, scheduling and inventory, Web page publishing, product ratings, site metrics and reporting, and user registration, as well as proprietary back-end database archival and retrieval. We intend to continue to upgrade and expand our software subsystems server and networking infrastructure in an effort to improve the speed and reliability of access to our Web site.

   We have an Internet-hosting agreement with IXC Internet Services to maintain all of our production servers at its Austin data center. IXC provides comprehensive facilities management services including human and technical monitoring of network connections and bandwidth 24 hours per day, seven days per week. IXC provides the means to connect our servers to end-users via the Internet through high-capacity transmission wires. These connections link to many different parts of the Internet via a combination of public and private peering agreements. The facility has connections to two independent power grids, one uninterruptible power supply as well as one diesel generator that can supply the data center's power for 24 hours before refueling is required.

Competition

   We compete for users with other Web sites, including content Web sites, community Web sites, and personal homepage Web sites. We compete for advertisers and e-commerce merchants with the above Web sites, as well as Internet retrieval companies, search engines and Internet "portal" companies, general purpose consumer online services, and Web sites maintained by Internet service providers.

   We believe that our ability to compete depends on many factors, many of which are outside of our control. These factors include the quality of content that we or our competitors provide, the ease of using services that we or our competitors develop, the timing and market acceptance of new and enhanced services that we or our competitors introduce, and the effectiveness of our or our competitors' respective sales and marketing efforts.

   We also compete with traditional advertising media such as television, radio, and print for a share of advertisers' total advertising budgets. If advertisers perceive either the Internet or Deja.com to be a limited or ineffective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budgets to Internet advertising or to advertising on Deja.com.

Intellectual Property and Proprietary Rights

   We regard our copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as crucial to our success and rely on United States and foreign laws relating to the protection of intellectual property to protect these proprietary rights. We strategically pursue the registration of our trademarks and service marks in the United States. We have a registered trademark, DEJANEWS, and have applied for registration in the United States for certain of our trademarks and service marks, including DEJA.COM, the DEJA.COM logo, DEJA RATINGS, DEJA DISCUSSIONS, DEJA COMMUNITIES, DEJA SHOPPER, DEJA TRACKER and MY DEJA. We enter into confidentiality agreements with our key employees, consultants, independent contractors and strategic partners, and generally control access to and distribution of our proprietary information. The validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving, and effective intellectual property protection may not be available in every country where our services are made available online. The steps we have taken may be inadequate to protect our proprietary rights and third parties may infringe upon or misappropriate our intellectual property. Any such infringement or misappropriation could have a material adverse affect on our business, results of operations and financial condition. Moreover, protecting our intellectual property against infringement or misappropriation could result in substantial legal and other costs and could result in the diversion of our management's time and attention.

   Some of the technology we incorporate in our Web site is based on technology we license from third parties. As we continue to introduce new services, we may need to license additional technology. If we are unable to license needed technology on a timely basis and on commercially reasonable terms, we could experience delays in the introduction of new services or reductions in the quality of our services, either of which could materially adversely affect our business, results of operations or financial condition. If someone asserts a claim against us relating to proprietary technology or information, we may seek licenses to such intellectual property. We may be unable to obtain such licenses on commercially reasonable terms, if at all. Our failure to obtain the necessary licenses or other rights could have a material adverse effect on our business, results of operations and financial condition.

   We have licensed and expect to continue to license certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. Although we attempt to ensure that our licensees maintain the quality of our brand, our licensees could take actions that materially adversely affect our reputation and the value of our proprietary information.

   Although we do not believe we infringe the proprietary rights of any third parties, third parties may assert claims against us in the future. From time to time in the ordinary course of our business, we have been, and we expect to continue to be, subject to legal proceedings and claims, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us, our licensees or our users. These claims and any resultant litigation, should it occur, could subject us to significant liability for damages and could result in the invalidation of our proprietary rights. In addition, even if we prevail, any litigation could be time-consuming and expensive to defend, and could result in the diversion of management's time and attention, any of which could materially adversely affect our business, results of operations and financial condition. Any claims from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to those claims unless we enter into agreements with the third parties responsible for those claims, which agreements may be unavailable on commercially reasonable terms, if at all.

   Domain names are the Internet's "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. We have registered the domain name "Deja.com" as well as certain other domain names. Although we are seeking to register DEJA.COM as a trademark in the United States, we may not successfully obtain the registration, and third parties may bring claims for infringement against us for our use of this trademark. Moreover, our domain name could lose its value, or we could be required to use a different domain name if reform efforts result in a restructuring in the current system. If we are unable to use Deja.com as our domain name, our efforts to build brand awareness may falter, which could materially adversely affect our business, results of operations and financial condition.

Government Regulation and Legal Uncertainties

   General. There are increasing numbers of laws, regulations and legislative and regulatory proposals pertaining to the Internet. Laws, regulations, or industry standards and guidelines may be adopted with respect to the Internet relating to liability for information retrieved from, made available through or transmitted over the Internet, online content regulation, privacy protection, taxation, access charges, restrictions on cross-border commerce, and the quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the demand for our service, increase our cost of doing business, significantly slow the growth of the Internet, prevent us from operating our Web site or otherwise seriously harm our business.

   Liability for Information Retrieved from Deja.com and from the Internet. We may be subject to claims related to information retrieved through Deja.com or linked Web sites based on a variety of theories, including defamation, obscenity, negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this information. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. We could also be exposed to liability with respect to third-party content that may be posted by users in discussion forums or bulletin boards. It is also possible that third parties could make claims against us for losses incurred in reliance on information provided on Deja.com that contains errors or false or misleading information. Our general liability insurance may not cover any potential claims and we may incur significant expenses in investigating and defending these claims, even if we prevail. In addition, we may implement measures to reduce our exposure to these claims, which may require significant expenditures or limit the attractiveness of our service to users.

   The Communications Decency Act of 1996, or CDA, was enacted, among other reasons, to prohibit the transmission over the Internet of indecent, obscene or offensive content. Although selected parts of the CDA have been deemed unconstitutional, provisions protecting providers of Internet services from claims related to third-party content remain effective. Under the CDA, a provider of Internet services will generally not be treated as a publisher or speaker of any information available on its services that is provided by a third-party content provider. Under some circumstances, we may be unable to take advantage of these provisions. In particular, many foreign countries do not have comparable statutes and may not provide the same level of protection to providers of Internet services. For example, courts in the United Kingdom have held that providers of Internet services may be liable for the defamatory posts of their users. Moreover, we may be subject to claims that we are the publisher of the Deja Ratings content. Although we attempt to reduce our exposure to this potential liability through, among other things, user policies and disclaimers, the enforceability and effectiveness of these measures are uncertain.

   Online Content Regulations. Several federal and state statutes prohibit the transmission of indecent, obscene or offensive content over the Internet to particular groups of persons. The enforcement of these statutes and initiatives, and any future enforcement activities, statutes and initiatives, may result in limitations on the type of content and advertisements available on Deja.com. Legislation regulating online content could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as an advertising and e-commerce medium, which could seriously harm our business.

   Privacy Concerns. We have undertaken certain information practice obligations that are responsive to privacy concerns and legislative and regulatory initiatives. At present, we are unable to determine how burdensome these obligations and practices may become in the future. Moreover, we may also become subject to, or assume through implementation of voluntary standards, additional recordkeeping, data processing and other administrative requirements that significantly increase our costs of doing business and limit our business opportunities.

   The Federal Trade Commission is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to, among other things:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal identifying information deleted from a company's database;

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

  . provide consumers with access to their personal information and with the ability to rectify inaccurate information;

  . clearly identify any affiliations with third parties that may collect information or sponsor activities on a company's Web site; and

  . obtain express parental consent before collecting and using personal identifying information obtained from children under 13 years of age.

   These regulations may also include enforcement and redress provisions. Although we are implementing programs designed to enhance the protection of the privacy of our users, including children, these programs may not conform to any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree under which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could limit our ability to provide highly targeted opportunities for advertisers and e-commerce merchants. Any of these developments could seriously harm our business.

   It is also possible that "cookies," or information keyed to a specific server, file pathway or directory location that is stored on a user's hard drive, possibly without the user's knowledge, which we use to track Web site usage and to target advertising, may become subject to laws limiting or prohibiting their use. Limitations on or elimination of our use of cookies could limit the effectiveness of our targeting of advertisements and the reliability of our services, which could seriously harm our business.

   The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, E.U. citizens are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in E.U. member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States.

   Internet Taxation. A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and certain states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on state and local taxes on Internet access or on discriminatory taxes on e-commerce, existing state or local laws were expressly excepted from this moratorium. Further, once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon e-commerce. This legislation, or other attempts at regulating e-commerce, may substantially impede the growth of commerce on the Internet and, as a result, adversely affect our opportunity to derive financial benefit from e-commerce.

   Jurisdictions. Due to the global nature of the Internet, it is possible that, although transmissions by Deja.com over the Internet originate primarily in New York and Texas, the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws. These laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could seriously harm our business. In addition, as our service is available over the

Internet in multiple states and foreign countries, these jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each of these states or foreign countries. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in our inability to enforce contracts in these jurisdictions. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could seriously harm our business.

Employees

   As of May 31, 1999, we had 124 full-time employees, of whom approximately 56 worked in technology, approximately 19 in sales, 12 in finance and administration, 12 in product management, 8 in programming, 6 in marketing and the remaining in a variety of areas. From time to time, we employ independent contractors to support our research and development, marketing and sales departments. None of our employees is represented under a collective bargaining agreement. We believe that our relations with our employees are good.

Facilities

   Our headquarters are located in a leased facility in New York, New York, consisting of approximately 12,000 square feet of office space. We plan to expand to 18,000 square feet of space by July 1999 and have an option to expand to an additional 6,000 square feet. Our software development and operations facilities are located in leased space in Austin, Texas, consisting of approximately 14,600 square feet. We also maintain a sales office in approximately 1,450 square feet of leased space in San Francisco, California. We believe that our spaces in New York and San Francisco are sufficient for the next 12 months and that additional space in Austin will be available as needed on commercially acceptable terms.

Legal Proceedings

   We are not a party to any material legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.


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

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers and their ages and positions are as follows:

Name                     Age                       Position
Jeffrey C. Ballowe(1)...  43 Chairman of the Board
Thomas L. Phillips,
 Jr.....................  43 President, Chief Executive Officer and Director
Steven G. Madere........  34 Chief Technology Officer and Director
Ronald A. Berg..........  42 Vice President, Chief Financial Officer and Secretary
William C. Cason........  51 Senior Vice President of Technology
Eric Etheridge..........  41 Vice President of Programming
Deborah S. Newman.......  47 Vice President of Marketing
Christopher E. Thomas...  31 Vice President of Sales
Scott R. Williams.......  47 Vice President of Software Development
David J. Wilson.........  34 Vice President of Product Management
Douglas A.
 Alexander(1)...........  38 Director
Joseph C. Aragona.......  42 Director
Kenneth A. Fox(2).......  28 Director
Scott Miller(2).........  53 Director
Daniel L. Rosensweig....  38 Director

---------------------
(1) Member of the compensation committee.
(2) Member of the audit committee.

   Jeffrey C. Ballowe has served as one of our directors since March 1998 and has been our Chairman since August 1998. Since 1997, Mr. Ballowe has been self-employed. From 1986 until 1997, Mr. Ballowe held various management positions at Ziff-Davis, an international media company, including President of the Interactive Media and Development Group. Mr. Ballowe is a director of drkoop.com, VerticalNet, Xoom.com and ZDTelevision, a unit of Ziff-Davis. Mr. Ballowe also serves on the Advisory Board of Internet Capital Group. He received an M.B.A. from the University of Chicago, a master's degree in French from the University of Wisconsin-Madison, and a B.A. from Lawrence University.

   Thomas L. Phillips, Jr. has been President and Chief Executive Officer of Deja.com since December 1998. Before joining Deja.com, Mr. Phillips served as President of ESPN Internet Ventures from April 1997 to September 1998 and President of ABC News Internet Ventures from April 1997 to April 1998, both of which were joint ventures between the Walt Disney Company and Starwave. The two joint ventures produced ESPN.com, NFL.com, NBA.com, and ABCNEWS.com, among other Web sites. Mr. Phillips had managed the founding of each of those Web sites while he was with Starwave. Mr. Phillips served as Vice President of Starwave from August 1993 to January 1996 and as Senior Vice President from January 1996 to March 1997. From 1991 to 1993, Mr. Phillips was engaged in a series of entrepreneurial ventures. Mr. Phillips co-founded Spy magazine in 1986 and served as the magazine's President and Publisher until its sale in 1991. He received an M.B.A. from Stanford University and a B.A. from Harvard College.

   Steven G. Madere founded Deja News, our predecessor, in July 1995. He has been our Chief Technology Officer and a director since July 1995 and served as our President from July 1995 to November 1997. Before founding Deja News, Mr. Madere was a systems software consultant for The

Kernel Group, a computer software consulting firm, from March 1993 to June 1995. Mr. Madere received an M.S. in Physics from the University of California at San Diego and a B.S. from the University of Texas.

   Ronald A. Berg has been our Chief Financial Officer since July 1998. Before joining Deja.com, Mr. Berg served as the Chief Financial Officer of Infonautics, a publicly traded provider of online and Internet services, from January 1994 to July 1998. From November 1990 to January 1994, he was Vice President of Finance and Administration for Ziff Technologies, a division of Ziff Communications Company. Mr. Berg received a B.S.B.A. from Bucknell University.

   William C. Cason joined us as Senior Vice President of Technology in February 1999. From October 1993 to February 1999, Mr. Cason held a number of positions with PSW Technologies, a systems integrator, including Chief Technology Officer from August 1997 to February 1999, Senior Vice President of Corporate Marketing from October 1998 to February 1999, Senior Vice President of Business Development and Marketing from September 1997 to September 1998, Senior Vice President of Business Systems from January 1995 to September 1997, and Vice President of Business Systems and Software Technology from October 1993 to January 1995. Mr. Cason received a B.S.E.E. from the University of Texas at Austin.

   Eric Etheridge joined us in March 1999 as Vice President of Programming. Mr. Etheridge came to Deja.com from Microsoft, where from July 1996 to March 1999 he was Executive Producer for the New York edition of Sidewalk, the online city guide. He was also Executive Producer of the Entertainment channel for msn.com, Microsoft's Internet portal from September 1998 to March 1999. He was Editor of George from April 1995 to January 1996 and worked as an executive editor of The New York Observer from July 1994 to March 1995. Mr. Etheridge has also held editorial positions with Rolling Stone, 7 Days, Harper's Magazine and The Nation. He received a B.A. from Vanderbilt University.

   Deborah S. Newman joined us as Vice President of Marketing in November 1998. Ms. Newman was previously Vice President of Marketing, Advertising and Sales for Music Boulevard Network, the online division of N2K Entertainment, from March 1996 to November 1998. From January 1994 to March 1996, Ms. Newman served as President of Second Stage Media, a provider of marketing and consulting services to interactive entertainment companies. From January 1992 to December 1993, Ms. Newman was Vice President, Programming/Electronic Media for Sony Music Entertainment. Ms. Newman received a B.A. from Brandeis University.

   Christopher E. Thomas joined us as Vice President of Sales in May 1998. Mr. Thomas served as Vice President of Sales, Eastern Division, for International Data Group's ComputerWorld magazine from April 1997 to May 1998. He was a Regional Manager at Hachette-Filipacchi's Boating Magazine from March 1996 to March 1997. From November 1990 to February 1996,
Mr. Thomas was employed by Ziff-Davis Publishing Company, where he held sales positions with ComputerLife, Window Sources, MacUser and MacWEEK. Mr. Thomas received a B.A. from The Catholic University of America.

   Scott R. Williams has served as our Vice President of Engineering since December 1996. Before joining us, Mr. Williams was a self-employed consultant from July 1996 to December 1996. From March 1993 to July 1996, he served as Vice President of Development at Evolutionary Technologies International, a vendor of data integration and transformation tools. Mr. Williams received a B.A. from Boston University.

   David J. Wilson has been our Vice President of Product Management since November 1998. From September 1997 to November 1998, he served as our Vice President of Marketing. Before joining us, Mr. Wilson held a number of positions with Micrografx, a graphics software publisher, including Director of Brand Management from August 1996 to September 1997, Senior Product Manager-Consumer Products from January 1994 to July 1996, Product Manager from
September 1993 to December 1994 and Product Planner from June 1992 to August 1993. Mr. Wilson received an M.B.A. from Stanford University and a B.B.A. from Baylor University.

   Douglas A. Alexander has served as one of our directors since November 1997. Mr. Alexander has been a Managing Director of Internet Capital Group since September 1997. Mr. Alexander co-founded Reality Online in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 while concurrently acting as a contributor to Reuter's global Internet initiatives. Mr. Alexander is Chairman of the board of VerticalNet and serves as a director of a number of private Internet companies. Mr. Alexander received a B.S. from the University of Pennsylvania and a B.S. from the Wharton School of Business.

   Joseph C. Aragona has served as one of our directors since April 1995. Since June 1982, Mr. Aragona has served as a General Partner of Austin Ventures, a venture capital firm. He currently serves as a director for Pervasive Software and for various private companies. Mr. Aragona received an M.B.A. from the Harvard Business School and an A.B. from Harvard College.

   Kenneth A. Fox has served as one of our directors since November 1997. Mr. Fox co-founded Internet Capital Group in March 1996 and has served as one of its Managing Directors since that time. Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, which develops and operates rapidly growing information technology businesses, and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. Mr. Fox serves as a director of Internet Capital Group.

   Scott Miller became one of our directors in June 1999. Mr. Miller co-founded Core Strategy Group, a corporate strategy firm, in 1987 and has been its Chairman since that time. Mr. Miller also co-founded the Sawyer/Miller Group, a political strategy firm, in 1979 and served as its President until 1987. Mr. Miller received a B.A. from Washington & Lee University.

   Daniel L. Rosensweig has been a member of our board of directors since July 1998. He has served as President and Chief Executive Officer of ZDNet, a division of Ziff-Davis, since January 1999 and President of ZDNet since January 1998. He has been a director of Ziff-Davis since February 1999. From May 1996 to July 1997, Mr. Rosensweig served as Executive Vice President of ZD Inc.'s Internet Publishing Group. From August 1995 to May 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine. From February 1994 to June 1995, Mr. Rosensweig held a number of positions, including Associate Publisher and Publisher of PC Magazine. Mr. Rosensweig received a B.A. from Hobart College.

Classified Board of Directors

   At the first annual meeting of stockholders following the closing of our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, to serve staggered three-year terms. Upon expiration of the term of a class of directors, the directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Each director's term is subject to the election and qualification of his successor, or his earlier death, resignation or removal.

Board Committees

   Our board of directors established an audit committee in April 1998. The members of the audit committee are Messrs. Fox and Miller. The audit committee reports to the board of directors with regard to the selection of our independent auditors, the scope and records of our annual audits, fees to be paid to the auditors, the performance of our independent auditors, compliance with our accounting and financial policies, and management's procedures and policies relative to the adequacy of our internal accounting controls.

   Our board of directors established a compensation committee in April 1998. The members of the compensation committee are Messrs. Alexander and Ballowe. The compensation committee reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other employees. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee also administers our stock option and stock purchase plans. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor have any such interlocking relationships existed in the past.

Director Compensation

   Directors currently do not receive any fees from us for their service as directors, although by resolution of the board, they may receive a fixed sum and reimbursement for expenses in connection with attendance at board and committee meetings. On March 3, 1998, we granted Jeffrey C. Ballowe an option
to purchase     shares of common stock at an exercise price of $   per share.
The option was fully exercisable on the date of grant, but, if Mr. Ballowe leaves us before he has vested in his option shares, we have the right to repurchase, at the exercise price, any shares that have not vested. Options to
purchase      shares vested on March 3, 1999, and options to purchase
shares vest in 36 equal monthly installments, each of     shares, beginning
April 3, 1999. On July 31, 1998, we granted Mr. Ballowe an option to purchase
    shares of common stock at an exercise price of $    per share. The terms of
this option are identical to the option we granted Mr. Ballowe in March 1998,
except that options to purchase     shares vest on July 31, 1999 and options to
purchase     shares vest in 36 equal monthly installments, each of     shares,
beginning August 31, 1999.

   On June 8, 1999, we granted Scott Miller an option to purchase      shares
at an exercise price of $     per share. The terms of this option are identical
to the options we granted to Mr. Ballowe, except that options to purchase
shares vest on June 8, 2000 and options to purchase      shares vest in 36
equal monthly installments, each of     shares, beginning July 8, 2000.

   If we are acquired in a stockholder-approved transaction, whether by merger, consolidation, asset sale or sale by the stockholders of more than 50% of our outstanding voting stock, all of the options held by our non-employee directors will vest in full.

   Certain non-employee directors will receive option grants at periodic intervals under the automatic option grant program of our 1999 Stock Incentive Plan, and all non-employee directors will be eligible to receive option grants under the discretionary option grant program of that plan.

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

Executive Compensation

   The following table provides the total compensation paid or accrued for 1998 to each person who served as our Chief Executive Officer in 1998 and to each of our executive officers, other than our Chief Executive Officer, whose salary and bonus for 1998 exceeded $100,000.

                           Summary Compensation Table

                                                           Long-Term
                                                          Compensation
                                                          ------------
                               Annual Compensation           Awards
                         -------------------------------- ------------
                                                           Securities
   Name and Principal                      Other Annual    Underlying     All Other
        Position          Salary  Bonus   Compensation(1)   Options    Compensation (2)
Thomas L. Phillips,
 Jr.(3)................. $  8,638     --          --                            --
 President and Chief
  Executive Officer

Guy Hoffman(4)..........  143,750 $50,800     $41,122(5)                   $163,649(6)
 Former President and
  Chief Executive
  Officer

Steven G. Madere........  150,000  14,000         --                             74
 Chief Technology
  Officer

Scott R. Williams.......  116,667  17,113         --                             74
 Vice President of
  Software Development

Christopher E. Thomas...  112,037  26,337         --                             74
 Vice President of Sales

David J. Wilson.........   98,000  18,296         --                             74
 Vice President of
 Product Management

---------------------
(1) The aggregate amount of perquisites and other personal benefits provided to each executive officer other than Mr. Hoffman is less than the lesser of $50,000 and 10% of the officer's total annual salary and bonus and is not required to be reported.
(2) Except as described in note 6, amounts in this column represent premiums we paid for term-life insurance for the executive officers.
(3) Mr. Phillips joined us in December 1998 as our President and Chief Executive Officer.
(4) Mr. Hoffman served as our President and Chief Executive Officer until December 1998.
(5) Includes $39,215 in relocation expenses.
(6) Represents $163,575 we accrued with respect to severance payments to be made in connection with Mr. Hoffman's resignation and $74 in premiums we paid for term-life insurance for Mr. Hoffman.

Option Grants in Last Fiscal Year

   The following table provides information concerning individual grants of stock options made during 1998 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights.

   The exercise prices represent our board's estimate of the fair market value of the common stock on the grant date. In establishing these prices, our board considered many factors, including our financial condition and operating results, recent transactions and the market for Internet-related stocks.

   The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock from the fair market value on the date of grant. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

   We granted these options under our 1997 Stock Option/Stock Issuance Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee's services are terminated. Except as otherwise noted, these options are immediately exercisable, but we have the right to repurchase at the exercise price any shares that have not vested. For options granted to executive officers under the 1997 Stock Option/Stock Issuance Plan, if we are acquired in a stockholder-approved transaction, whether by merger, asset sale or sale by the stockholders of more than 50% of our outstanding voting stock, at a time when the optionee has not vested in at least 50% of his or her options, then the options will accelerate in part so that the optionee will become vested in 50% of his or her options. If an acquisition occurs at a time when the optionee has vested in at least 50% of his or her options, then the options will accelerate in part so that the optionee will vest in 50% of his or her unvested options. If the optionee's employment is involuntarily terminated (other than for cause) within 18 months after the acquisition, the options will accelerate and become fully vested, and such options may be exercised at any time prior to the earlier of the expiration date of the option or one year after the involuntary termination.

   The percentage of total options granted to our employees in the last fiscal
year is based on options to purchase an aggregate of           shares of common
stock granted under our 1997 Plan to our employees in 1998.

                                     Option Grants In Last Fiscal Year
                                                                                     Potential Realizable
                                                                                       Value at Assumed
                                                                                     Annual Rates of Stock
                                                                                    Price Appreciation for
                                             Individual Grants                            Option Term
                         ---------------------------------------------------------- -----------------------
                         Number of       Percent
                         Securities      of Total
                         Underlying  Options Granted
                          Options    to Employees in Exercise Price
Name                      Granted      Fiscal Year     Per Share    Expiration Date     5%          10%
Thomas L. Phillips,
 Jr.....................        (1)       42.9%           $            12/13/08     $           $

Guy Hoffman.............        (2)       16.1                           3/2/08

Steven G. Madere........     --            --             --                --              --          --

Scott R. Williams.......        (3)        1.4                           3/2/08

Christopher E. Thomas...        (4)        3.2                          6/17/08
David J. Wilson.........        (5)        3.3                           3/2/08

---------------------
(1) Of these options,     are immediately exercisable and the remaining options
    become exercisable in four equal annual installments over the following four years. These options vest as to the first 20% in 12 equal monthly installments beginning December 14, 1998, as to the next 20% on December 14, 1999 and as to the remaining 60% in equal monthly installments over the following 36 months.
(2) These options vested as to 25% on December 17, 1998 and were to vest as to the remaining 75% in equal monthly installments over the following 36
    months. Mr. Hoffman exercised     of his vested options in 1999 and
    forfeited the remaining     options upon his resignation.
(3) These options vested as to 25% on December 17, 1998 and vest as to the remaining 75% in equal monthly installments over the following 36 months.
(4) These options vest as to 25% on June 17, 1999, and as to the remaining 75% in equal monthly installments over the following 36 months.
(5) These options vested as to 25% on March 3, 1999 and vest as to the remaining 75% in equal monthly installments over the following 36 months.

Fiscal Year-End Option Values

   The following table provides information about stock options held as of December 31, 1998 by each of our executive officers named in the Summary Compensation Table. None of these executive officers exercised any options in 1998. There was no public trading market for our common stock as of December 31, 1998. Accordingly, we have based the value of unexercised in-the-money options at December 31, 1998 on an assumed initial public offering price of $ per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

                         Fiscal Year-End Option Values

                         Number of Securities Underlying            Value of Unexercised
                             Unexercised Options at                 In-the-Money Options
                                December 31, 1998                   at December 31, 1998
                         ------------------------------------     -------------------------
Name                      Exercisable         Unexercisable       Exercisable Unexercisable
Thomas L. Phillips,
 Jr.....................                                             $
Guy Hoffman.............                                      --                   --
Steven G. Madere........                 --                   --      --           --
Scott R. Williams.......                                      --                   --
Christopher E. Thomas...                                      --                   --
David J. Wilson.........                                      --                   --

   As of December 31, 1998, Mr. Phillips' option was exercisable for shares, none of which had vested. If Mr. Phillips leaves us before all of his option shares vest, however, we have the right to repurchase the unvested option shares at the exercise price paid per share.

   As a result of his resignation in December 1998, Mr. Hoffman forfeited
unvested options. He exercised all      of his vested options in 1999.

1999 Stock Incentive Plan

   Our 1999 Stock Incentive Plan will serve as the successor equity incentive program to our 1997 Stock Option/Stock Issuance Plan. The 1999 Stock Incentive
Plan became effective when adopted by the Board on     , 1999 and was approved
by the stockholders on     , 1999.

   An initial reserve of      shares of common stock has been authorized for
issuance under the 1999 Stock Incentive Plan. This share reserve consists of
(i) the number of shares estimated to remain available for issuance under the 1997 Stock Option/Stock Issuance Plan on the effective date of this offering, including the shares subject to outstanding options under the 1997 Stock Option/Stock Issuance Plan, plus (ii) an additional increase of approximately shares. The share reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an
amount equal to     percent ( %) of the total number of shares of common stock outstanding on the last trading day of the preceding calendar year, but no such
annual increase may exceed      shares. In addition, no participant in the 1999
Stock Incentive Plan may be granted stock options, separately exercisable stock
appreciation rights and direct stock issuances for more than      shares of
common stock in the aggregate per calendar year.

   All outstanding options under the 1997 Stock Option/Stock Issuance Plan will be incorporated into the 1999 Stock Incentive Plan on the effective date of this offering, and no further option grants will be made under the 1997 Stock Option/Stock Issuance Plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as the options which will be granted under the discretionary option grant program of the 1999 Incentive Plan.

   The 1999 Stock Incentive Plan is divided into three separate programs:

  . the discretionary option grant program, under which our employees, including officers, non-employee board members and consultants may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the option grant date;

  . the stock issuance program, under which our employees, including officers, non-employee board members and consultants may be issued shares of common stock directly, upon the attainment of designated performance milestones or the completion of a specified service requirement or as a bonus for past services; and

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the option grant date.

   The discretionary option grant program and the stock issuance program will be administered by the compensation committee. The compensation committee as plan administrator will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, whether an option will be an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule for the option grant or stock issuance and the maximum term of any granted option. However, only the board acting by disinterested majority may approve discretionary option grants or stock issuances to members of the compensation committee. Neither the compensation committee nor the board will have any administrative discretion with respect to the automatic option grant program.

   The exercise price of options granted under the 1999 Stock Incentive Plan may be paid in cash or in shares of common stock already held by the optionee which will be valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may allow participants in the 1999 Stock Incentive Plan to pay the option exercise price, or the direct issue price for shares issued under the stock issuance program, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

   The plan administrator may cancel outstanding options under the discretionary option grant program (including options incorporated from the 1997 Stock Option/Stock Issuance Plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

   Stock appreciation rights may be awarded to the holders of options granted under the discretionary option grant program. These rights allow the holders to surrender their outstanding vested options in return for a payment from us equal to the excess of (a) the fair market value of the shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. The payment may be made in cash or in shares of common stock. We have never granted any stock appreciation rights.

   If we are acquired, whether by merger, asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor company or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are to be assumed or otherwise continued or which will accelerate if the optionee's employment is later terminated. The compensation committee may also grant options and issue shares which will accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members or the options and shares may accelerate upon a later termination of the individual's employment.

   Options currently outstanding under the 1997 Stock Option/Stock Issuance Plan will immediately vest upon our acquisition, unless the options are assumed by the successor company and our repurchase rights with respect to the unvested option shares are assigned to that company. If the options are so assumed and the repurchase rights are so assigned, generally, no accelerated vesting will occur at the time of the acquisition but the options will vest in full if the optionee's employment is terminated within 18 months after the acquisition. The plan administrator will have the discretion to extend the additional acceleration provisions of the 1999 Stock Incentive Plan to any or all of the options outstanding under the 1997 Stock Option/Stock Issuance Plan.

   Each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option
grant for      shares on the date he or she joins the board, provided he or she has not previously been employed by us. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board
member will automatically be granted an option to purchase      shares of
common stock, provided he or she has served on the board for at least six months.

   Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase any unvested shares purchased under the option at the exercise price paid per share, if the optionee ceases board service before vesting in those
shares.   % of the shares subject to each    -share automatic option grant will
vest on the optionee's completion of each of the two years of board service
measured from the option grant date. The shares subject to each    -shares
automatic grant will immediately vest in full, however, upon our acquisition or change in control or upon the optionee's death or disability while serving as a
board member. Each      share automatic option grant will be fully vested on
the option grant date.

   Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may also be granted to one or more of our officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right, whether or not otherwise vested, may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will receive a cash payment from us in an amount per surrendered option share equal to the excess of (a) the highest price per share of common stock paid in connection with the tender offer over (b) the exercise price payable for such share.

   The board may amend the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate
no later than    , 2009.

Employee Stock Purchase Plan

   Our Employee Stock Purchase Plan was adopted by the board on     , 1999 and
approved by the stockholders on     , 1999. The plan will become effective
immediately upon the execution of the underwriting agreement for this offering. Under the plan, shares of our common stock will be purchased automatically for participating employees on the last business day of January and July each year, at a discount of at least 15% from the market price of our shares on each purchase date, with the first such purchase to be made on January 31, 2000. Payment for each employee's shares will be made with funds deducted from his or her payroll on each payroll date during the six months preceding each purchase date.

   An initial reserve of         shares of common stock has been authorized for
issuance under the plan. No employee may purchase more than      shares, and
all participating employees may not purchase more than         shares in the
aggregate, on any one semi-annual purchase date.

   The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period, however, will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in July 2001. The next offering period will begin on the first business day in August 2001, and subsequent offering periods will be set by our compensation committee.

   Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any later semi-annual entry date (generally February 1 or August 1 each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any later semi-annual entry date within that period.

   An employee may elect to contribute up to   % of his or her     to the plan.
Subject to the maximum share limits, the number of shares purchased for each employee on each semi-annual purchase date will be calculated by dividing the amount of the accumulated payroll deductions credited to that employee as of the purchase date by the purchase price per share in effect on that date. The purchase price per share on each purchase date will be 85% of the lower of the fair market value of our common stock on the employee's entry date into the offering period or the fair market value on the semi-annual purchase date. If the fair market value of our common stock on any semi-annual purchase date is less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

   The board may amend the plan at any time. The plan will terminate no later than the last business day in July 2009.

Employment Agreements and Change of Control Arrangements

   In November 1997, we entered into a three-year employment agreement with Steven G. Madere, our Chief Technology Officer and a director. Mr. Madere's employment agreement renews automatically for successive 30-day periods until terminated by either party. The agreement provides for an initial annual base salary of $150,000 and entitles Mr. Madere to receive such fringe benefits and perquisites, and to participate in any employee benefit programs, that are made available to employees at the level of vice president. Mr. Madere's employment agreement also provides that, if we terminate Mr. Madere without cause, Mr. Madere will be entitled to receive a severance payment equal to six months of salary. The agreement also prohibits Mr. Madere from competing with us for a one-year period following termination and from soliciting employees and certain customers during the term of his employment and for a one-year period following termination.

   Under our 1997 Stock Option/Stock Issuance Plan and our discretionary option grant programs, options granted under these plans may accelerate upon a change of control. Please see "1999 Stock Incentive Plan."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Private Placements of Equity

   Sale of Series A Preferred Stock. In August and October 1996, we sold shares
of our Series A convertible non-voting preferred stock for $    per share and
issued warrants to purchase shares of our common stock at an exercise price of
$    per share. The following table sets forth the shares and warrants purchased by persons who became 5% stockholders as a result of this transaction:

                                                     Number of Shares
                                                       of Series A    Number of
      Investor                                       Preferred Stock  Warrants
      Austin Ventures...............................
      Prime New Ventures............................

   Concurrently with the closing of the financing, Joseph C. Aragona, a general partner of Austin Ventures and a general partner of several other venture capital funds associated with Austin Ventures, became our director.

   In connection with our Series B preferred stock financing in November 1997, we amended the terms of the Series A preferred stock, which was originally convertible into common stock on a one-for-one basis, so that the Series A preferred stock became convertible into common stock at a rate of 1.33:1, and reduced the exercise price of the warrants issued in connection with the Series
A preferred stock financing to $   per share.

   In August 1998, Austin Ventures and Prime New Ventures exercised these warrants in full.

   Bridge Financing and Sale of Series B Preferred Stock. In June 1997, we issued secured subordinated promissory notes with an annual interest rate of 8% in the aggregate principal amount of $1,085,349 to Austin Ventures and in the aggregate principal amount of $414,651 to Prime New Ventures. At the closing of the Series B preferred stock financing, all of the outstanding principal and interest was cancelled and credited against the purchase price for the shares of Series B preferred stock purchased by Austin Ventures and Prime New
Ventures.

   In November 1997, we sold shares of our Series B convertible non-voting
preferred stock for $   per share and issued warrants to purchase shares of our
common stock at an exercise price of $   per share. The Series B preferred
stock and warrants were purchased by 5% stockholders as follows:

                                                     Number of Shares
                                                       of Series B    Number of
      Investor                                        Preferred Stock Warrants
      Austin Ventures...............................
      Prime New Ventures............................
      Internet Capital Group........................

   Concurrently with the closing of the financing, Internet Capital Group became a 5% stockholder, and Douglas A. Alexander and Kenneth A. Fox, both Managing Directors of Internet Capital Group, became our directors.

   Sale of Series C Preferred Stock. In July 1998, we sold shares of our Series
C convertible non-voting preferred stock for $    per share. The Series C
preferred stock was purchased by 5% stockholders as follows:

                                                               Number of Shares
                                                                 of Series C
      Investor                                                  Preferred Stock
      Austin Ventures.........................................
      Prime New Ventures......................................
      Internet Capital Group..................................
      Ziff-Davis..............................................

   Concurrently with the closing of the financing, Ziff-Davis became a 5% stockholder and Daniel L. Rosensweig, a director of Ziff-Davis, became our director.

   Sale of Series D Preferred Stock. In May 1999, we sold shares of our Series
D convertible non-voting preferred stock for $    per share. The Series D
preferred stock was purchased by our 5% stockholders as follows:

                                                               Number of Shares
                                                                 of Series D
      Investor                                                  Preferred Stock
      Austin Ventures.........................................
      Prime New Ventures......................................
      Internet Capital Group..................................
      Ziff-Davis..............................................

   Registration Rights. For more information on registration rights we have granted to our 5% stockholders, please see "Description of Capital Stock-- Registration Rights."

Other Transactions

   MedVen Development Corporation. In July 1996, we entered into an agreement with MedVen Development Corporation which obligated us to pay MedVen a percentage of the proceeds resulting from our sale of Series A preferred stock and the warrants to purchase common stock that we issued concurrently with our Series A preferred stock financing. Under our agreement with MedVen, in August
1996 we also issued MedVen warrants to purchase     and     shares of common
stock at exercise prices of $   per share and $   per share, respectively. We
paid MedVen $107,930 following the closing of our Series A preferred stock financing in 1996 and approximately $53,000 in August 1998 upon the exercise of the warrants issued to Austin Ventures and Prime New Ventures at the time of the Series A preferred stock financing.

   In August 1996, Frank J. Folz, a principal of MedVen, became our director. In 1997, we paid MedVen $94,026 in fees for financial advisory services. Mr. Folz resigned as our director in November 1997.

   Following our Series B preferred stock financing, we adjusted the exercise
prices of the warrants held by MedVen to $   per share and $   per share,
respectively. In August 1998, Mr. Folz and another affiliate of MedVen
exercised the warrants initially issued to MedVen and purchased     shares of
our common stock at $   per share.

   Internet Hosting Agreement. In September 1997, we entered into a two-year Internet hosting agreement with the SmartNap division of SMART Technologies to maintain all of our production servers. Under this agreement, we paid SMART Technologies approximately $14,000 in 1997 and approximately $114,000 in 1998. Each of ICG and Austin Ventures beneficially owns more than 10% of the capital stock of SMART Technologies. Kenneth A. Fox, one of our directors, is a director of Internet Capital Group, and Mr. Fox and Douglas A. Alexander, also one of our directors, are Managing Directors of Internet Capital Group. As such, they may be deemed to beneficially own shares held by Internet Capital Group. Similarly, Joseph C. Aragona, one of our directors, is a general partner of Austin Ventures, and as such may be deemed to beneficially own shares held by Austin Ventures. The SmartNap division of SMART Technologies was sold to IXC Communications in June 1998, and we have purchased no services from SMART Technologies since that time.

   Ziff-Davis Agreement. In July 1998, we entered into an agreement with Ziff-Davis, the beneficial owner of more than 5% of our common stock. Simultaneous with the signing of the agreement, Daniel L. Rosensweig, as director of Ziff-Davis and the President of ZDNet, became our director. ZDnet is a division of Ziff-Davis. We agreed to provide Ziff-Davis with $2.5 million in advertising credits on our Web site and Ziff-Davis agreed to provide us an equal amount of advertising credits on ZDNet and Web sites controlled by ZDnet. We also agreed that, while Ziff-Davis is entitled to designate one of our directors, we would give Ziff-Davis a right of first refusal to provide services offered by its competitors to us and to receive services we offer to its competitors. Ziff-Davis granted us a similar right of first refusal during the same period. To date, neither we nor Ziff-Davis have used any of these advertising credits, and we expect these rights of first refusal to expire upon the closing of this offering.

   Transactions with Promoter. Upon our incorporation, we issued shares of common stock to Steven G. Madere and his wife in exchange for certain equipment and technology that we used in the formation of our business. Mr. Madere may be deemed a promoter of our company. Our board, on which Mr. Madere served at the time, valued this equipment and technology according to its own judgment and did not obtain any independent third-party valuation in determining the number of shares to issue in exchange for this equipment and technology.

   Consulting and Employment Agreements. We have entered into an employment agreement with Steven G. Madere, a director, executive officer and five percent stockholder. For more information, please see "Management--Employment Agreements."

   In January 1996, Humphrey Marr, brother-in-law of Steven G. Madere, became our employee and currently serves as one of our Senior Product Managers. In 1996, 1997 and 1998, we paid Mr. Marr total compensation of $61,769, $76,556 and $78,712, respectively. In March 1996, we granted him options to purchase shares of common stock at an exercise price of $  per share.

   Stock Options Granted to Executive Officers and Directors. For more information regarding the grant of stock options to executive officers and directors, please see "Management--Director Compensation" and "--Executive Compensation."

   In 1997, we granted Robert A. Fabbio options to purchase up to an aggregate
of     shares of common stock at an exercise price of $   per share. We also
paid Mr. Fabbio $85,033 in

1997 and $23,333 in 1998 as consideration for his services. Mr. Fabbio served as our director from March 1997 to March 1999, our interim chief executive officer from March 1997 to September 1997, and our Chairman of the Board from March 1997 to August 1998.

   Indemnification and Insurance. We provide indemnity agreements and directors' and officers' insurance to our directors and executive officers. For more information, please see "Description of Capital Stock--Indemnification."

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to beneficial ownership of our common stock (a) as of May 31, 1999 and (b) as adjusted to reflect the sale of common stock offered by us in this offering for
  . each person known by us to beneficially own more than 5% of our common stock;
  .  each executive officer named in the Summary Compensation Table;
  .  each of our directors; and
  .  all of our executive officers and directors as a group.

   Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of May 31, 1999. Percentage of beneficial ownership
before the offering is based on    shares, consisting of     shares of common
stock outstanding as of May 31, 1999,     shares issuable upon the automatic
exercise of warrants to purchase common stock and     shares issuable upon the
conversion of the preferred stock. Percentage of beneficial ownership after the
offering is based on     shares, including     shares sold in this offering.
Unless otherwise indicated, the address for the following stockholders is c/o Deja.com, Inc., 437 Fifth Avenue, New York, New York 10016.

                                                      Percentage of Shares
                                                       Beneficially Owned
                                                 ------------------------------
Name and Address of                 Shares
Beneficial Owner              Beneficially Owned Before Offering After Offering
Executive Officers and
 Directors
Jeffrey C. Ballowe(1)........                          1.0%              %

Thomas L. Phillips, Jr.(2)...                          4.6
Guy Hoffman(3)...............                          1.3

Steven G. Madere(4)..........                         15.7

Christopher E. Thomas(5).....                            *

Scott R. Williams(6).........                            *
David J. Wilson(7)...........                            *
Douglas A. Alexander(8)......                         33.9

Joseph C. Aragona(9).........                         21.1

Kenneth A. Fox(10)...........                         33.9

Scott Miller(11).............        --                --             --

Daniel L. Rosensweig(12).....                          7.8

Five Percent Stockholders
Austin Ventures Group(13)....                         21.1

Deja News 1995 Voting
 Trust(14)...................                         15.7

Internet Capital Group(15)...                         33.9

Prime New Ventures
 Group(16)...................                          7.8

Ziff-Davis Inc.(17)..........                          7.8

All directors and executive
 officers as a group
 (16 persons)(18)............                         81.4%              %

---------------------
   * Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)  Includes options to purchase      shares of common stock that are
     immediately exercisable, all of which are unvested and subject to our right to repurchase them if Mr. Ballowe's services with us are terminated prior to vesting.
(2)  Represents options to purchase      shares of common stock that are
     immediately exercisable, of which      are currently unvested and subject
     to our right to repurchase them if Mr. Phillips' employment is terminated prior to vesting.
(3) Mr. Hoffman served as our President and Chief Executive Officer until December 1998.
(4) Mr. Madere is the trustee of the Deja News 1995 Voting Trust. Of the shares held in the voting trust, Mr. Madere and his spouse jointly own
           shares under the trust and     shares are owned by the Madere-Flores
     Family Trust, of which Mr. Madere is a trustee. Mr. Madere disclaims beneficial ownership of the shares held by the Voting Trust except to the extent of his pecuniary interest in such shares arising from his interest in the Voting Trust.
(5)  Represents options to purchase      shares of common stock that are
     immediately exercisable, of which      are unvested and subject to our
     right to repurchase them if Mr. Thomas' employment is terminated prior to vesting.
(6)  Represents options to purchase      shares of common stock that are
     immediately exercisable, of which      are currently unvested and subject
     to our right to repurchase them if Mr. Williams' employment is terminated prior to vesting.
(7)  Represents options to purchase      shares of common stock that are
     immediately exercisable, of which      are currently unvested and subject
     to our right to repurchase them if Mr. Wilson's employment is terminated prior to vesting.
(8) All shares indicated as owned by Mr. Alexander are included because of his affiliation with Internet Capital Group. Mr. Alexander disclaims beneficial ownership of the shares owned by Internet Capital Group. The address of Mr. Alexander and Internet Capital Group is 800 Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.
(9) All shares indicated as owned by Mr. Aragona are included because of his affiliation with the Austin Ventures Group. Mr. Aragona is a General Partner of AV Partners IV, L.P., which is the general partner of Austin Ventures IV-A, L.P. and Austin Ventures IV-B, L.P. He is also a General Partner of AV Partners VI, L.P., the general partner of Austin Ventures VI, L.P. Mr. Aragona disclaims beneficial ownership of the shares held by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., and Austin Ventures VI, L.P., except to the extent of his pecuniary interest in such shares arising from his general partnership interests in AV Partners IV, L.P. and AV Partners VI, L.P. The address of Mr. Aragona is c/o the Austin Ventures Group, 114 West Seventh Street, Suite 1300, Austin, Texas 78701.
(10) All shares indicated as owned by Mr. Fox are included because of his affiliation with Internet Capital Group. Mr. Fox disclaims beneficial ownership of the shares owned by Internet Capital Group. Mr. Fox's address is c/o Internet Capital Group, 44 Montgomery Street, Suite 3705, San Francisco, California 94104.
(11) Represents options to purchase      shares of common stock that are
     immediately exercisable, all of which are unvested and subject to our right to repurchase them if Mr. Miller's services are terminated prior to vesting.
(12) All shares indicated as owned by Mr. Rosensweig are included because of his affiliation with Ziff-Davis. Mr. Rosensweig disclaims beneficial ownership of the shares owned by Ziff-Davis. The address of Mr. Rosensweig is 28 East 28th Street, New York, New York 10016.

(13) Includes (a)      shares held by Austin Ventures IV-A, L.P., including
          shares underlying warrants to purchase common stock; (b)      shares
     held by Austin Ventures IV-B, L.P., including      shares underlying
     warrants to purchase common stock; and (c)      shares held by Austin
     Ventures VI, L.P. Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P. and Austin Ventures VI, L.P. may be deemed to beneficially own each other's shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the others' shares. The address of the Austin Ventures Group is 114 West Seventh Street, Suite 1300, Austin, Texas 78701.
(14) The address of the Voting Trust is 9430 Research Boulevard, Echelon II, Suite 350, Austin, Texas 78759.
(15) Includes      shares underlying warrants to purchase common stock. The
     address of Internet Capital Group is 800 Safeguard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.
(16) Includes (a)      shares held by Prime Enterprises II, L.P., including
     shares underlying warrants to purchase common stock; (b)      shares held
     by Enterprises & Transcommunications, L.P., including     shares
     underlying warrants to purchase common stock; and (c)     shares held by
     Prime VIII, L.P. Each of Prime Enterprises II, L.P., Enterprises & Transcommunications, L.P. and Prime VIII, L.P. may be deemed to beneficially own each others' shares because the general partners of each partnership are affiliated. Each partnership disclaims beneficial ownership of the others' shares. The address of Prime New Ventures Group is 1700 One American Center, 600 Congress Avenue, Austin, Texas 78701.
(17) The address of Ziff-Davis is 28 East 28th Street, New York, New York
     10016.
(18) See notes (1) through (12). Also includes options to purchase an
     additional     shares of common stock.

                          DESCRIPTION OF CAPITAL STOCK

General

   Upon the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our board of
directors. As of May 31, 1999,       shares of our common stock were
outstanding and       shares of preferred stock convertible into       shares
of common stock were issued and outstanding.

Common Stock

   As of May 31, 1999, there were       shares of common stock outstanding that
were held of record by 28 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. Subject to limitations under Delaware law and preferences that may apply to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends or other distributions, if any, as our board of directors may declare from time to time out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

   As of May 31, 1999, there were       shares of preferred stock outstanding.
Upon the closing of this offering, these shares will automatically convert into shares of common stock, and our certificate of incorporation will authorize the issuance of up to 10,000,000 shares of preferred stock. Our board of directors will be authorized, without further stockholder approval, to issue the shares of preferred stock in one or more series. Our board may fix the rights, preferences, privileges and restrictions of our preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

   The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. At present, we have no plans to issue any shares of preferred stock.

Warrants

   As of May 31, 1999, there were outstanding warrants to purchase       shares
of Series B preferred stock at an exercise price of $   per share and
shares of common stock at a weighted average exercise price of $   per share.
Warrants to purchase       shares of
common stock, if not exercised before the closing of this offering, will be automatically exercised in full immediately before the closing in accordance with the net exercise provisions contained in the warrants. The net exercise provisions in these warrants and the warrants to purchase Series B preferred stock provide that the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares equal to the total number of shares subject to the warrant less the number of shares the value of which, based on the fair market value of our common stock at the time of the exercise, is sufficient to pay the aggregate exercise price. Based on an
assumed initial public offering price of $   per share, we calculate that, if
none of the warrants are exercised before closing, we will issue an aggregate
of      shares of common stock upon the automatic exercise of the warrants to
purchase           shares of common stock. If the fair market value of our
common stock on the closing date of this offering exceeds the assumed initial public offering price, we will issue a larger number of shares, but not more
than           shares. In addition, warrants to purchase         shares of
common stock may be exercised by tendering shares of common stock valued at the then-current fair market value of such shares. These warrants expire on dates ranging from October 2002 to August 2003.

Voting Trust Agreement

   Certain of our common stockholders, including Mr. Madere, are parties to a voting trust agreement, in which Mr. Madere serves as trustee. Currently, shares of common stock are subject to the trust, of which Mr. Madere beneficially owns a majority percentage. Under the terms of the trust, Mr. Madere has full power and authority to vote the shares. No shares may be transferred or sold without the written approval of the beneficial owners holding a majority of the shares under the voting trust. The trust will expire under its terms on December 31, 1999, but it may be sooner terminated prior to such time upon the affirmative written consent of beneficial owners representing a majority of shares held by the trust. However, Mr. Madere and other holders of common stock have agreed that unless we and a majority of the preferred stockholders consent, they will not consent to the termination of the trust and will use their best efforts to keep the trust in existence.

Registration Rights

   According to the terms of the second amended and restated investors' rights agreement, after the closing of this offering, certain investors holding at
least       shares of common stock will be entitled to demand that we file a registration statement with respect to the registration of their shares under the Securities Act. We are not required to effect more than three such registrations or more than one registration during any twelve-month period.

   In addition, 180 days after the closing of this offering, the holders of shares of common stock will have piggyback registration rights with respect to the registration of shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of that registration and are entitled to include their shares in the registration.

   At any time after we become eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require us to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. We are not required to effect more than two such registrations on Form S-3 during any twelve-month period and no more than one such registration in any six-month period.

   These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors' rights agreement, except underwriting discounts and commissions. The investors' rights agreement also contains our commitment to indemnify the holders of registration rights for certain losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradable without restriction under the Securities Act.

Delaware Anti-Takeover Law and Certain Charter Provisions

   We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, this statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  . before that date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are both directors and officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or after that date, the business combination is approved by our board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66- 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

   For purposes of Section 203, a "business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder" did own, 15% or more of the corporation's outstanding voting stock.

   In addition, provisions of our certificate of incorporation and bylaws which will take effect upon the closing of this offering may have an anti-takeover effect. They may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

   Classified Board of Directors. Our certificate of incorporation provides that at the first annual meeting following the closing of our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors.

   Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors.

   Advance Notice Requirements for Stockholders Proposals and Directors Nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposal. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction.

   Supermajority Vote Provisions. The Delaware General Corporate Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation imposes supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and action by written consent of stockholders.

   Indemnification. We indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into indemnity agreements with all of our directors and officers and have purchased directors' and officers' liability insurance. In addition, our charter limits the personal liability of our board members for breaches by the directors of their fiduciary duties.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, New York, New York.

Nasdaq National Market Listing

   We have applied to list our common stock on the Nasdaq National Market under the trading symbol "DEJA."

                        SHARES ELIGIBLE FOR FUTURE SALE

   If our stockholders sell substantial amounts of our common stock in the public market following this offering, the prevailing market price of our common stock could decline. Furthermore, because we do not expect any shares will be available for sale for 180 days after this offering as a result of certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the
Securities Act. The remaining    shares will be eligible for sale in the public
market as follows:

     Number of Shares                                 Date
                                   After the date of this prospectus.

                                   After 180 days from the date of this
                                   prospectus (subject, in some cases, to
                                   volume limitations).

                                   At various times after 180 days from the date of this prospectus.

   The remaining     shares of common stock held by existing stockholders are
"restricted securities" as defined in Rule 144. Our existing stockholders may sell restricted securities in the public market only if the shares are registered or if the shares qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which are summarized below.

   Lock-up Agreements. All of our directors and officers and substantially all of our stockholders and option holders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus. Transfers or dispositions can be made sooner: (a) with the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, in the case of certain transfers to affiliates who sign identical lock-up agreements or (b) if the transfer is a bona fide gift and the donee signs an identical lock-up agreement.

   Rule 144. In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of certain prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (a) 1% of the number of shares of our common stock then outstanding, which will
equal approximately     shares immediately after the offering, or (b) the
average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

   Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares for at least two years, including the holding period of certain prior owners other than affiliates, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

   Rule 701. In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

   Registration Rights. After this offering, the holders of at least     shares
of our common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After such registration, these shares of our common stock become freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

   Stock Plans. Promptly after this offering, we intend to file a registration
statement under the Securities Act covering     shares of common stock issued
or reserved for issuance under our 1999 Stock Incentive Plan, our 1997 Stock Option/Stock Issuance Plan and our Employee Stock Purchase Plan. We expect this registration statement to become effective as soon as practicable after the effective date of this offering.

   As of May 31, 1999, options to purchase     shares of our common stock were
issued and outstanding. All of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and the expiration of lock-up agreements.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated       , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC and Thomas Weisel Partners LLC, have severally agreed to purchase from us the number of shares set forth opposite their names below.

                                                                       Number of
Underwriters:                                                           Shares
Donaldson, Lufkin & Jenrette Securities Corporation...................

Hambrecht & Quist LLC.................................................

Thomas Weisel Partners LLC............................................
                                                                          ---

 Total................................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to initially offer some of the shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the initial public
offering price less a concession not in excess of $    per share. The
underwriters may allow, and such dealers may re-allow, a concession not in
excess of $    per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option described below.

                                                           Paid by Deja.com
                                                       -------------------------
                                                       No Exercise Full Exercise
Per Share.............................................    $            $
Total.................................................

   We will pay the offering expenses, estimated to be $   .

   An electronic prospectus is available on the respective Web sites maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, and Wit Capital Corporation, also a member of the selling group. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. and Wit Capital Corporation for sale to their brokerage account holders. Other than the prospectus in electronic format, the information on such Web sites relating to our offering is not part of this prospectus and has not been approved and/or endorsed by us or any underwriter, and should not be relied on by prospective investors.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 40 filed public offerings of equity securities, of which 17 have been completed, and has acted as a syndicate member in an additional 18 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   We have granted to the underwriters an option, exercisable for 30 days after
the date of this prospectus, to purchase up to    additional shares at the
initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   We, all of our executive officers and directors, and substantially all of our stockholders and option holders have agreed, for a period of 180 days from the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation: (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or (b) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of the transactions described in clause (a) or (b) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise. In addition, during this 180-day period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors, stockholders and option holders has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   Outside the United States, neither we nor the underwriters have taken any action that would permit a public offering of the shares of common stock included in this offering in any jurisdiction that requires action for that purpose. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We advise persons who receive this prospectus to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot this offering, creating a syndicate short position. The underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. The underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilizing transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Prior to this offering, there has been no established trading market for our common stock. We will negotiate with the underwriters regarding the initial public offering price for the shares of common stock offered by this prospectus. In determining the initial public offering price, the factors we and the underwriters will consider include:

   .  the history of and the prospects for the industry in which we compete;

   .  our past and present operations;

   .  our historical results of operations;

   .  our prospects for future earnings;

   .  the recent market prices of securities of generally comparable companies;
and

   . the general condition of the securities markets at the time of the offering.

   At our request, the underwriters have reserved for sale at the initial public offering price up to 10% of the shares of common stock to be sold in this offering for sale to our employees and others we designate. To the extent these persons purchase the reserved shares, the number of shares available for sale to the general public will be reduced. The underwriters will offer any reserved shares not so purchased on the same basis as the other shares offered by this prospectus.

                             VALIDITY OF THE SHARES

   The validity of the shares of common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, New York, New York and Austin, Texas. Certain legal matters in connection with the offering will be passed upon for the underwriters by Foley, Hoag & Eliot llp, Boston, Massachusetts.

                                    EXPERTS

   Our financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                       CHANGE IN INDEPENDENT ACCOUNTANTS

   On November 27, 1998, we engaged PricewaterhouseCoopers LLP as our independent accountants and dismissed Ernst & Young LLP.

   The decision to change independent accountants from Ernst & Young LLP to PricewaterhouseCoopers LLP was recommended by our audit committee and approved by our board of directors.

   We believe, and have been advised by Ernst & Young LLP that it concurs in such belief, that, for the period from July 25, 1995 (inception) through the date of Ernst & Young LLP's dismissal, Ernst & Young LLP did not have any disagreement with us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.


   The reports of Ernst & Young LLP on our financial statements for the period from July 25, 1995 (inception) through December 31, 1997 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. The financial statements for the period from July 25, 1995 (inception) through December 31, 1995 and the years ended December 31, 1996 and 1997 included an explanatory paragraph discussing an uncertainty as to our ability to continue as a going concern. During the period from July 25, 1995 to the date of Ernst & Young LLP's dismissal, there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including certain exhibits and schedules, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits and schedules that are part of the registration statement. For further information with respect to our company and our common stock, you should read the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each case you should read the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, are also available to you on the Commission's Internet site, http://www.sec.gov.

   We intend to furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                                 DEJA.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
Financial statements of Deja.com, Inc.:
 Report of Independent Accountants........................................ F-2
 Balance Sheets at December 31, 1997 and 1998 and March 31, 1999,
  historical and pro forma (both unaudited)............................... F-3
 Statements of Operations for the years ended December 31, 1996, 1997 and
  1998 and the three months ended March 31, 1998 (unaudited) and 1999
  (unaudited)............................................................. F-4
 Statement of Changes in Stockholders' Equity for the years ended December
  31, 1996, 1997, and 1998 and the three months ended March 31, 1999
  (unaudited)............................................................. F-5
 Statements of Cash Flows for the years ended December 31, 1996, 1997 and
  1998 and the three months ended March 31, 1998 (unaudited) and 1999
  (unaudited)............................................................. F-6
 Notes to Financial Statements............................................ F-7

                       Report of Independent Accountants

To the Board of Directors and Stockholders of Deja.com, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows listed in the index on page F-1 of this Form S-1 Registration Statement present fairly, in all material respects, the financial position of Deja.com, Inc. at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                             PricewaterhouseCoopers LLP

Austin, Texas
March 2, 1999, except as to
Notes 4 and 12 as to which the
date is June 16, 1999

                                 DEJA.COM, INC.

                                 BALANCE SHEETS

                             ---------------------

                               December 31,              March 31, 1999
                         -------------------------  --------------------------
                            1997          1998       Historical    Pro forma
                         -----------  ------------  ------------  ------------
                                                    (unaudited)   (unaudited)
         ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 5,835,030  $ 10,160,254  $  5,659,238  $ 27,594,238
 Accounts receivable,
  less allowance for
  doubtful accounts of
  $69,000 at December
  31, 1997, $59,843 at
  December 31, 1998 and
  $73,518 at March 31,
  1999..................     401,888       915,618     1,001,914     1,001,914
 Prepaid expenses and
  other current assets..      91,462       179,000       128,090     3,128,090
                         -----------  ------------  ------------  ------------
  Total current assets..   6,328,380    11,254,872     6,789,242    31,789,242
Property and equipment,
 net....................   1,103,141     1,951,055     2,337,827     2,337,827
Other assets............      24,837        33,176       583,176       583,176
                         -----------  ------------  ------------  ------------
  Total assets.......... $ 7,456,358  $ 13,239,103  $  9,710,245  $ 34,645,245
                         ===========  ============  ============  ============
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
 Current portion of bank
  note payable.......... $       --   $    500,000  $    500,000  $    500,000
 Current portion of note
  payable...............       8,114         8,787         8,965         8,965
 Current portion of
  capital lease
  obligations...........      25,319         9,143         9,587         9,587
 Accrued liabilities....     339,580     1,544,543       811,805       811,805
 Accounts payable.......     181,006       523,487       798,353       798,353
 Deferred revenue.......      49,483           --            --            --
                         -----------  ------------  ------------  ------------
  Total current
   liabilities..........     603,502     2,585,960     2,128,710     2,128,710
Bank note payable, less
 current portion........         --        166,667        41,667        41,667
Note payable, less
 current portion........      44,126        35,338        33,029        33,029
Capital lease
 obligations, less
 current portion........       6,281        32,831        30,261        30,261
                         -----------  ------------  ------------  ------------
  Total liabilities.....     653,909     2,820,796     2,233,667     2,233,667
Commitments (Note 5)
Stockholders' equity:
 Convertible non-voting
  preferred stock: $.001
  par value; 20,709,921
  shares authorized at
  December 31, 1997,
  29,852,309 shares at
  December 31, 1998 and
  March 31, 1999
  historical; 20,553,671
  shares issued and
  outstanding at
  December 31, 1997,
  29,696,059 at December
  31, 1998 and March 31,
  1999 historical and no
  shares outstanding pro
  forma; liquidation
  value of $24,537,588
  at December 31, 1998
  and at March 31,
  1999..................      20,554        29,696        29,696           --
 Common stock: $.001 par
  value; 100,000,000
  shares authorized;
  12,752,500,
  13,791,667, 14,625,406
  and 52,542,340 shares
  issued and outstanding
  at December 31, 1997
  and 1998, March 31,
  1999 historical and
  pro forma,
  respectively..........      12,753        13,792        14,626        52,542
Additional paid-in
 capital................  14,443,389    26,807,606    27,221,869    52,148,649
Accumulated deficit.....  (7,671,747)  (16,430,287)  (19,498,517)  (19,498,517)
Notes receivable from
 stockholders...........      (2,500)       (2,500)     (291,096)     (291,096)
                         -----------  ------------  ------------  ------------
  Total stockholders'
   equity...............   6,802,449    10,418,307     7,476,578    32,411,578
                         -----------  ------------  ------------  ------------
   Total liabilities and
    stockholders'
    equity.............. $ 7,456,358  $ 13,239,103  $  9,710,245  $ 34,645,245
                         ===========  ============  ============  ============

   The accompanying notes are an integral part of these financial statements.

                                 DEJA.COM, INC.

                            STATEMENTS OF OPERATIONS

                             ---------------------

                                                                   Three Months Ended
                                Year Ended December 31,                 March 31,
                          -------------------------------------  ------------------------
                             1996         1997         1998         1998         1999
                          -----------  -----------  -----------  -----------  -----------
                                                                 (unaudited)  (unaudited)
Revenue.................  $   365,466  $ 1,555,510  $ 5,128,629  $   922,278  $ 1,674,806
Cost of revenue.........      397,147    1,197,876    1,741,714      393,284      539,952
                          -----------  -----------  -----------  -----------  -----------
                              (31,681)     357,634    3,386,915      528,994    1,134,854
Operating expenses:
 Sales and marketing....    1,016,360    2,830,674    7,311,667      996,103    1,981,966
 Product development....      456,109    1,437,892    3,046,090      459,994    1,664,346
 General and
  administrative........      591,531    1,003,005    2,110,907      382,074      619,998
                          -----------  -----------  -----------  -----------  -----------
 Total operating
  expenses..............    2,064,000    5,271,571   12,468,664    1,838,171    4,266,310
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....   (2,095,681)  (4,913,937)  (9,081,749)  (1,309,177)  (3,131,456)
Other income (expense):
 Interest income........       21,645       57,457      383,684       60,471       78,562
 Interest expense.......      (19,574)     (97,313)     (60,475)      (2,872)     (15,336)
                          -----------  -----------  -----------  -----------  -----------
 Net loss...............  $(2,093,610) $(4,953,793) $(8,758,540) $(1,251,578) $(3,068,230)
                          ===========  ===========  ===========  ===========  ===========
Net loss per share--
 basic and diluted......  $     (0.16) $     (0.39) $     (0.67) $     (0.10) $     (0.21)
                          ===========  ===========  ===========  ===========  ===========
Shares used in per share
 calculations--basic and
 diluted................   12,727,694   12,752,500   13,113,784   12,752,500   14,459,811
                          ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 share..................                            $     (0.17)              $     (0.06)
                                                    ===========               ===========
Shares used in pro forma
 per share
 calculations--basic and
 diluted................                             51,050,718                52,376,745
                                                    ===========               ===========


   The accompanying notes are an integral part of these financial statements.

                                 DEJA.COM, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

for the years ended December 31, 1996, 1997 and 1998 and the three months ended
                           March 31, 1999 (unaudited)

                             ---------------------

                                                                                             Notes
                           Preferred Stock      Common Stock    Additional                 Receivable
                          ------------------ ------------------   Paid-in   Accumulated       from
                            Shares   Amount    Shares   Amount    Capital     Deficit     Stockholders    Total
                          ---------- ------- ---------- ------- ----------- ------------  ------------ -----------
Balance at January 1,
 1996...................         --  $   --  12,500,000 $12,500 $ 1,522,275 $   (624,344)  $ (22,500)  $   887,931
Issuance of common
 stock..................         --      --     252,500     253     109,747          --          --        110,000
Issuance of Series A
 preferred stock for
 cash, net of issuance
 costs of $166,212......   3,579,770   3,580        --      --    2,694,022          --          --      2,697,602
Issuance of Series A
 preferred stock upon
 conversion of debt.....     307,230     307        --      --      245,479          --          --        245,786
Payments received on
 stockholder note.......         --      --         --      --          --           --       20,000        20,000
Net loss................         --      --         --      --          --    (2,093,610)        --     (2,093,610)
                          ---------- ------- ---------- ------- ----------- ------------   ---------   -----------
Balance at December 31,
 1996...................   3,887,000   3,887 12,752,500  12,753   4,571,523   (2,717,954)     (2,500)    1,867,709
Issuance of Series B
 preferred stock for
 cash, net of issuance
 costs of $111,469......  14,166,671  14,167        --      --    8,374,366          --          --      8,388,533
Issuance of Series B
 preferred stock upon
 conversion of debt.....   2,500,000   2,500        --      --    1,497,500          --          --      1,500,000
Net loss................         --      --         --      --          --    (4,953,793)        --     (4,953,793)
                          ---------- ------- ---------- ------- ----------- ------------   ---------   -----------
Balance at December 31,
 1997...................  20,553,671  20,554 12,752,500  12,753  14,443,389   (7,671,747)     (2,500)    6,802,449
Issuance of Series C
 preferred stock for
 cash, net of issuance
 costs of $65,817.......   9,142,388   9,142        --      --   11,353,027          --          --     11,362,169
Issuance of common stock
 upon exercise of
 warrants, net of
 issuance costs of
 $53,625................         --      --   1,030,000   1,030   1,007,532          --          --      1,008,562
Issuance of common stock
 upon exercise of
 options................         --      --       9,167       9       3,658          --          --          3,667
Net loss................         --      --         --      --          --    (8,758,540)        --     (8,758,540)
                          ---------- ------- ---------- ------- ----------- ------------   ---------   -----------
Balance at December 31,
 1998...................  29,696,059  29,696 13,791,667  13,792  26,807,606  (16,430,287)     (2,500)   10,418,307
Issuance of common stock
 upon exercise of
 options (unaudited)....         --      --     737,739     738     294,359          --     (288,596)        6,501
Issuance of common stock
 for purchase of assets
 (unaudited)............         --      --      96,000      96     119,904          --          --        120,000
Net loss (unaudited)....         --      --         --      --          --    (3,068,230)        --     (3,068,230)
                          ---------- ------- ---------- ------- ----------- ------------   ---------   -----------
Balance at March 31,
 1999 (unaudited).......  29,696,059 $29,696 14,625,406 $14,626 $27,221,869 $(19,498,517)  $(291,096)  $ 7,476,578
                          ========== ======= ========== ======= =========== ============   =========   ===========


   The accompanying notes are an integral part of these financial statements.

                                 DEJA.COM, INC.

                            STATEMENTS OF CASH FLOWS

                             ---------------------

                                     Year Ended                   Three Months Ended
                                    December 31,                       March 31,
                         -------------------------------------  ------------------------
                            1996         1997         1998         1998         1999
                         -----------  -----------  -----------  -----------  -----------
                                                                (unaudited)  (unaudited)
Operating Activities
Net loss...............  $(2,093,610) $(4,953,793) $(8,758,540) $(1,251,578) $(3,068,230)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........      117,984      334,214      793,287      151,198      295,156
 Provision for doubtful
  accounts.............       17,650       54,000      126,326       42,500       13,675
 Changes in assets and
  liabilities:
 Accounts receivable...      (88,363)    (376,901)    (640,056)     (25,361)     (99,971)
 Prepaid expenses and
  other current
  assets...............      (12,478)     (89,141)     (95,877)       5,898       50,910
 Accounts payable and
  accrued liabilities..      269,467       55,802    1,429,180       24,988     (457,872)
 Deferred revenue......       11,244       38,239      (49,483)     (13,293)         --
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   operating
   activities..........   (1,778,106)  (4,937,580)  (7,195,163)  (1,065,648)  (3,266,332)
Investing activities
Purchase of equipment,
 furniture and
 fixtures..............     (493,727)    (842,357)  (1,484,563)    (268,355)    (681,928)
Purchase of license....          --           --           --           --      (430,000)
                         -----------  -----------  -----------  -----------  -----------
  Net cash used in
   investing
   activities..........     (493,727)    (842,357)  (1,484,563)    (268,355)  (1,111,928)
Financing activities
Principal payments on
 capital lease
 obligations...........      (20,696)     (18,520)     (28,000)      (5,420)      (2,126)
Proceeds from issuance
 of notes payable......      300,000    1,500,000          --           --           --
Principal payments on
 notes payable.........     (160,000)      (4,081)      (8,115)      (2,634)    (127,131)
Proceeds from issuance
 of bridge loan........          --       900,000          --           --           --
Repayment of bridge
 loan..................          --      (900,000)         --           --           --
Proceeds from term
 loan..................          --           --     1,000,000          --           --
Proceeds from
 borrowings under line
 of credit.............          --     1,500,000          --           --           --
Payments on borrowings
 under line of credit..          --    (1,500,000)    (333,333)         --           --
Proceeds from issuance
 of preferred stock,
 net...................    2,697,602    8,418,533   11,362,169          --           --
Proceeds from issuance
 of common stock
 including amounts
 released from escrow,
 net...................    1,045,000          --     1,012,229          --         6,501
                         -----------  -----------  -----------  -----------  -----------
  Net cash provided by
   (used in) financing
   activities..........    3,861,906    9,895,932   13,004,950       (8,054)    (122,756)
                         -----------  -----------  -----------  -----------  -----------
Increase (decrease) in
 cash and cash
 equivalents...........    1,590,073    4,115,995    4,325,224   (1,342,057)  (4,501,016)
Cash and cash
 equivalents at
 beginning of year.....      128,962    1,719,035    5,835,030    5,835,030   10,160,254
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents at end of
 year..................  $ 1,719,035  $ 5,835,030  $10,160,254  $ 4,492,973  $ 5,659,238
                         ===========  ===========  ===========  ===========  ===========


   The accompanying notes are an integral part of these financial statements.

                                 DEJA.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                             ---------------------

1. Organization

   Deja.com, Inc. (the "Company") is a leading Internet destination for the exchange of user-generated information, knowledge and opinion. The Company's Web site features user-generated ratings of thousands of products, services and topics in hundreds of categories, as well as online discussion forums relating to those subjects. The Company operates in one business segment.

2. Summary of Significant Accounting Policies

 Unaudited Interim Financial Information

   The accompanying interim statements of operations and cash flows for the three months ended March 31, 1998 and 1999 are unaudited but include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the results of operations and cash flows for the three months ended March 31, 1998 and 1999. The results of operations and cash flows for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year. The data disclosed in these notes to the financial statements for these periods are unaudited.

 Unaudited Pro Forma Information

   The pro forma balance sheet as of March 31, 1999 reflects the issuance/conversion of the following equity securities into an aggregate of 37,916,934 shares of common stock:

     (i) 3,887,000 shares of Series A convertible non-voting preferred stock;

     (ii) 16,666,671 shares of Series B convertible non-voting preferred stock;

     (iii) 9,142,388 shares of Series C convertible non-voting preferred stock;

     (iv) The issuance for net cash proceeds of $21,935,000 and prepaid advertising of $3,000,000 and the subsequent conversion of 6,925,208 shares of Series D convertible non-voting preferred stock and its subsequent conversion into common stock; and

     (v) The issuance of 1,295,667 shares of common stock to holders of the Series A convertible non-voting preferred stock resulting from anti-dilution protection.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the financial statements and accompanying notes. Actual results could differ from the estimates.

 Risks and Uncertainties

   The Company's business is characterized by rapid technological change, competition for on-line traffic and advertising revenue and evolving industry standards. The inability of the Company to

                                 DEJA.COM, INC.

                             ---------------------

evolve to new technologies or industry standards, to sustain or increase the traffic levels on its web site, or to generate increased advertising and other revenue would have a material adverse effect of the Company's business, financial condition and results of operations.

 Cash Equivalents

   Highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents. At December 31, 1997 and 1998 and March 31, 1999, cash equivalents consist primarily of deposits in money market funds.

 Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

   The Company maintains its cash and cash equivalent balances in one high credit quality financial institution and has not experienced any losses relating to any cash or cash equivalent deposits. The Company does not require collateral on accounts receivable balances and provides allowances for potential credit losses.

   Sales to individual customers constituting 10% or more of revenue were as follows:

                                                       Year Ended December 31,
                                                      --------------------------
                                                        1996     1997     1998
                                                      -------- -------- --------
Customer No. 1....................................... $    --  $203,400 $826,907
Customer No. 2.......................................  108,197      --       --
Customer No. 3.......................................   55,013      --       --

 Property and Equipment, Net

   Equipment, furniture and fixtures are stated at cost and depreciated using the straight line method over the estimated useful lives of the assets, generally three to seven years. Amortization of assets under capital leases, which is included in depreciation, is computed using the straight line method over the shorter of the estimated useful lives of the assets or the lease term. Upon disposal, assets and related accumulated depreciation are removed from the Company's accounts, and the related gain or loss is included in operations.

 Fair Value of Financial Instruments

   The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities, approximated fair value as of December 31, 1997 and 1998 and March 31, 1999 due to the short maturity of these instruments. The carrying values of the Company's borrowings under variable rate short-term and long-term debt instruments approximated their fair values at December 31, 1997 and 1998 and March 31, 1999 due to their variable nature.

                                 DEJA.COM, INC.

                             ---------------------

 Revenue Recognition

   The Company has, from inception, derived substantially all of its revenue from the sale of advertising under short-term contracts, typically from one to three months in length. The Company generally guarantees a minimum number of impressions over a specified period of time for a fixed fee. The delivery of a single view of an advertisement is defined as an "impression." Generally, advertising revenue is recognized ratably over the term of the agreement, provided that no significant Company obligations remain and collection of the resulting receivable is reasonably assured. To the extent that minimum guaranteed impressions over the contract period or in a particular month are not met, the Company defers recognition of the corresponding revenue related to the unfulfilled obligation until the guaranteed impressions are achieved. When the Company does not guarantee a minimum number of impressions, the Company recognizes revenue under the terms of the contract. Cash advances from the invoices issued to advertisers prior to displaying the related advertisement are recorded as deferred revenue and are recognized ratably as the advertisements are displayed. During the year ended December 31, 1998, the Company changed its billing procedures to bill its customers for revenue during the month in which the revenue is earned.

   Revenue includes barter revenue, which is the exchange by the Company of advertising space on the Company's web site for reciprocal advertising space on other web sites. Revenue from these barter transactions is recorded as advertising revenue at the lesser of the estimated fair value of the advertisements delivered or the advertisements received, and is recognized when the advertisements are displayed on the Company's Web site. Barter expense is recognized at the value of advertisements received when the Company's advertisements are run on the reciprocal web sites, which typically occurs in the same period as when the revenue is recognized, and are included as part of sales and marketing expenses. Revenue from barter transactions totaled $122,722 (34%), $346,812 (22%), $1,318,674 (26%), $244,304 (26%) and $326,800 (20%) of
total revenue for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively.

   Advertising

   Advertising costs, consisting of paid promotion of the Company's site and barter transactions, are expensed as incurred. Advertising costs totaled $580,240, $450,389, $3,345,955, $244,304 and $819,928 for the years ended
December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively.

   Income Taxes

   The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are recognized and measured using enacted tax rates in effect for the year in which the differences are expected to be realized.

   Stock-Based Compensation

   Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and

                                 DEJA.COM, INC.

                             ---------------------

related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock amortized over the vesting period (Note 7).

   Comprehensive Income

   The Company has had no items of comprehensive income other than its net loss for each of the three years in the period ended December 31, 1998.

   Computation of Net Loss Per Share

   The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"), effective January 1, 1998. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period. For the Company, dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants and the conversion of convertible non-voting preferred stock for all periods. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of convertible non-voting preferred stock and the issuance of shares to holders of Series A convertible non-voting preferred stock resulting from anti-dilution protection as if the conversion had occurred on the first day of the period.

   Options and warrants to purchase the following common and preferred shares of stock at the indicated range of exercise prices per share and the following shares of preferred stock were outstanding during the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 but were not included in the computation of diluted loss per share because the inclusion of the options, warrants and preferred stock was antidilutive:

                            Options and Warrants Excluded
                         ------------------------------------
                                           Per Share Range of Shares of Preferred
                         Shares Underlying  Exercise Prices     Stock Excluded
                         ----------------- ------------------ -------------------
Year Ended:
  December 31, 1996.....     2,114,350        $0.60-$1.03          3,887,000
  December 31, 1997.....     9,756,640        $0.40-$1.03         20,553,671
  December 31, 1998.....    14,161,257        $0.40-$1.03         29,696,059
Three Months Ended:
  March 31, 1998
   (unaudited)..........    10,496,392        $0.40-$1.03         20,553,671
  March 31, 1999
   (unaudited)..........    13,913,062        $0.40-$1.25         29,696,059

                                DEJA.COM, INC.

                             ---------------------


   Recent Accounting Pronouncements

   In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance for accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and the amortization of such costs. The Company adopted this standard during the three months ended March 31, 1999 and its adoption did not have a significant impact on the Company's results of operations, financial position or cash flows.

   In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard did not have a significant impact on the Company's results of operations, financial position or cash flows.

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on the Company's results of operations, financial position or cash flows upon the adoption of this standard.

3. Property and Equipment, Net

   Property and equipment are comprised of the following at December 31, 1997 and 1998 and at March 31, 1999:

                                              December 31,
                                         -----------------------   March 31,
                                            1997        1998         1999
                                         ----------  -----------  -----------
                                                                  (unaudited)
Computer equipment...................... $1,288,972  $ 2,698,522  $ 3,170,626
Furniture and fixtures..................    157,520      306,234      444,086
Leasehold improvements..................    119,878      202,815      274,787
                                         ----------  -----------  -----------
                                          1,566,370    3,207,571    3,889,499
Accumulated depreciation and
 amortization...........................   (463,229)  (1,256,516)  (1,551,672)
                                         ----------  -----------  -----------
                                         $1,103,141  $ 1,951,055  $ 2,337,827
                                         ==========  ===========  ===========

   As of December 31, 1997 and 1998 and March 31, 1999, $82,208, $47,754 and
$47,754, respectively, of computer equipment included above were leased under capital leases. Accumulated amortization on these leases totaled $56,347, $8,155 and $11,140 at December 31, 1997 and 1998 and March 31, 1999,
respectively.

                                 DEJA.COM, INC.

                             ---------------------


4. Notes Payable

   At December 31, 1998, the Company had an unused line of credit and an equipment line with a bank of $1,000,000 each. The amount available for borrowings under the line of credit arrangement at any point in time is based upon eligible accounts receivable balances. Borrowings under the equipment line may be used to purchase general operating equipment. Interest accrues and is payable monthly on outstanding balances under these lines at the bank's prime rate plus 0.50% (8.25% at December 31, 1998). The line of credit arrangement expired unused on May 14, 1999. The Company may draw on its equipment line through October 31, 1999.

   At December 31, 1998 the Company had a term loan with a bank which was used to finance equipment purchases. Borrowings outstanding under the term loan bear interest at the bank's prime rate plus 0.25% (8.0% at December 31, 1998) and is payable in equal monthly installments through April 2000. At December 31, 1998, the outstanding balance on the term loan was $666,667.

   Borrowings under the line of credit, equipment line and term loan arrangements are collateralized by substantially all assets of the Company, excluding certain intellectual property. Under the provisions of these credit arrangements, the Company is prohibited from declaring or paying dividends. Additionally, the Company must meet certain quarterly minimum financial covenants, including minimum tangible net worth, liquidity ratio and revenue covenants. At December 31, 1998 and March 31, 1999, the Company was not in compliance with its minimum revenue covenant for the quarters then ended. The bank waived these defaults under the Company's credit arrangements on June 15, 1999.

   During 1997, the Company financed leasehold improvements by issuing notes payable to the lessor of its corporate offices. One of the notes was issued in the amount of $23,888, bears interest at a rate of 8.0% per annum, and is due in monthly installments of principal and interest of $500 through December 2001. The other note was issued in the amount of $32,433, bears interest at a rate of 8.0% per annum and is due in monthly installments of principal and interest of $500 through February 2002, at which time all remaining principal is due.

   The minimum future principal payments on notes payable as of December 31, 1998 are as follows:

   Fiscal Year
   -----------
    1999............................................................. $ 508,787
    2000.............................................................   176,184
    2001.............................................................    10,163
    2002.............................................................    15,658
                                                                      ---------
                                                                        710,792
    Less: current portion............................................  (508,787)
                                                                      ---------
                                                                      $ 202,005
                                                                      =========

                                 DEJA.COM, INC.

                             ---------------------


5. Commitments

   Leases

   The Company is obligated under capital and operating lease agreements covering certain facilities and computer equipment. Future minimum payments for all noncancelable capital and operating leases with initial terms of one year or more consisted of the following at December 31, 1998:

   Fiscal Year                                   Capital Leases Operating Leases
   -----------                                   -------------- ----------------
    1999........................................    $ 16,418       $  553,405
    2000........................................      16,418          542,993
    2001........................................      14,569          502,140
    2002........................................      11,125          223,918
    2003........................................         --           168,000
    Thereafter..................................         --           900,000
                                                    --------       ----------
    Total minimum lease payments................      58,530       $2,890,456
                                                                   ==========
    Less: amount representing interest..........     (16,556)
    Less: current portion.......................      (9,143)
                                                    --------
                                                    $ 32,831
                                                    ========

   Rent expense for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $29,244, $170,613, $384,272,
$75,778 and $147,251, respectively.

   Advertising Rights-Related Party

   Under an agreement with a stockholder, the Company is obligated to provide this stockholder $2.5 million in advertising credits to be used on its Web site during the three-year period ending July 14, 2001. In exchange, the Company will be allowed $2.5 million in advertising credits on the stockholder's Web sites. During 1998, none of these advertising credits was used by the Company or the stockholder.

6. Income Taxes

   As of December 31, 1998, the Company had federal net operating loss carryforwards of approximately $15,335,000 and federal research and experimentation tax credit carryforwards of approximately $124,000. The net operating loss and tax credit carryforwards will expire beginning in 2010, if not utilized.

   Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating loss and tax credit carryforward before utilization. As of December 31, 1998, the Company had undergone such an

                                 DEJA.COM, INC.

                             ---------------------

ownership change. Accordingly, approximately $750,000 of the Company's net operating loss carryforwards are subject to an annual limitation of approximately $450,000.

   Significant components of the Company's deferred taxes as of December 31, 1997 and 1998 are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
Deferred tax liabilities:
 Depreciable assets................................... $   (21,793) $       --
Deferred tax assets:
 Federal net operating loss carryforwards.............   2,610,969    5,214,057
 Research and experimentation credit..................      96,476      123,594
 State net operating loss carryforwards...............         --       123,020
 Allowances and reserves..............................      25,530       21,223
 Depreciable assets...................................         --        25,460
 Accrued liabilities and other........................      29,732      107,760
                                                       -----------  -----------
                                                         2,762,707    5,615,114
                                                       ===========  ===========
Net deferred tax assets...............................   2,740,914    5,615,114
Valuation allowance for net deferred tax asset........  (2,740,914)  (5,615,114)
                                                       -----------  -----------
Net deferred taxes.................................... $       --   $       --
                                                       ===========  ===========

   The Company has established valuation allowances equal to the net deferred tax assets due to uncertainties regarding the realization of deferred tax assets based on the Company's taxable earnings history. The valuation allowance increased by approximately $1,922,855 and $2,874,200 during the years ended December 31, 1997 and 1998, respectively.

   The Company's provision for income taxes differs from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of state income taxes, permanent differences and an increase in the valuation allowance.

                                 DEJA.COM, INC.

                             ---------------------


7. Stockholder's Equity

   Preferred Stock

   The Company is authorized to issue up to 29,852,309 shares of preferred stock. At December 31, 1998, the designated series and shares issued and outstanding were as follows:

                                                                    Minimum
                                                                  Liquidation
                        Number of  Shares Issued and Outstanding    Value at
                          Shares   ------------------------------ December 31,
                        Designated     Number          Cost           1998
                        ---------- ------------------------------ ------------
Series A convertible
 non-voting preferred
 stock.................  3,887,000      3,887,000 $     3,109,600 $ 3,109,600
Series B convertible
 non-voting preferred
 stock................. 16,822,921     16,666,671      10,000,002  10,000,002
Series C convertible
 non-voting preferred
 stock.................  9,142,388      9,142,388      11,427,986  11,427,986
                        ---------- -------------- --------------- -----------
                        29,852,309     29,696,059 $    24,537,588 $24,537,588
                        ========== ============== =============== ===========

   Each share of Series A, B and C convertible non-voting preferred stock (the "Preferred Shares") is convertible into a number of common shares as determined by dividing the respective issuing price of the Preferred Shares by the conversion price in effect at the time of conversion. At December 31, 1998, the conversion price for each share of Series A, B and C convertible non-voting preferred stock is $0.60, $0.60 and $1.25 per share, respectively, subject to certain anti-dilution provisions. Each of the Preferred Shares is convertible into shares of the Company's common stock at the option of the holder or at the earlier of 1) the election of the holders of at least 60% of the Preferred Shares then outstanding voting together as a single class, 2) upon the date that fewer than 2,000,000 Preferred Shares remain outstanding or, 3) the closing of a firmly underwritten offering of the Company's common stock in which the aggregate cash proceeds to the Company is at least $15,000,000 and the price paid for each common share so offered is at least $3.75 per share. At December 31, 1998, the Company has reserved 5,182,667, 16,666,671 and 9,142,388 shares of common stock for issuance upon conversion of the Series A, B and C convertible non-voting preferred stock, respectively.

   The holders of the Preferred Shares are entitled to receive dividends if, when and in amounts declared by the Company's board of directors. No dividends may be paid or declared on the Company's common stock so long as any Preferred Shares are outstanding, unless an equivalent dividend is paid or declared on the Preferred Shares on an as-if fully converted basis into common stock on the date of payment or declaration. To date, the Company has never declared a dividend.

   In the event of any liquidation, dissolution or winding-up of the Company, the holder of each share of the Series A, B and C convertible non-voting preferred stock is entitled to receive, prior and in preference to any payment or setting apart of amounts for common stockholders, an amount equal to $0.80, $0.60 and $1.25 per share, respectively, plus any unpaid dividends thereon. If on the occurrence of such an event, the assets of the Company available for distribution are insufficient to permit the payment of the full liquidation preference to the holders of all of the Preferred Shares,

                                 DEJA.COM, INC.

                             ---------------------

then the assets will be distributed ratably to each holder of Preferred Shares in proportion to the full amounts to which they would otherwise be respectively entitled. If on the occurrence of such an event the assets of the Company available for distribution are greater than the amounts required to satisfy the aggregate liquidation preferences of the Preferred Shares, then any remaining amounts will be distributed ratably to the holders of the Company's common stock.

   The Preferred Shares do not have voting rights, except for those related to the 1) authorization or issuance of any class of equity security not authorized before July 9, 1998, 2) change of the rights and preferences of any series of preferred stock, 3) modification of the total number of authorized Preferred Shares, 4) effecting of a corporate transaction, as defined in the articles of incorporation, 5) any liquidation, dissolution or winding-up of the Company, or
6) the election of directors of the Company.

   Incentive Option/Stock Issuance Plans

   The Company terminated its 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") in 1997, under which it had reserved 5,000,000 shares of common stock for issuance, and replaced it with its 1997 Stock Option/Stock Issuance Plan (the "1997 Plan"), under which it reserved 5,000,000 shares of common stock for issuance. The options previously issued under the 1995 Plan were replaced with options issued pursuant to the 1997 Plan. During 1997 and 1998, the Company increased the number of shares of common stock reserved under the 1997 Plan by 5,611,265 shares to 10,611,265 shares. Under the 1997 Plan, incentive options can be issued to employees, officers and directors of the Company at an exercise price not less than 100% of the fair market value of the Company's common stock at the date of grant as determined by the board of directors or by a committee of the board appointed to administer the 1997 Plan, except for incentive option grants to a stockholder that owns more than 10% of the Company's outstanding stock, in which case the exercise price per share cannot be less than 110% of the fair market value of the Company's common stock at the date of grant. Non-statutory stock options can be issued to employees, officers, directors or consultants of the Company at exercise prices determined by the board of directors or by a committee of the board appointed to administer the 1997 Plan. The 1997 Plan provides that options are exercisable no later than ten years from the date of grant. To date, individual options granted under the 1997 Plan have been immediately exerciseable by the grantee, subject to the Company's right to repurchase any unvested shares of common stock at the original exercise price upon any discontinuation of employment. Option vesting generally extends over four years, and options become vested as to 25% of the entire grant after one year of service and then in equal monthly amounts over the remaining three years.

                                 DEJA.COM, INC.

                             ---------------------


   Option activity under the 1995 and 1997 Plans was as follows for the fiscal years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1999:

                                                          Options Outstanding
                                        ---------------------------------------------------------
                             Options                                  Weighted
                          Available for                               Average     Aggregate
                              Grant       Shares    Exercise Price Exercise Price   Value
                          ------------- ----------  -------------- -------------- ----------
Balances, January 1,
 1996...................    5,000,000          --            --          --              --
Options granted.........   (1,000,000)   1,000,000   $      0.60       $0.60      $  600,000
Options canceled........      130,000     (130,000)  $      0.60       $0.60         (78,000)
                           ----------   ----------   -----------       -----      ----------
Balances, December 31,
 1996...................    4,130,000      870,000   $      0.60       $0.60         522,000
Options authorized......      820,490          --            --          --              --
Options granted.........   (4,723,372)   4,723,372   $      0.40       $0.40       1,889,349
Options canceled........    1,404,000   (1,404,000)  $0.40-$0.60       $0.52        (735,600)
                           ----------   ----------   -----------       -----      ----------
Balances, December 31,
 1997...................    1,631,118    4,189,372   $      0.40       $0.40       1,675,749
Options authorized......    4,790,775          --            --          --              --
Options granted.........   (7,779,369)   7,779,369   $0.40-$1.03       $0.70       5,471,967
Options canceled........    2,315,585   (2,315,585)  $      0.40       $0.40        (926,234)
Options exercised.......          --        (9,167)  $      0.40       $0.40          (3,667)
                           ----------   ----------   -----------       -----      ----------
Balances, December 31,
 1998...................      958,109    9,643,989   $0.40-$1.03       $0.64       6,217,815
Options granted
 (unaudited)............   (1,304,000)   1,304,000   $1.03-$1.25       $1.23       1,610,970
Options canceled
 (unaudited)............      814,456     (814,456)  $0.40-$1.03       $0.46        (376,497)
Options exercised
 (unaudited)............          --      (737,739)  $      0.40       $0.40        (295,097)
                           ----------   ----------   -----------       -----      ----------
Balances, March 31, 1999
 (unaudited)............      468,565    9,395,794   $0.40-$1.25       $0.76      $7,157,191
                           ==========   ==========   ===========       =====      ==========

   In connection with the sale of the Company's Series B convertible non-voting preferred stock in 1997, the Company canceled options to purchase 870,000 shares of common stock at an exercise price of $0.60 per share and regranted options to purchase 870,000 shares of common stock at $0.40 per share. Vesting under the new options began on the same dates as the original option grants.

   The following table summarizes information with respect to stock options outstanding at December 31, 1998:

                          Options Outstanding                         Options Exercisable
       --------------------------------------------------------- -----------------------------
                        Average        Number                        Number
                       Remaining   Outstanding at    Weighted    Exercisable at    Weighted
                      Contractual   December 31,     Average      December 31,     Average
       Exercise Price Life (Years)      1998      Exercise Price      1998      Exercise Price
       -------------- ------------ -------------- -------------- -------------- --------------
           $0.40          7.67       5,921,608        $0.40        5,921,608        $0.40
            1.03          9.94       3,722,381         1.03        3,722,381         1.03
                                     ---------                     ---------
Total                     8.55       9,643,989        $0.64        9,643,989        $0.64
                                     =========                     =========

                                 DEJA.COM, INC.

                             ---------------------


   At December 31, 1997 and 1998, options to purchase 290,000 and 1,936,063 shares of common stock were vested at a weighted average exercise price of $0.40 per share.

   Pro Forma Stock Based Compensation

   The Company has elected to continue to follow the provisions of APB No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the Company's 1995 or 1997 Plans. Had compensation cost for the Company's 1995 and 1997 Plans been determined on the basis of the fair value at the grant date for awards in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net income and net income per share for the years ended December 31, 1996, 1997 and 1998 would have been reduced to the pro forma amounts indicated below:

                                              Year Ended December 31,
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
Net loss--as reported.................. $(2,093,610) $(4,953,793) $(8,758,540)
Net loss--pro forma.................... $(2,093,610) $(4,982,793) $(8,927,279)
Net loss per share--as reported--basic
 and diluted........................... $     (0.16) $     (0.39) $     (0.67)
Net loss per share--pro forma--basic
 and diluted........................... $     (0.16) $     (0.39) $     (0.68)

   The above pro forma disclosures are not necessarily representative of the effects on reported net income for future years.

   The aggregate fair value of options granted in the years ended December 31, 1996, 1997 and 1998 was $100,000, $404,377 and $1,228,091, respectively, and the weighted average fair value per share of options granted in the years ended December 31, 1996, 1997 and 1998 was $0.10, $0.10 and $0.16 per share, respectively. The fair value of each option grant is estimated as of the date of grant using the Black-Scholes Option Pricing Model with the following weighted-average assumptions:

                                                         Year Ended December 31,
                                                         -----------------------
                                                          1996    1997    1998
                                                         ------- ------- -------
Expected volatility.....................................   0.00%   0.00%   0.00%
Risk-free interest rate.................................   5.77%   5.99%   5.22%
Expected life........................................... 5 years 5 years 5 years
Expected dividend yield.................................   0.00%   0.00%   0.00%

   Warrants

   At December 31, 1998, the Company had outstanding fully exercisable warrants to purchase the following shares on the terms indicated:

  Share Type    Number of Shares Exercise Price Per Share    Exercise Period
--------------- ---------------- ------------------------ ---------------------
Series B
 preferred
 stock.........      156,250              $0.60           Through October 2002
Common stock...    4,166,668              $0.90           Through November 2002
Common stock...      194,350              $0.60           Through August 2003

                                 DEJA.COM, INC.

                             ---------------------


   As of December 31, 1998, the Company has reserved 156,250 shares of Series B preferred stock and 4,517,268 shares of common stock for the exercise of these warrants.

8. Note Receivable from Stockholder

   As of December 31, 1998, a stockholder had issued a note in the amount of $2,500 in partial consideration for the purchase of common stock of the Company. The note is collateralized by the underlying stock. The note bears interest at a rate of 9% per annum, due annually. All unpaid principal is due in August 2000.

   In January 1999, a former executive exercised 678,081 options for common shares and purchased 43,408 shares of common stock. Payment for these shares was in the form of a note in the amount of $288,596. The note bears interest at a rate of 4.33% per annum is due on December 31, 1999 and is collateralized by the assets of the former executive. The difference between the fair market value and the purchase price paid for the 43,408 shares purchased was not significant.

9. Employee Benefit Plan

   During 1997, the Company established the Deja News, Inc. 401(k) Plan (the "Plan") for the benefit of substantially all employees. The Company is the administrator of the Plan. To be eligible to participate in the Plan, employees must have reached the age of 21. Participants may elect to contribute up to 15% of their compensation to the Plan. The Company may make discretionary matching contributions of up to 5% of a participant's compensation as well as discretionary profit-sharing contributions to the Plan. Employees vest in the Company's contributions to the Plan over four years at a rate of 25% per year. The Company made no contributions to the Plan during the years ended December 31, 1996, 1997 and 1998.

10. Related Party Transactions

   The Company paid $155,723, $471,957, $79,071, $39,278 and $308 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively, to a company owned by a stockholder in exchange for Internet access service.

   The Company paid $107,930, $94,026 and $53,625 during the years ended December 31, 1996, 1997 and 1998, respectively, to a stockholder for financial advisory services.

   The Company paid $24,000 and $20,000 to a director for consulting services for the year ended December 31, 1998 and the three months ended March 31, 1999, respectively.

   The Company paid $138,250, $30,000 and $35,000 for the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, respectively, to a stockholder for consulting services.

   The Company paid $85,033 and $23,333 during the years ended December 31, 1997 and 1998, respectively, to a director for consulting services.

                                 DEJA.COM, INC.

                             ---------------------

11. Supplemental Cash Flow Information

                                                          Three Months Ended
                             Year Ended December 31,           March 31,
                           ---------------------------- -----------------------
                             1996      1997      1998      1998        1999
                           -------- ---------- -------- ----------- -----------
                                                        (unaudited) (unaudited)
Interest paid............. $ 19,574 $   97,313 $ 60,475   $2,872     $ 15,336
Non-cash investing and
 financing activities:
 Issuance of notes payable
  for fixed assets........      --      56,321      --       --           --
 Equipment financed by
  accrued liabilities.....      --         --   118,264      --           --
 Conversion of notes
  payable to preferred
  stock...................      --   1,500,000      --       --           --
 Accrued offering costs...      --      30,000      --       --           --
 Fixed assets acquired
  under capital leases....      --       9,380   38,374      --           --
 Conversion of debt and
  accrued interest into
  preferred stock.........  245,786        --       --       --           --
 Conversion of debt to
  common stock............   50,000        --       --       --           --
 Reduction of note
  receivable for
  satisfaction of a
  liability...............   20,000        --       --       --           --
 Conversion of a liability
  to common stock.........   15,000        --       --       --           --
 Issuance of common stock
  for note receivable.....      --         --       --       --       288,596
 Issuance of common stock
  for license.............      --         --       --       --       120,000

12. Subsequent Events

   Acquisition of Certain Assets

   On March 5, 1999, the Company acquired a right to certain technology of Virtually Perfect Pty. Ltd., an Australian company, for consideration of $430,000 in cash and 96,000 shares of the Company's common stock. This transaction has been accounted for as a purchase of an asset and accordingly the Company has allocated the total purchase price of $550,000 to the acquired technology. The acquired technology has been capitalized and is being amortized over a three-year period, the estimated useful life of the related technology.

   Authorization and Sale of Series D Preferred Stock

   On May 13, 1999, the Company's board of directors increased the authorized number of preferred shares of the Company to 36,777,517 and designated 6,925,208 shares as Series D convertible non-voting preferred stock (the "Series D stock"). On May 13, 1999, the Company sold

                                 DEJA.COM, INC.

                             ---------------------

6,925,208 shares of Series D stock for consideration of $22,000,000 in cash and $3,000,000 in television advertising credits.

   Each share of Series D stock is convertible into a number of common shares as determined by dividing the respective issuing price of the Series D stock by the conversion price then in effect at the time of conversion. As of May 13, 1999, the conversion price for the Series D stock is $3.61 per share, subject to certain anti-dilution provisions. Each share of Series D stock is convertible into shares of the Company's common stock at the option of the holder or automatically at the earlier of 1) the election of the holders of at least 60% of the Preferred Shares, including the holders of Series D stock, then outstanding voting together as a single class, 2) upon the date that fewer than 2,000,000 Preferred Shares, including the Series D shares, remain outstanding or, 3) the closing of a firmly underwritten offering of the Company's common stock in which the aggregate proceeds to the Company is at least $25,000,000 and the price paid for each common share so offered is at least $4.42 per share. The Company's articles of incorporation were also amended to provide the Preferred Shares with these conversion features.

   The holders of the Series D stock are entitled to receive dividends, if, when and in amounts declared by the Company's board of directors. No dividends may be paid or declared on the Company's common stock so long as any shares of Series D stock are outstanding, unless an equivalent dividend is paid or declared on the Series D stock on an as-if fully converted basis into common stock on the date of payment or declaration.

   In the event of any liquidation, dissolution or winding-up of the Company, the holder of each share of Series D stock is entitled to receive, prior and in preference to any payment or setting apart of amounts for common stockholders, an amount equal to $3.61 per share, plus any unpaid dividends thereon. If on the occurrence of such an event, the assets of the Company available for distribution are insufficient to permit the payment of the full liquidation preference to the holders of all of the Preferred Shares, including the Series D stockholders, then the assets will be distributed ratably to each holder of the Preferred Shares, including the Series D stockholders, in proportion to the full amounts to which they would otherwise be respectively entitled. If on the occurrence of such an event the assets of the Company available for distribution are greater than the amounts required to satisfy the aggregate liquidation preferences of the Preferred Shares, then any remaining amounts will be distributed ratably to the holders of the Company's common stock.

   The holders of the Series D stock do not have voting rights, except for those related to the 1) authorization or issuance of any class of equity security not previously authorized, 2) change of the rights and preferences of any series of preferred stock, 3) modification of the total number of authorized Preferred Shares, 4) effecting of a corporate transaction as defined in the articles of incorporation, 5) any liquidation, dissolution or winding-up of the Company, or 6) the election of directors of the Company.

   The television advertising credits were issued in exchange for 831,025 shares of Series D stock. The related advertising agreement states that if the broadcasting network does not televise the Company's advertising within one year of the commencement date of the contract, then the broadcasting network will be required to pay the Company in cash an amount equal to the advertising not telecast under the agreement.

Reincorporation and Change in Corporate Name

   On June 16, 1999, we reincorporated in the State of Delaware under the name Deja.com, Inc. This event has been given retroactive treatment in these financial statements. This reincorporation had no impact on our authorized capital stock.

   Following a firmly underwritten offering of our common stock that meets certain criteria, our authorized capital stock will be amended to provide for an aggregate of 210,000,000 shares, comprised of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

   [DESCRIPTION OF GRAPHICS ON INSIDE BACK COVER:

   The inside back cover contains an example of our print media advertisement, including a photo and the DEJA.COM logo. The text of our ad states:

  .  "PEOPLE'S FIELD TEST #3552 COMPUTING AND TECH."

  .  "LAPTOPS--DURABILITY."

  .  "Share what you know. Learn what you don't."

  .  "CONSUMER REPORTING FROM ACTUAL CONSUMERS."]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    , 1999

                           [LOGO OF DEJA.COM, INC.]
                                 Deja.com, Inc.

                               Shares of Common Stock

                              -------------------

                              P R O S P E C T U S
                              -------------------

                          Donaldson, Lufkin & Jenrette

                               Hambrecht & Quist

                           Thomas Weisel Partners LLC

                             ---------------------

                                 DLJdirect Inc.

                            Wit Capital Corporation

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Deja.com have not changed since the date hereof.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Until      1999 (25 days after the date of this prospectus) all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

   SEC registration fee................................................ $15,985
   NASD fee............................................................    *
   Nasdaq National Market listing fee..................................    *
   Legal fees and expenses.............................................    *
   Accounting fees and expenses........................................    *
   Printing expenses...................................................    *
   Blue sky fees and expenses..........................................   7,500
   Transfer agent and registrar fees and expenses......................    *
   Miscellaneous.......................................................    *
                                                                        -------
     Total............................................................. $   *
                                                                        =======

---------------------
* To be completed by amendment.

Item 14. Indemnification of Directors and Officers

   Section 145 of the Delaware General Corporation Law, or DGCL, makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision may not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(3) arising under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

   The certificate of incorporation of Deja.com provides for indemnification of our directors against, and the elimination of, liability to Deja.com and its stockholders to the fullest extent permitted by the DGCL. Deja.com has directors' and officers' liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

   Our indemnity agreements with our officers and directors provide that we will indemnify them for all liabilities relating to their status as officers or directors of Deja.com, and any actions committed or omitted by the officers or directors, to the maximum extent permitted by the law of the State of Delaware.

Item 15. Recent Sales of Unregistered Securities

   Within the last three years, the Registrant has issued and sold the following unregistered securities:

     1. In August and October 1996, the Registrant issued and sold to accredited investors 3,887,000 shares of its Series A Convertible Non-Voting Preferred Stock for $0.80 per share, for an aggregate purchase price of $3,109,600, and issued warrants to purchase 165,913 shares of common stock to those investors.

     2. In June 1997, the Registrant issued to accredited investors 8% secured subordinated promissory notes in the aggregate principal amount of $1,500,000.

     3. In October 1997, the Registrant issued to an accredited investor warrants to purchase 156,250 shares of its Series B Convertible Non-Voting Preferred Stock at an exercise price of $0.60 per share in connection with a bridge loan to the Registrant.

     4. In November 1997, the Registrant issued and sold to accredited investors 16,666,671 shares of its Series B Convertible Non-Voting Preferred Stock for $0.60 per share, for an aggregate purchase price of $10,000,002, and issued to those investors warrants to purchase 4,166,668 shares of common stock at an exercise price of $0.90 per share.

     5. In July 1998, the Registrant issued and sold to accredited investors 9,142,388 shares of its Series C Convertible Non-Voting Preferred Stock for $1.25 per share, for an aggregate purchase price of $11,427,986.

     6. In August 1998, the Registrant issued and sold to accredited investors an aggregate of 1,000,000 shares of Common Stock for $1.03125 per share, for an aggregate purchase price of $1,031,250, upon the exercise of outstanding warrants.

     7. In August 1998, the Registrant issued to two individuals 30,000 shares of Common Stock for $1.03125 per share, for an aggregate purchase price of $30,938, upon the exercise of outstanding warrants.

     8. In March 1999, the Registrant issued 96,000 shares of its Common Stock valued at an aggregate of $120,000, or a price per share of $1.25, as partial consideration for rights to certain technology of Virtually Perfect Pty. Ltd.

     9. In March 1999, the Registrant issued and sold 6,000 shares to a consultant for $1.03 per share for an aggregate purchase price of $6,180.

     10. In May 1999, the Registrant issued and sold to accredited investors 6,925,208 shares of its Series D Convertible Non-Voting Preferred Stock for $3.61 per share, for an aggregate purchase price of $22,000,000 in cash and $3,000,000 in television advertising credits.

     11. Since May 31, 1996, the Registrant has issued and sold 1,109,746 shares of Common Stock to directors and employees upon the exercise of options at exercise prices of $0.40 per share.

   The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

 Exhibit
 Number  Description
 ------- -----------
 1.1*    Form of underwriting agreement.
 3.1     Certificate of incorporation.
 3.2     Bylaws.
 4.1*    Specimen common stock certificate.
 4.2     Please see Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.
 5.1*    Opinion of Brobeck, Phleger & Harrison LLP.
 9.1     Deja News 1995 Voting Trust Agreement.
 10.1*   1999 Stock Incentive Plan.
 10.2*   1999 Employee Stock Purchase Plan.
 10.3    Lease Agreement dated December 21, 1996 between Deja.com and Echelon
         Partners.
 10.4    Lease Agreement dated March 27, 1998 between Deja.com and Joseph P.
         Day Realty Corp.
 10.5    Employment Agreement dated November 17, 1997 between Deja.com and
         Steven G. Madere.
 10.6    Promotion Agreement dated May 14, 1999 between Deja.com and National
         Broadcasting Company, Inc.
 10.7+   Letter Agreement dated July 14, 1998 between Deja.com and Ziff-Davis
         Inc.
 10.8    Bandwidth Agreement dated September 15, 1997 between the Company and
         IXC Communications.
 10.9    Series B Convertible Non-Voting Preferred Stock Purchase Agreement
         dated November 14, 1997.
 10.10   Series C Convertible Non-Voting Preferred Stock Purchase Agreement
         dated July 14, 1998.
 10.11   Series D Convertible Non-Voting Preferred Stock Purchase Agreement
         dated May 13, 1999.
 10.12*  Registration Rights Agreement.
 10.13   Form of Indemnity Agreement.
 16.1    Letter from Ernst & Young LLP concurring with statements concerning change in independent accountants.
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1    Power of attorney (please see Signature Page).
 27.1    Financial Data Schedule.

---------------------
* To be filed by amendment.
+ Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of June, 1999.

                                          DEJA.COM, INC.

                                              /s/ Thomas L. Phillips, Jr.
                                          By: _________________________________
                                              Thomas L. Phillips, Jr.
                                              President and Chief Executive
                                              Officer


                               POWER OF ATTORNEY

   We, the undersigned directors and/or officers of Deja.com, Inc. (the "Company"), hereby severally constitute and appoint Thomas L. Phillips, Jr., President and Chief Executive Officer of the Company, and Ronald A. Berg, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

              Signature                          Title                   Date
              ---------                          -----                   ----
     /s/ Thomas L. Phillips, Jr.       President, Chief Executive    June 17, 1999
______________________________________    Officer and Director
       Thomas L. Phillips, Jr.            (Principal Executive
                                                Officer)

          /s/ Ronald A. Berg            Vice President and Chief     June 17, 1999
______________________________________      Financial Officer
            Ronald A. Berg              (Principal Financial and
                                           Accounting Officer)

         /s/ Steven G. Madere           Chief Technology Officer     June 17, 1999
______________________________________        and Director
           Steven G. Madere
        /s/ Jeffrey C. Ballowe          Chairman of the Board of     June 17, 1999
______________________________________          Directors
          Jeffrey C. Ballowe

       /s/ Douglas A. Alexander                 Director             June 17, 1999
______________________________________
         Douglas A. Alexander

        /s/ Joseph C. Aragona                   Director             June 17, 1999
______________________________________
          Joseph C. Aragona

              Signature                          Title                   Date
              ---------                          -----                   ----

          /s/ Kenneth A. Fox                    Director             June 17, 1999
______________________________________
            Kenneth A. Fox

           /s/ Scott Miller                     Director             June 17, 1999
______________________________________
             Scott Miller

       /s/ Daniel L. Rosensweig                 Director             June 17, 1999
______________________________________
         Daniel L. Rosensweig

                       Report of Independent Accountants

To the Board of Directors
Deja.com, Inc.

Our audits of the financial statements referred to in our report dated March 2, 1999, except as to Notes 4 and 12 as to which the date is June 16, 1999 appearing in the prospectus also included audits of the financial statement schedule listed in Item 16 (b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

                                          PricewaterhouseCoopers LLP

Austin, Texas
March 2, 1999

Schedule II -- Valuation and Qualifying Accounts

                                    DEJA.COM

                       Valuation and Qualifying Accounts

                        Allowance for Doubtful Accounts

                             ---------------------

                                             Additions charged
                             Balance at         to cost and                   Balance at
    Year ended           beginning of period     expenses      Deductions(1) end of period
    ----------           ------------------- ----------------- ------------- -------------
December 31, 1996.......          --               17,650             --        17,650
                               ======             =======         =======       ======
December 31, 1997.......       17,650              54,000           2,650       69,000
                               ======             =======         =======       ======
December 31, 1998.......       69,000             126,328         135,485       59,843
                               ======             =======         =======       ======

---------------------
(1) Uncollectible accounts written off.

                                 EXHIBIT INDEX

 Exhibit
 Number                               Description
 -------                              -----------
  1.1*   Form of underwriting agreement.
  3.1    Certificate of incorporation.
  3.2    Bylaws.
  4.1*   Specimen common stock certificate.
  4.2    Please see Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
  9.1    Deja News 1995 Voting Trust Agreement.
 10.1*   1999 Stock Incentive Plan.
 10.2*   1999 Employee Stock Purchase Plan.
 10.3    Lease Agreement dated December 21, 1996 between Deja.com and Echelon
         Partners.
 10.4    Lease Agreement dated March 27, 1998 between Deja.com and Joseph P.
         Day Realty Corp.
 10.5    Employment Agreement dated November 17, 1997 between Deja.com and
         Steven G. Madere.
 10.6    Promotion Agreement dated May 14, 1999 between Deja.com and National
         Broadcasting Company, Inc.
 10.7+   Letter Agreement dated July 14, 1998 between Deja.com and Ziff-Davis
         Inc.
 10.8    Bandwidth Agreement dated September 15, 1997 between the Company and
         IXC Communications.
 10.9    Series B Convertible Non-Voting Preferred Stock Purchase Agreement
         dated November 14, 1997.
 10.10   Series C Convertible Non-Voting Preferred Stock Purchase Agreement
         dated July 14, 1998.
 10.11   Series D Convertible Non-Voting Preferred Stock Purchase Agreement
         dated May 13, 1999.
 10.12*  Registration Rights Agreement.
 10.13   Form of Indemnity Agreement.
 16.1    Letter from Ernst & Young LLP concurring with statements concerning change in independent accountants.
 23.1    Consent of PricewaterhouseCoopers LLP.
 23.2*   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1    Power of attorney (please see Signature Page).
 27.1    Financial Data Schedule.

---------------------
* To be filed by amendment.

+ Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.